Exhibit 10.1

Up To $35,000,000

REVOLVING CREDIT AGREEMENT

among

MIPS TECHNOLOGIES, INC.,

as the Borrower,

VARIOUS FINANCIAL INSTITUTIONS,

as the Lenders,

JEFFERIES FINANCE LLC,

as Sole Lead Arranger, Sole Bookrunner,

Collateral Agent, Administrative Agent,

Sole Syndication Agent and Sole Underwriter

Dated as of August 24, 2007

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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EXHIBITS:

EXHIBIT A	Form of Revolving Note

EXHIBIT B	Form of Borrowing Request

EXHIBIT C	Form of Compliance Certificate

EXHIBIT D	Form of Borrower Closing Date Certificate

EXHIBIT E	Form of Guaranty

EXHIBIT F	Form of Obligor Security Agreement

EXHIBIT G	Form of Intercompany Subordination Agreement

EXHIBIT H	Form of Officer’s Solvency Certificate

EXHIBIT I	Form of Legal Opinion of Counsel to the Obligors

EXHIBIT J	Form of Lender Assignment Agreement

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT, dated as of August 24, 2007, among MIPS Technologies, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and Jefferies Finance LLC (“JF”), as Administrative Agent (in such capacity, together with any other Person appointed as the successor Administrative Agent pursuant to Section 10.9, the “Administrative Agent”), as Collateral Agent (as defined below), sole bookrunner, sole lead arranger (in such capacity, the “Arranger”), sole syndication agent (in such capacity, the “Syndication Agent”) and sole underwriter. Capitalized terms used herein are defined in Section 1.1.

WITNESSETH:

WHEREAS, pursuant to a Share Purchase Agreement dated on or around August 24, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 8.17, the “Acquisition Agreement”), among the Borrower, Atlantic Acqco, Limitada, a company incorporated under the laws of Portugal and an indirect Subsidiary of the Borrower (the “Buyer”), the selling shareholders listed on Schedule I of the Acquisition Agreement (the “Sellers”) and Espirito Santo Ventures—Sociedade De Capital de Risco, SA, as the Shareholders’ Representative (as defined in the Acquisition Agreement), Buyer agreed to acquire all outstanding Equity Interests of the Target (the “Acquisition”) for an aggregate purchase price of (i) $147,000,000, (ii) up to €1,200,000 in cash if Target receives a specified grant from the Portuguese government and (iii) shares of common stock of the Borrower or cash in an amount up to $5,000,000 upon the Target’s achievement of certain revenue targets as set forth in Section 2 of the Acquisition Agreement (collectively, the “Purchase Price”);

WHEREAS, promptly following the making of the initial Revolving Loans in an amount not to exceed $20,000,000, and in any event, no later than August 30, 2007, the Acquisition shall be consummated and the Buyer shall own directly 100% of the outstanding Equity Interests of the Target;

WHEREAS, the Borrower will use the proceeds of the Revolving Loans made on the Closing Date to support the obligations of the Borrower under the Acquisition Agreement and, thereafter, for general corporate purposes and working capital needs;

WHEREAS, in connection with the Acquisition, and for the other purposes specified in Section 7.10 and subject to the terms and conditions of this Agreement, the Borrower desires to obtain from the Lenders Revolving Commitments pursuant to which Revolving Loans, in a maximum aggregate principal amount outstanding at any time not to exceed the Revolving Commitment Amount then in effect, will be made to the Borrower from time to time during the Revolving Commitment Period;

WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Revolving Commitments and make Revolving Loans to the Borrower;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the higher of: (a) the Base Rate in effect on such day and (b) 0.50% per annum above the

Federal Funds Effective Rate in effect on such day. Any change in the ABR due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Base Rate or the Federal Funds Effective Rate, as the case may be.

“ABR Revolving Loans” means Revolving Loans having a rate of interest based upon the ABR.

“Acquisition” is defined in the first recital.

“Acquisition Agreement” is defined in the first recital.

“Acquisition Documentation” means, collectively, the Acquisition Agreement, all schedules, exhibits and annexes thereto, the non-competition and non-solicitation agreements, the Agreement Regarding Treatment of Options (as defined in the Acquisition Agreement), the Founders Deferral Escrow Agreement, the Indemnification Escrow Agreement, and all side letters and agreements entered into in connection with any of the foregoing, in each case, as amended, supplemented or otherwise modified from time to time as permitted by Section 8.17.

“Administrative Agent” is defined in the preamble.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of, or veto, the management and policies of such Person, whether by Contractual Obligation of any Person, Applicable Law or otherwise (including being, or directly or indirectly controlling, a general partner, managing member or other Person or Persons of such Person).

“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the aggregate amount of all Revolving Loans held by such Lender then outstanding.

“Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposures of all Lenders at such time.

“Agreement” means this Credit Agreement, together with all exhibits and schedules hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Alternative Currency” means any lawful currency other than Dollars that is freely transferable in Dollars.

“Applicable Law” means as to any Person, property, transaction or event, all present and future laws, treaties, statutes, regulations, judgments and decrees (in each case, whether international, foreign, federal, state or local) applicable to or binding upon such Person, property, transaction or event (whether or not having the force of law with respect to regulatory matters applicable to the Administrative Agent and the Lenders) and all applicable requirements, requests, official directives, consents, approvals, authorizations, guidelines, rules, orders and policies of any Governmental Authority having or purporting to have authority over such Person, property, transaction or event.

“Applicable Margin” means 1.25%, in the case of ABR Revolving Loans, and 2.25%, in the case of Eurodollar Revolving Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” is defined in the preamble.

“Asset Sale” means any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by Section 8.5 (b), (c), (e) or (j)) that yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the cash consideration received or, in the case of non-cash consideration, the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities or the fair market value thereof in the case of other non-cash proceeds) in excess of the Dollar Equivalent of $100,000 for any such Disposition or series of related Dispositions and the Dollar Equivalent of $1,000,000 for all such Dispositions during the term of this Agreement.

“Assignment Effective Date” is defined in Section 11.7(d).

“Assignor” is defined in Section 11.7(c).

“Authorized Officer” means, relative to any Obligor, those of its officers, or the officers of its general partners or managing members (as applicable), whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1(n) or Section 7.11(c).

“Back-to-Back Loan Transaction” means a series of related transactions consummated in accordance with all Applicable Law between the Buyer or Target, any other Obligor, and one or more financial institutions (such financial institutions, the “Back-to-Back Lenders”), the purpose of which is to effect an intercompany loan between such Obligor, as the lender, and the Buyer or Target, as the borrower, in each case on terms and conditions and subject to documentation in form and substance satisfactory to the Administrative Agent.

“Base Rate” means the rate of interest per annum published from time to time by the Wall Street Journal as the “Prime Rate,” provided, that if such rate is unavailable, the Base Rate shall be the base rate of the Reference Lender as in effect at such time in the United States.

“Benefited Lender” is defined in Section 11.8(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower Closing Date Certificate” means the closing date certificate executed and delivered by the Borrower pursuant to the terms of this Agreement, substantially in the form of Exhibit D.

“Borrower” is defined in the preamble.

“Borrower Materials” is defined in Section 11.2(c).

“Borrowing” means Revolving Loans of the same Type and, in the case of Eurodollar Revolving Loans, having the same Interest Period, made by all Lenders required to make such Revolving Loans on the same Borrowing Date and pursuant to the same Borrowing Request in accordance with ARTICLE 2.

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Revolving Loans hereunder to the Borrower.

“Borrowing Request” means a Revolving Loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B.

“Business” means the business operated by the Borrower and its Subsidiaries on the Closing Date and other businesses directly related thereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the state where the Administrative Agent’s Funding Office is located are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Revolving Loans, such day is also a day for trading by and between banks in Dollar deposits in the London interbank eurodollar market.

“Business Entity” means a partnership, limited partnership, limited liability partnership, corporation (including a business trust), limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity.

“Buyer” is defined in the first recital.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property (other than undeveloped real property, land under development, houses under construction and building lots) or improvements, or for replacements or substitutions therefor or additions thereto (excluding normal replacements and maintenance that are properly charged to current operations as operating expenses in accordance with GAAP), that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person or have a useful life of more than one year or otherwise are or should be classified as capital expenditures in accordance with GAAP; provided, that “Capital Expenditures” shall not include (a) any expenditure made with the proceeds of Asset Sales to the extent that a Reinvestment Notice with respect thereto was delivered in accordance with Section 3.1(c)(iv), (b) insurance and condemnation proceeds to the extent that a Reinvestment Notice with respect thereto was delivered in accordance with Section 3.1(c)(iv), (c) interest capitalized during such period, (d) to the extent permitted by this Agreement, any expenditure of the Net Cash Proceeds of any issuance or sale of Equity Interests by the Borrower or its Subsidiaries, (e) any expenditures made by such Person or its Subsidiaries to acquire (by purchase or otherwise) the business, property or fixed assets of any other Person that, as a result of such acquisition, becomes a Subsidiary of such Person if permitted by Section 8.8, or (f) any portion of the Purchase Price paid pursuant to the Acquisition Agreement. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment or with condemnation proceeds or insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such condemnation proceeds or insurance proceeds, as the case may be.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, to the extent such obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens other than Liens created under the Security Documents and having a maturity of not greater than 365 days (or such lesser period of time as is specified in this definition) from the date of acquisition thereof:

(a) readily marketable direct obligations issued by, or directly, unconditionally or insured or guaranteed fully as to interest and principal by, the United States government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States;

(b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by (x) any Lender or (y) any commercial bank that issues (or the parent of which issues) commercial paper rated as described in clause (d) below, is organized under the laws of the United States or any state thereof and has combined capital and surplus aggregating in excess of $500,000,000;

(c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government;

(d) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition;

(e) investments in money market, mutual or similar funds 90% of whose assets are composed of securities of the type described in clauses (a) through (d) of this definition; and

(f) demand deposit accounts maintained in the ordinary course of business.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change in Control” means any of the following events or occurrences:

(a) the failure of the Borrower or any applicable Obligor at any time to directly own beneficially and of record on a fully diluted basis 100% of the outstanding Equity Interests of any Subsidiary Guarantor (except to the extent resulting from one or more transactions permitted under Section 8.4); or

(b) any person or group of persons (within the meaning of the United States Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the United States Securities and Exchange Commission under the United States Securities Exchange Act of 1934, as amended) of 50% or more of the issued and outstanding Equity Interests of the Borrower; or

(c) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election to such board of directors or whose nomination for election by the holders of Equity Interests in the Borrower was approved by a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Borrower then in office.

“Closing Date” means the date on which the initial Borrowing is made.

“Closing Date Amount” means $20,000,000.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all property of the Obligors, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent” means the Administrative Agent acting as Collateral Agent for the Secured Parties pursuant to the Security Documents.

“Commitment Fee Rate” means a rate per annum equal to 0.375%.

“Commitment Termination Event” means any of the following:

(a) the occurrence of any Event of Default with respect to the Borrower or any other Obligor described in Section 9.1(f); or

(b) the occurrence of any other Event of Default and either (i) all or any portion of the Revolving Loans shall have been declared to be due and payable pursuant to ARTICLE 9 or (ii) the Administrative Agent, acting at the direction of the Required Lenders, shall have given notice to the Borrower that the Revolving Commitments have been terminated.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Borrower substantially in the form of Exhibit C or in such other form as the Administrative Agent may from time to time request for the purpose of monitoring the Borrower’s compliance with the financial covenant contained herein.

“Consolidated” refers to the consolidation of financial reporting in accordance with GAAP and, when used with respect to the financial covenant set forth in Section 8.1 or any element thereof or defined term used therein, refers to the relevant Person and its Consolidated Subsidiaries determined on a Consolidated basis.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Copyright Security Agreement” means any Copyright Security Agreement executed and delivered by any Obligor in substantially the form of Annex IV to the Obligor Security Agreement.

“Covered Taxes” is defined in Section 4.5(a).

“Debt” means all Indebtedness of the type referred to in clause (a), (b), (c), (d), (f), (h), (i) and (j) of the definition of Indebtedness; provided, however, that in the case of any such Indebtedness of the type referred to in clause (c) or (d) of the definition of “Indebtedness,” such Indebtedness shall constitute Debt only to the extent that such Indebtedness represents payments that (x) are scheduled payments or payments required at the expiration of the lease term or at maturity and (y) represent repayment of principal amounts advanced under the applicable lease.

“Default” means any Event of Default or any condition, occurrence or event that, after the giving of notice, the lapse of time, or both, would constitute an Event of Default.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition (other than a license or lease of property for fair value and in the ordinary course of business) of all or any part of such property. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Stated Revolving Loan Maturity Date, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other Indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Stated Revolving Loan Maturity Date, or (c) contains any repurchase obligation that may come into effect prior to payment in full of all Obligations, in each case, unless any corresponding rights and remedies of the holders of such Equity Interests are expressly (i) subordinated in writing addressed to the Administrative Agent and the Lenders to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent, and (ii) otherwise on terms and conditions reasonably satisfactory to the Administrative Agent.

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in any Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange quoted by the Pacific Exchange Rate Service on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York for the spot purchase in the New York currency exchange market of such amount of Dollars with such Alternative Currency or (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate.

“Dollars” and “$” mean dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary of the Borrower, unless such Subsidiary is a Foreign Subsidiary.

“EBITDA” means, for any Person for any period, Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Net Income for such period, the sum of (a) provisions for franchise tax and income tax expense and withholding tax expense incurred in connection with cross-border transactions, (b) Interest Expense, (c) depreciation and amortization expense, (d) any extraordinary or unusual non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business) other than non-cash charges resulting in the accrual of reserves for cash charges in any future period, including impairment charges, and any other non-cash charges, (e) any non-cash charges for stock compensation expense adjustments to comply with FAS 123R and for the amortization of amounts in the Founders Deferral Escrow Account if and to the extent such amounts constitute employee compensation and minus, to the extent included in the statement of such Net Income for such period, the sum of (i) interest income, (ii) any extraordinary or unusual non-recurring non-cash income or non-cash gains (including, whether or not otherwise includable as a separate item in the statement of such Net Income for such period, non-cash gains on the sales of assets outside of the ordinary course of business) and (iii) any other non-cash income, all as determined on a Consolidated basis; provided, however, that “EBITDA” for the Fiscal Quarters ending December 31, 2006, March 31, 2007 and June 30, 2007, shall be deemed to be $5,189,000, $3,260,000 and $3,299,000, respectively.

“Effective Date” means, on and after the date that each of the conditions precedent set forth in ARTICLE 5 are satisfied and counterparts of this Agreement executed on behalf of the Borrower, the Administrative Agent and each Lender (or notice thereof satisfactory to the Administrative Agent) shall have been received by the Administrative Agent, the date of this Agreement.

“Eligible Assignee” means: (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person (other than an individual) approved by (i) the Administrative Agent (such approval not to be unreasonably withheld), and (ii) unless an Event of Default has occurred and is continuing, the Borrower (such approval not to be unreasonably withheld), provided that neither any Obligor nor any Affiliate of an Obligor shall qualify as an Eligible Assignee under this definition.

“Environment” means, without limitation, any of the following media:

(a) land, including surface land, sub-surface strata, sea bed and riverbed under water (as described in clause (b) hereof) and any natural or man-made structures;

(b) water, including coastal and inland waters, navigable waters, surface waters, ground waters, drinking water supplies and waters in drains and sewers, surface and sub-surface strata; and

(c) air, including indoor and outdoor air and air within buildings and other man-made or natural structure above or below ground, and includes any living organism or systems supported by any such media.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, in each case above, to the extent imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents thereof and any transfer of ownership notification or approval statutes.

“Environmental Liability” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest, in each case above, incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permit” means, without limitation, any consent, license, permit, permission, grant, waiver, order, registration, authorization, approval, exemption or similar right or privilege issued by any Governmental Authority pursuant to any Environmental Law.

“Equity Interests” means, with respect to any Person, (a) any and all shares, interests, participations, rights or other equivalents (however designated, whether voting or non-voting) of or interests in corporate or capital stock, including shares of preferred or preference stock of such Person, (b) all partnership interests (whether general or limited) of such Person, (c) all membership interests or limited liability company interests in such Person, (d) all beneficial interests in a trust or similar entity, (e) all other equity or ownership interests in such Person of any other type and (f) all warrants, rights or options to purchase or otherwise acquire any of the foregoing.

“Equity Issuance” means the issuance or sale of any Equity Interests of any Subsidiary or the Borrower by the Borrower or any of the Subsidiaries of the Borrower other than (a) the issuance or sale of Equity Interests to directors, employees and consultants of the Borrower or any of its Subsidiaries, (b) the issuance or sale of director’s qualifying shares or similar Equity Interests of a Subsidiary of the Borrower to the extent required by Applicable Law or (c) the issuance of any Equity Interests necessary to create the Restructured Subsidiary.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Escrow Accounts” means, collectively, (a) the “Indemnification Escrow Account”, as defined in the Indemnification Escrow Agreement, and (b) the “Founders Deferral Escrow Account”, as defined in the Founders Deferral Escrow Agreement.

“Closing Date Amount” means the lesser of (a) the aggregate amount deposited by the Borrower with the Indemnification Escrow Agent and the Founders Deferral Escrow Agent in the Escrow Accounts on the Closing Date and (b) $20,000,000.

“Euro” and the sign “€” each means the single currency of participating members of the States of the European Union.

“Eurocurrency Reserve Requirements” means, for any day as applied to a Eurodollar Revolving Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Adjusted Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Revolving Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/16th of 1%):

Eurodollar Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Revolving Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters screen LIBOR01 page as of 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters screen LIBOR01 page (or otherwise on such screen), the “Eurodollar Rate” shall be the rate per annum (rounded to the nearest 1/16 of 1%) determined (a) by reference to such other comparable publicly available service for displaying an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equal to such Interest Period as may be selected by the Administrative Agent and determined as of 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period or (b) in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 a.m. (local time at the Funding Office), two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Revolving Loans” means Revolving Loans having a rate of interest based upon the Eurodollar Adjusted Rate.

“Event of Default” means any of the events specified in Section 9.1.

“Fair Market Value” means, with respect to any asset, the amount that would be obtained for the sale of such asset, free and clear of all Liens, in an arm’s length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller under no compulsion to sell such asset.

“Federal Funds Effective Rate” means for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter, dated as of August 24, 2007, between the Administrative Agent and the Borrower.

“Financing Statements” means Uniform Commercial Code financing statements or other similar financing statements.

“Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve consecutive calendar months ending on June 30; references to a Fiscal Year with a number corresponding to any calendar year (e.g. the “2006 Fiscal Year”) refers to the Fiscal Year ending on June 30 of such calendar year.

“Foreign Subsidiary” means (a) any Subsidiary of the Borrower that is a “controlled foreign corporation,” within the meaning of section 957 of the Code, or (b) any indirect Subsidiary of the Borrower held through a Subsidiary described in clause (a) to the extent that the pledge of Equity Interest or assets of, or a guaranty by, such Subsidiary would result in adverse tax consequences to the Borrower.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Founders Deferral Escrow Agent” means Citibank, N.A., in its capacity as escrow agent under the Founders Deferral Escrow Agreement, together with any successors thereto.

“Founders Deferral Escrow Agreement” means that certain escrow agreement, dated on or around August 24, 2007, by and among the Borrower, the Shareholders’ Representative and the Founders Deferral Escrow Agent.

“Funding Office” means, with respect to the Administrative Agent, a Reference Lender or a Lender, the office specified on Schedule 3 as its Funding Office or such other office as may be specified from time to time by it as its funding office by written notice to the Borrower and the Administrative Agent.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 8.1, GAAP shall be determined on the basis of such principles in effect on the Closing Date and consistent with those used in the preparation of the most recent audited financial statements of the Borrower delivered pursuant to Section 5.1(i). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then, if requested by the Borrower, the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority” means any nation or government, any state or municipality, any political subdivision of any of the foregoing, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self regulatory organization.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business or (y) customary indemnity obligations entered into in connection with (1) the

Acquisition, (2) the acquisition or disposition of assets permitted by this Agreement to the extent such obligations arise after the Stated Revolving Loan Maturity Date, or (3) license agreements entered into in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guaranty” means the Guaranty to be executed and delivered by the Buyer, the Swiss Subsidiary and each of the Borrower’s Domestic Subsidiaries and the Restructured Subsidiary, in each case to the extent required to execute the same pursuant to the terms of this Agreement, substantially in the form of Exhibit E.

“Hazardous Material” means, without limitation, any petroleum product, raw material, physical agent, biologically derived airborne contaminant, biological agent, infectious agent, assayable biological contaminant, chemical product or intermediate, chemical by-product, flammable material, explosive, radioactive substances, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, chemicals defined under Environmental Law as hazardous substances, hazardous wastes, extremely hazardous wastes, solid wastes, toxic substances, pollutants, contaminants or words of similar meaning that is now or hereafter defined, prohibited, limited or regulated in any way under any Environmental Law.

“Hedge Agreements” means all interest rate swaps, caps or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts or similar arrangements providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Hedge Agreement Value” means, with respect to any Person, for each Hedge Agreement to which such Person is a party on any date of determination, an amount equal to: (a) in the case of a Hedge Agreement documented pursuant to the 2002 Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by such Person to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination and (ii) such Person was the sole “Affected Party”; (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss, if any, on such Hedge Agreement to such Person based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss, in any, on such Hedge Agreement such Person determined as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Person exceeds (ii) the present value of the future cash flows to be received by such Person pursuant to such Hedge Agreement. Capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Hedging Obligations” means, with respect to any Person at any date, all liabilities of such Person under Hedge Agreements.

“IFRS” means the International Financial Reporting Standards as in effect from time to time.

“Indebtedness” means, with respect to any Person at any date, without duplication:

(a) all indebtedness of such Person for borrowed money and all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

(b) all obligations of such Person, contingent or otherwise, relative to the face amount of all (i) letters of credit (whether or not drawn) or (ii) bankers’ acceptances or similar facilities, in each case issued for the account of such Person or as to which such Person is otherwise liable for reimbursement thereon;

(c) all Capital Lease Obligations of such Person;

(d) all Synthetic Lease Obligations of such Person;

(e) all obligations of such Person under Hedge Agreements, each valued at the aggregate Hedge Agreement Value thereof (net of any unrealized gains in respect thereof), provided that obligations under any Hedge Agreement shall not be deemed “Indebtedness” for any purpose under Section 8.1;

(f) all obligations of such Person to pay the deferred purchase price of property or services (other than current trade payables that are incurred in the ordinary course of such Person’s business and are not overdue for a period of more than 90 days or, in the case of the Target and its Subsidiaries, that are not overdue for a period of time consistent with its past practices for such trade payables);

(g) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(h) all Disqualified Equity Interests of such Person;

(i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and

(j) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (i) above.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnification Escrow Agent” means Citibank, N.A., in its capacity as escrow agent under the Indemnification Escrow Agreement, together with any successors thereto.

“Indemnification Escrow Agreement” means that certain escrow agreement, dated on or around August 24, 2007, by and among the Borrower, the Shareholders’ Representative and the Indemnification Escrow Agent.

“Indemnitee” is defined in Section 11.6.

“Insurance Policies” means the insurance policies and coverages required to be maintained by each Obligor pursuant to Section 7.5 and all renewals and extensions thereof.

“Insurance Requirements” means, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Obligor and its property or any use or condition thereof.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Subordination Agreement” means each subordination agreement, substantially in the form of Exhibit G, executed and delivered by two or more Obligors or Subsidiaries thereof pursuant to the terms of this Agreement.

“Interest Expense” means, for any period, total interest payable in cash on, amortization of debt discount in respect of, and amortization of all fees payable in connection with the incurrence of, all Debt (including that attributable to the Revolving Loans, Capital Lease Obligations and Synthetic Lease Obligations) of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Interest Payment Date” means:

(a) as to any ABR Revolving Loan, each Quarterly Payment Date occurring while such Revolving Loan is outstanding and the final maturity date of such Revolving Loan,

(b) as to any Eurodollar Revolving Loan, the last day of the Interest Period for such Revolving Loan and, if such Interest Period is longer than three months, the last day of each three-month period since the first day of such Interest Period, and

(c) as to any Eurodollar Revolving Loan, the date of any repayment or prepayment of principal made in respect thereof.

“Interest Period” means, as to any Eurodollar Revolving Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Revolving Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Revolving Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the Stated Revolving Loans Maturity Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Revolving Loan during an Interest Period for such Revolving Loan; and

(v) each applicable Interest Period shall immediately terminate upon the conversion of any outstanding Eurodollar Revolving Loans to ABR Revolving Loans pursuant to Section 3.3(b)(ii).

“Investments” means, relative to any Person, (a) any advance, loan or extension of credit (by way of entry into of a Guarantee Obligation or otherwise) to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person, (b) any Equity Interests held by such Person in any other Person, including any capital contribution made by such Person to any other Person, and (c) the acquisition of all or substantially all of the assets of any other Person, or any business or division of any such Person.

“JF” is defined in the preamble.

“Landlord Agreement” means each Landlord Agreement executed and delivered pursuant to the terms of this Agreement in form and substance satisfactory to the Administrative Agent, which shall grant the Administrative Agent access to the premises covered by any lease of Real Property under which any Obligor is the lessee or sublessee.

“Lender Assignment Agreement” means a Lender Assignment Agreement, substantially in the form of Exhibit J.

“Lenders” is defined in the preamble.

“Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees at trial and appellate levels and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) that may at any time be imposed upon, incurred by or asserted or awarded against the Administrative Agent, any Lender or any of such Person’s Affiliates, shareholders, directors, officers, employees and agents in connection with or arising from:

(i) any Hazardous Material on, in, under or affecting all or any portion of any property of the Borrower or any of its Subsidiaries, the groundwater thereunder, or any surrounding areas thereof to the extent caused by Releases from the Borrower or any of its Subsidiaries’ or any of their respective predecessors’ properties;

(ii) any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 6.20;

(iii) any violation or claim of violation by the Borrower or any of its Subsidiaries of any Environmental Laws; or

(iv) the imposition of any lien for damages caused by or the recovery of any costs for the cleanup, release or threatened release of Hazardous Material by the Borrower or any of its Subsidiaries, or in connection with any property owned or formerly owned by the Borrower or any of its Subsidiaries.

“Leverage Ratio” means, as at the last day of any Fiscal Quarter, the ratio of (a) Total Debt outstanding on such day to (b) EBITDA for the Measurement Period ending on such day.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien or right of subrogation or analogous right (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, the Guaranty, the Intercompany Subordination Agreements, the Security Documents, the Revolving Notes, the Fee Letter, the Borrower Closing Date Certificate, and all documentation relating thereto, each Borrowing Request, each Compliance Certificate and each other agreement, document or instrument delivered in connection with this Agreement or any other Loan Document, whether or not specifically mentioned herein or therein.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, contingent liabilities, operations, properties, or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) a material adverse effect upon the legality, validity, binding effect or enforceability of this Agreement or any of the other Loan Documents against any Obligor party thereto, or (c) a material impairment of the rights or remedies of the Administrative Agent, the Collateral Agent, or any Lender or any other Secured Party under any Loan Document to which it is a party, or of the ability of any Obligor to perform and satisfy its obligations under any Loan Document to which it is a party.

“Material Environmental Amount” means an amount payable by any Obligor and/or its Subsidiaries in excess of $1,000,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

“Measurement Period” means, at any date of determination, the most recently completed four Fiscal Quarters of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means all Real Properties with respect to which any Obligor has fee simple title and that may, from time to time pursuant to the terms hereof, become subject to a Mortgage in favor of the Administrative Agent for the Lenders.

“Mortgages” means each of the mortgages and deeds of trust made pursuant to the terms hereof by any Obligor in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, in form and substance acceptable to the Administrative Agent.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums and related search and recording charges, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other reasonable and customary fees and expenses actually incurred in connection therewith and net of income, transfer or other taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any Equity Issuance or the issuance or sale of securities or instruments evidencing Indebtedness, or the incurrence of Indebtedness (whether or not a security or instrument is issued in connection therewith), the cash proceeds and Cash Equivalents received from such issuance or incurrence, net of reasonable attorneys’ fees, reasonable and customary investment banking fees, accountants’ fees, underwriting discounts and commissions and other reasonable and customary fees and expenses actually incurred in connection therewith.

“Net Income” means, for any period, the Consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP; provided, however, that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries,

(b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or by such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is restricted or prohibited at such time by Applicable Law or the terms of any Contractual Obligation (other than under any Loan Document) applicable to the Borrower or such Subsidiary.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Revolving Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Obligor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Revolving Loans and all other obligations and liabilities of any Obligor to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, that may arise under, out of, or in connection with, this Agreement or any other Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Obligor Security Agreement” means the Security Agreement executed and delivered pursuant to the terms of this Agreement by each Obligor pursuant to the terms of this Agreement, substantially in the form of Exhibit F, and includes each Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement executed and delivered in connection therewith.

“Obligors” means, collectively, the Borrower and each Subsidiary Guarantor.

“Organic Document” means, relative to any Obligor, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability company agreement or operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s partnership interests, limited liability company interests or authorized shares of Equity Interests.

“Other Taxes” is defined in Section 4.5(b).

“Participant” is defined in Section 11.7(b).

“Patent Security Agreement” means any Patent Security Agreement executed and delivered by any Obligor in substantially the form of Annex V to the Obligor Security Agreement, as amended, supplemented, amended and restated or otherwise modified from tune to time.

“Patriot Act” is defined in Section 11.18.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Perfection Certificate” means a certificate in the form of Annex VII to the Obligor Security Agreement or any other form approved by the Administrative Agent.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means, at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Insolvency” means, with respect to any Multiemployer Plan, that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Platform” is defined in Section 11.2(c).

“Pledged Equity Interests” means, collectively, all Equity Interests upon which a Lien is purported to be created by any Security Document, including all Pledged Stock and all Pledged Interests (each as defined in the Obligor Security Agreement).

“Pledged Notes” is defined in the Obligor Security Agreement.

“Property” means any property or asset, real or personal, tangible or intangible, of whatever nature, including general intangibles. “Properties” is the collective reference to the foregoing.

“Public Lender” is defined in Section 11.2(c).

“Purchase Price” is defined in the first recital.

“Qualified Issuance” means the issuance or sale, whether in a public or private transaction, of Equity Interests (whether preferred or common equity securities or equity-linked securities, including convertible debt securities) in, or of unsecured Indebtedness of, the Borrower, in each case, for which JF or Jefferies & Company, Inc. shall have acted as sole manager, bookrunner, placement agent, arranger or initial purchaser, as the case may be, in connection with the structuring, issuance, sale, arrangement or placement of any of the foregoing.

“Quarterly Payment Date” means the last day of March, June, September and December; provided, that if any such day is not a Business Day, the applicable Quarterly Payment Date shall be the next succeeding Business Day.

“Real Property” means any real property with respect to which the Borrower or any of its Subsidiaries or any other Obligor has fee simple title or a leasehold interest.

“Recovery Event” means any settlement of or payment in respect of any property, environmental or casualty insurance claim or any condemnation, expropriation or analogous proceeding or event relating to any asset of the Borrower or any of its Subsidiaries.

“Reference Lender” means Citibank, N.A.

“Register” is defined in Section 11.7(e).

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the portion of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that, as a result of the delivery of a Reinvestment Notice, is not applied to reduce the Revolving Commitments pursuant to Section 3.1(c)(iv).

“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event received by it to acquire prior to the relevant Reinvestment Prepayment Date any Equity Interests or fixed or other assets of the general type used or useful in the Business, or reasonably similar or related to the nature or type of property and assets of, the Borrower and its Subsidiaries.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire any Equity Interests, or fixed or other assets of the general type used or useful in the Business.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring 180 days after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or failed to, or shall have otherwise ceased to, acquire any Equity Interests, fixed assets of the general type used or useful in the Business, or reasonably similar or related to the nature or type of property and assets of, the Borrower and its Subsidiaries with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means, without limitation, any release, spilling, emission, leaking, pumping, pouring, injecting, depositing, disposal, discharge, dispersal, leaching, dumping or migration into the indoor or outdoor Environment, including the movement of Hazardous Materials through ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders” means at any time, the holders of more than 50% of the Revolving Commitment Amount then in effect or, if the Revolving Commitments have been terminated, the aggregate principal amount of all Revolving Loans then outstanding.

“Responsible Officer” means the chief executive officer, president, chief financial officer, the treasurer, the controller, the general counsel or the assistant general counsel of the Borrower, but in any event, with respect to financial matters, the chief financial officer, the treasurer or the controller of the Borrower.

“Restricted Payments” is defined in Section 8.4(a)(vi).

“Restructured Subsidiary” means the Subsidiary of the Borrower that is either created as a result of the Restructuring or is the continuing or surviving Business Entity upon the consummation of the Restructuring.

“Restructuring” means any transaction conducted in accordance with all Applicable Law in which (a)(i) the Buyer or Target becomes a Wholly Owned Subsidiary of any Subsidiary Guarantor other than MIPS Technologies Holding LLC or (ii) the Target merges with or into the Buyer and the Buyer is the continuing or surviving Business Entity, (b) all of the assets and Subsidiaries of the Buyer prior to the transaction described in clause (a)(i) or (a)(ii) are thereafter held by the Restructured Subsidiary, (c) all of the Equity Interests in the Restructured Subsidiary remain subject to security interests granted by the Swiss Subsidiary or the Subsidiary Guarantor, as applicable, and (d) to the extent no material adverse tax consequences would result, the Restructured Subsidiary shall become a Subsidiary Guarantor in accordance with Section 7.11 (or, in the event that the Restructured Subsidiary was a Subsidiary Guarantor prior to the consummation of the Restructuring, reaffirm its obligations under, and liens created pursuant to, the Loan Documents, pursuant to documentation in form and substance satisfactory to the Administrative Agent).

“Revolving Commitment” means, (i) as to any Lender, such Lender’s obligation to make Revolving Loans in an aggregate amount outstanding at any time not to exceed the amount set forth opposite such Lender’s name on Schedule 2 under the heading “Revolving Commitment,” as such amount may be reduced from time to time pursuant to the terms hereof, or (ii) upon delivery of a Lender Assignment Agreement by such Lender (whether as assignor or as assignee) to the Administrative Agent and the occurrence of the Assignment Effective Date with respect thereto, in the amount set forth in such Lender Assignment Agreement as such Lender’s “Revolving Commitment”, as such maximum amount may be reduced from time to time pursuant to the terms hereof.

“Revolving Commitment Amount” means, on any date, a maximum amount of $35,000,000, as such maximum amount may be reduced from time to time pursuant to the terms hereof.

“Revolving Commitment Period” means the period from and including the Effective Date to the Revolving Termination Date.

“Revolving Loans” is defined in Section 2.1.

“Revolving Note” means a promissory note of the Borrower payable to any Lender, substantially in the form of Exhibit A (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Revolving Loans, and all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Revolving Percentage” means as to any Lender at any time, the percentage that such Lender’s Revolving Commitment then constitutes of the Revolving Commitment Amount (or, at any time after the

Revolving Commitments shall have expired or terminated, the percentage that such Lender’s aggregate principal amount of Revolving Loans then outstanding constitutes of the aggregate principal amount of all Revolving Loans then outstanding of all Lenders). The initial Revolving Percentage of each Lender party hereto on the Effective Date is as set forth on Schedule 2 opposite such Lender’s name below the heading “Revolving Percentage.”

“Revolving Termination Date” means the earliest of:

(a) the Stated Revolving Loan Maturity Date;

(b) the date on which the Revolving Commitments are terminated in full or reduced to zero pursuant to the terms of this Agreement;

(c) the date on which any Commitment Termination Event occurs; and

(d) August 30, 2007 if the Acquisition has not been consummated on or prior to such date in accordance with the Acquisition Agreement.

Upon the occurrence of any event described above, the Revolving Commitments shall terminate automatically and without any further action.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties” means, collectively, the Lenders, the Administrative Agent, the Collateral Agent, and, in each case, each of the respective successors, transferees and assigns of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Documents” means the collective reference to the Obligor Security Agreement, each Trademark Security Agreement, each Copyright Security Agreement, each Patent Security Agreement, each Mortgage, and all other security documents now or hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Obligor under any Loan Document.

“Seller” is defined in the first recital.

“Shareholders’ Representative” is defined in the first recital.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent” means, when used with respect to any Person, that, as at any date of determination, (a) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (c) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

“Stated Revolving Loan Maturity Date” means August 22, 2008.

“Subsidiary” means, as to any Person, any Business Entity of which more than 50% of the outstanding Equity Interests having ordinary voting power to elect or appoint the managing member, or analogous Person, or the board of directors, managers or other voting members of the governing body, of such Business Entity (irrespective of whether at the time securities (or other Equity Interests) of any other class or classes of such Business Entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means the Swiss Subsidiary, each Domestic Subsidiary of the Borrower that is a party to the Guaranty, the Buyer (upon the release of the power of attorney pursuant to Section 7.12), the Restructured Subsidiary (if required pursuant to the terms of this Agreement)(and including each such Subsidiary that shall have become a party to the Guaranty by executing and delivering a Supplement thereto substantially in the form of Annex I thereto).

“Swiss Subsidiary” means MIPS Technologies International AG, a stock corporation (AG) organized under the laws of Switzerland, and a Wholly Owned Subsidiary of the Borrower.

“Syndication Agent” is defined in the preamble.

“Synthetic Lease Obligations” means, as to any Person, all (a) obligations of such Person to pay rent or other amounts as a lessee under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e. a “synthetic lease”), (b) obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statement of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Debt” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds.

“Target” means ChipIdea Microelectronica S.A., a company incorporated under the laws of Portugal.

“Taxes” means any and all present and future taxes, levies, imposts, deductions, assessments, fees, withholdings, duties and other charges, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including all penalties, interest and liabilities with respect thereto.

“Tax Return” means all returns, reports, statements, filings, attachments and other documents or certifications required to be prepared or filed in respect of Taxes.

“Termination Date” means the earliest date on which both (a) all Revolving Commitments shall have been permanently terminated and (b) all Revolving Loans and all other Obligations shall have been paid in full in cash.

“Total Debt” means, at any date of determination, the aggregate principal amount of all Debt of the Borrower and its Subsidiaries on a Consolidated basis.

“Trademark Security Agreement” means any Trademark Security Agreement executed and delivered by any Obligor substantially in the form of Annex VI to the Obligor Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Treasury Regulations” means the existing U.S. federal income tax regulations promulgated or proposed under the Code.

“Type” means as to any Revolving Loan, its nature as an ABR Revolving Loan or Eurodollar Revolving Loan.

“U.C.C.” means the Uniform Commercial Code, as at any time adopted and in effect in the State of New York.

“United States” means the United States of America.

“Voting Interests” means, with respect to any Person, Equity Interests of any class or kind ordinarily having the power to vote for the election of, or to appoint, the managing member or analogous Person, or directors, managers or other voting members of the governing or managing body of, such Person.

“Wholly Owned Subsidiary” means as to any Person, any other Person all of the Equity Interests of which (other than directors’ qualifying shares required by law) are owned by such Person directly and/or indirectly through one or more other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor” means any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

Section 1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto:

(i) accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP;

(ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);

(iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties (whether real or personal), including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights; and

(v) references to an agreement or other document (whether or not such agreement or other document is a Loan Document or other document) shall, unless otherwise expressly stated in such reference or in the definition thereof, mean the agreement or other document and all schedules, exhibits, annexes and other materials that constitute part of such agreement or document pursuant to the terms thereof, as amended, supplemented, restated or otherwise modified in accordance with its terms and the provisions of the Loan Documents.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Article, Schedule, Annex, Exhibit and analogous references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 1.3 Cross References. Unless otherwise specified, references in a Loan Document to any Article, Section, Schedule, Exhibit or Annex are references to such Article or Section of, or Schedule, Exhibit or Annex to, such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

Section 1.4 Conversion of Currencies.

(a) Total Debt denominated in any currency other than Dollars shall be calculated for purposes of the financial covenant set forth in Section 8.1 using the Dollar Equivalent thereof as of the date of the financial statements on which such Total Debt is reflected.

(b) The Administrative Agent shall determine the Dollar Equivalent of any amount as required hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Obligor in any document delivered to the Administrative Agent. The Administrative Agent may determine or redetermine the Dollar Equivalent of any amount on any date either in its own discretion or upon the request of any Lender.

(c) The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

ARTICLE 2

AMOUNT AND TERMS OF REVOLVING COMMITMENTS;

BORROWING PROCEDURES

Section 2.1 Revolving Commitments. On the terms and subject to the conditions of this Agreement, the Lenders severally agree to make Revolving Loans as set forth below:

Revolving Commitments. From time to time on any Business Day occurring during the Revolving Commitment Period, each Lender severally agrees to make revolving loans (relative to such Lender, its “Revolving Loans”) to the Borrower in a principal amount equal to such Lender’s Revolving Percentage of the aggregate amount of each Borrowing of Revolving Loans requested by the Borrower to be made on such day; provided, however, that no Lender shall be permitted or required to make any Revolving Loan if, after giving effect thereto, (x) the aggregate outstanding principal amount of such Lender’s Revolving Loans would exceed such Lender’s Revolving Commitment or (y) the aggregate outstanding principal amount of all Revolving Loans would exceed the Revolving Commitment Amount.

During the Revolving Commitment Period, the Borrower may borrow, prepay (in whole or in part) and reborrow the Revolving Loans, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Revolving Loans or ABR Revolving Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.3 and Section 2.4.

Section 2.2 Optional Reduction of Revolving Commitment Amounts. The Borrower may, from time to time on any Business Day occurring after the Effective Date, voluntarily reduce the amount of the Revolving Commitment Amount on the Business Day so specified by the Borrower; provided, however, that all such reductions shall require at least three Business Days’ prior written notice to the Administrative Agent and be permanent, and any partial reduction of any Revolving Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $1,000,000 thereafter and provided further that in no event shall the Revolving Commitment Amount be reduced below the aggregate principal amount of all Revolving Loans of all Lenders then outstanding.

Section 2.3 Borrowing Procedures for Revolving Loans. Revolving Loans shall be made in accordance with this Section 2.3. The Borrower may from time to time irrevocably request that Revolving Loans be made on any Business Day (subject to Section 2.1 and the other provisions hereof) by delivering a Borrowing Request to the Administrative Agent; provided, however, that until the consummation of the Acquisition, the Borrower cannot request Revolving Loans in an amount that exceeds the Closing Date Amount, and provided further that the applicable Borrowing Request (a) must be received by the Administrative Agent prior to 12:00 p.m. (local time at the Funding Office of the Administrative Agent), (x) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Revolving Loans, or (y) one Business Day prior to the requested Borrowing Date, in the case of ABR Revolving Loans, and (b) shall specify (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Revolving Loans, the respective amounts of each such Type of Revolving Loan and the respective lengths of the initial Interest Period therefor. Each Borrowing of Eurodollar Revolving Loans shall be in an amount equal to $500,000 or a whole multiple of $500,000 in excess thereof. Upon receipt of any such Borrowing Request from the Borrower, the Administrative Agent shall promptly notify each Lender of such Borrowing Request. Each Lender will make an amount equal to such Lender’s Revolving Percentage of the applicable Borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office of the Administrative Agent prior to 11:00 a.m. (local time at the Funding Office), on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such Borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

Section 2.4 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Revolving Loans to ABR Revolving Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Revolving Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Revolving Loans to Eurodollar Revolving Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor); provided, however, that no ABR Revolving Loan may be converted into a Eurodollar Revolving Loan at any time during which a Default under Section 9.1(a) or Section 9.1(f) or an Event of Default shall be continuing. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof.

(b) Any Eurodollar Revolving Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Revolving Loans; provided, however, that (i) no Eurodollar Revolving Loan may be continued as such beyond its then current Interest Period at any time during which a Default under Section 9.1(a) or Section 9.1(f) or an Event of Default shall be continuing and (ii) if the Borrower shall fail to give any required notice as described above in this clause (b) or if such continuation is not permitted pursuant to clause (i) of this proviso, then such Revolving Loans shall be automatically converted to ABR Revolving Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

(c) Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Revolving Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Revolving Loans subject to any particular Interest Period shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) there shall be no more than five different Interest Periods in existence at any one time.

Section 2.5 [Reserved]

Section 2.6 Reliance by Administrative Agent. (i) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefore, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this clause (a) shall be conclusive in the absence of manifest error. If such Lender’s share of such Borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Borrower shall pay to the Administrative Agent, on demand, such amount together with interest thereon at the rate per annum applicable to ABR Revolving Loans.

(ii) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount that was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

ARTICLE 3

REPAYMENTS, PREPAYMENTS, REDUCTIONS, INTEREST AND FEES

Section 3.1 Maturity of Revolving Loans; Repayments and Prepayments of Revolving Loans; Revolving Commitment Amount Reductions. The Borrower agrees that the Revolving Loans shall be repaid and prepaid as set forth in this Section 3.1.

(a) Maturity of Revolving Loans. The Borrower shall repay in full the unpaid principal amount of each Revolving Loan on the Stated Revolving Loan Maturity Date.

(b) Optional Prepayments. The Borrower may at any time and from time to time prepay the Revolving Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered by the Borrower to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Revolving Loans and at least one Business Day prior thereto in the case of ABR Revolving Loans, which notice shall specify (y) the date and amount of prepayment and (z) whether the prepayment is of Eurodollar Revolving Loans or ABR Revolving Loans; provided, however, that (i) if a Eurodollar Revolving Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.6 and (ii) each such voluntary partial prepayment shall be in an amount equal to $500,000 or a whole multiple of $500,000 in excess thereof (or, if less, the aggregate outstanding principal amount of the Revolving Loans); provided, further that all notices required to be delivered pursuant to this Section 3.1(b)(i) may be conditioned upon the consummation of a refinancing, Change in Control or other event. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of ABR Revolving Loans) accrued interest to such date on the amount prepaid unless such notice is conditioned upon the consummation of a refinancing, Change in Control or other event and such condition is not satisfied.

(c) Mandatory Prepayments and Revolving Commitment Amount Reductions. Prior to the Stated Revolving Loan Maturity Date, the Borrower shall make payments and prepayments of the Revolving Loans, with the concomitant reduction in the Revolving Commitment Amount, if applicable, as set forth in this Section 3.1(c).

(i) Mandatory Prepayment of Revolving Loans, etc. If on any date (after giving effect to any other payments on such date) the sum of the aggregate outstanding principal amount of all Revolving Loans exceeds the Revolving Commitment Amount as then in effect, then the Borrower shall make a mandatory prepayment on such date of Revolving Loans, in an aggregate amount equal to such excess.

(ii) Equity Issuance. If on any date the Borrower or any Subsidiary shall receive Net Cash Proceeds from any Equity Issuance (other than issuances of Equity Interests permitted under Section 8.18), then an amount equal to 100% of such Net Cash Proceeds shall be applied on such date to the repayment of the Revolving Loans as set forth in Section 3.2 (with a concomitant reduction in the Revolving Commitment Amount); provided, however, that the Borrower may elect not to repay the Revolving Loans and not to reduce the Revolving Commitment Amount with 100% of the Net Cash Proceeds from any Qualified Issuance if (i) the Borrower shall have applied the Net Cash Proceeds from the Qualified Issuance on such date in an amount equal to the amount required to reduce the aggregate principal amount of all Revolving Loans then outstanding to $0 (with a reduction in the Revolving Commitment Amount to $20,000,000) and (ii) no Default or Event of Default shall exist on such date or result therefrom.

(iii) Incurrence of Indebtedness. If any Indebtedness (excluding Indebtedness permitted to be issued or incurred pursuant to Section 8.2, other than Indebtedness issued or incurred pursuant to Section 8.2, (n) or (o)) shall be issued or incurred by the Borrower or any of its Subsidiaries after the Closing Date, an amount equal to 100% of the Net Cash Proceeds thereof (or such less percentage as may be required to meet the requirements specified in Section 8.2(n)) shall be applied on the date of such issuance or incurrence toward repayment of the Revolving Loans as set forth in Section 3.2 (with a concomitant reduction in the Revolving Commitment Amount.

(iv) Asset Sales; Recovery Events. If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, an amount equal to 100% of such Net Cash Proceeds shall be applied no later than the third Business Day following such date toward the repayment of the Revolving Loans as set forth in Section 3.2; provided, however, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery

Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $200,000 in any Fiscal Year of the Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied to the repayment of the Revolving Loans as set forth in Section 3.2 (with a concomitant reduction in the Revolving Commitment Amount).

(v) Stated Revolving Loan Maturity Date. If (a) the Acquisition shall not have been consummated by August 30, 2007 in accordance with the Acquisition Agreement or (b) the Acquisition Documentation is changed or modified in any manner materially adverse to the Administrative Agent, as determined by the Administrative Agent in its sole discretion, prior to the consummation of the Acquisition, then the Borrower shall repay on such date (i) all of the outstanding Revolving Loans and (ii) all other outstanding Obligations.

(vi) Adjustment in Acquisition Purchase Price; Release of Funds From Escrow Accounts. If any reduction in the Purchase Price or release of any money held in either Escrow Account to the Borrower or any Subsidiary occurs after the Closing Date, then an amount equal to such reduction or the amount so released from such Escrow Account shall be applied on the date of such reduction or release, as applicable, to repayment of the Revolving Loans as set forth in Section 3.2 (with a concomitant reduction in the Revolving Commitment Amount).

(vii) Prepayment of Indebtedness. If on any date the Borrower or any Subsidiary shall make any payment or prepayment permitted under Section 8.12 of any Indebtedness specified in Section 8.12(b)(I) or (II), then an amount equal to 100% of the aggregate principal amount paid or prepaid on such date shall be applied on such date to repayment of the Revolving Loans as set forth in Section 3.2 (with a concomitant reduction in the Revolving Commitment Amount).

(viii) Acceleration. Immediately upon any acceleration of the maturity of any Revolving Loans pursuant to Section 9.2 or Section 9.3, the Borrower shall repay all the Revolving Loans unless, pursuant to Section 9.3, only a portion of all the Revolving Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

Each prepayment of any Revolving Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.6.

Section 3.2 Application of Prepayments. Amounts required to be applied to the repayment or prepayment of the Revolving Loans pursuant to Section 3.1 shall be applied as follows:

(i) Subject to clauses (b), (c) and (d) below, the application of each repayment or prepayment of the principal of the Revolving Loans shall be applied, to the extent of such repayment or prepayment, first, to ABR Revolving Loans and, second, to Eurodollar Revolving Loans.

(ii) All repayments required to be made under Section 3.1 shall be applied to repay the Revolving Loans so required to be repaid, pro rata among such Revolving Loans.

(iii) Voluntary prepayments made by the Borrower pursuant to Section 3.1(a) shall be made pro rata among the Revolving Loans of all Lenders and pro rata among the Revolving Loans of the same Type and, if applicable, having the same Interest Period;

(iv) Amounts to be applied pursuant to Section 3.1(c) shall be applied, to repay the Revolving Loans, on a pro rata basis.

Section 3.3 Interest Provisions. Interest on the outstanding principal amount of Revolving Loans shall accrue and be payable in accordance with this Section 3.3.

(a) Rates.

(i) Each Eurodollar Revolving Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Adjusted Rate determined for such day plus the Applicable Margin on such day for such Revolving Loan.

(ii) Each ABR Revolving Loan shall bear interest each day at a rate per annum equal to the ABR on such day plus the Applicable Margin on such day for such ABR Revolving Loan.

(b) Default Rate and Overdue Rate; Conversion of Eurodollar Revolving Loans After Default.

(i) Notwithstanding Section 3.3(a), (i) immediately upon the occurrence of a Default under Section 9.1(a) or Section 9.1(f) or, at the option of the Administrative Agent or the Required Lenders upon the occurrence of any Event of Default, and for so long as such Default or Event of Default shall be continuing, all Revolving Loans (whether or not overdue), and all amounts (other than the principal of the Revolving Loans) not paid when due hereunder (including, to the extent permitted by law, all overdue interest), shall, in each case, bear interest at a rate per annum equal to the ABR plus the Applicable Margin plus an additional 2% per annum. Notwithstanding anything to the contrary in this Agreement, if it is subsequently determined that the Leverage Ratio set forth in any compliance certificate delivered to the Administrative Agent pursuant to Section 5.1 or Section 7.2 is inaccurate for any reason and the result thereof is that there would have been an Event of Default caused by the failure to comply with the financial covenant set forth in Section 8.1 had the Leverage Ratio been accurately determined, then, for all purposes of this Section 3.3(b), upon the request of the Administrative Agent in its sole discretion, the interest rate for any day occurring within the period covered by such compliance certificate shall retroactively be deemed to be the interest rate set forth in this Section 3.3(b) and any shortfall in the interest theretofore paid by the Borrower for the period during which the Event of Default shall have occurred and be continuing as a result of the miscalculation of the Leverage Ratio shall be deemed to be and shall be due and payable at the time the interest for such period was required to be paid pursuant to Section 3.3(c)(i) and shall remain due and payable until paid in full in accordance with the terms of this Agreement.

(ii) Immediately upon the occurrence of a Default under Section 9.1(a) or Section 9.1(f) or an Event of Default, at the election of the Administrative Agent, all outstanding Eurodollar Revolving Loans shall be converted to ABR Revolving Loans and the Borrower shall be obligated to pay all Taxes, losses and expenses payable in connection therewith pursuant to Section 4.6.

(c) Payment Dates. Interest accrued on each Revolving Loan shall be payable in arrears, without duplication:

(i) on each Interest Payment Date (provided that interest accruing pursuant to Section 3.3(b) shall be payable from time to time on demand);

(ii) on the Stated Revolving Loan Maturity Date;

(iii) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Revolving Loan (except in the case of Revolving Loans that are ABR Revolving Loans) on the principal amount so paid or prepaid (including each payment or prepayment made pursuant to Section 3.1);

(iv) with respect to any ABR Revolving Loans converted into Eurodollar Revolving Loans on a day when interest would not otherwise have been payable pursuant to the definition of “Interest Payment Date,” on the date of such conversion; and

(v) on that portion of any Revolving Loans the maturity of which is accelerated pursuant to Section 9.2 or Section 9.3, immediately upon such acceleration.

Section 3.4 Fees. The Borrower agrees to pay the fees set forth below. All such fees shall be non-refundable.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, for the period (including any portion thereof when any of its Revolving Commitments are suspended by reason of the Borrower’s inability to satisfy any condition of ARTICLE 5) commencing on the Effective Date and continuing through the Revolving Termination Date, a commitment fee with respect to such Lender’s Revolving Commitment in an amount equal to the product of (i) the Commitment Fee Rate multiplied by (ii) such Lender’s Revolving Percentage of the sum of the average daily unused portion of the Revolving Commitment Amount, payable in arrears on each Quarterly Payment Date and on the Revolving Termination Date, commencing on the first of such dates to occur after the Closing Date. All commitment fees payable pursuant to this Section shall be calculated on the basis of a 360-day year.

(b) Certain Other Fees. The Borrower agrees to pay to the Administrative Agent the other fee in the amounts and on the dates agreed to in writing by the Borrower and the Administrative Agent.

ARTICLE 4

CERTAIN EURODOLLAR RATE AND OTHER PROVISIONS

Section 4.1 Computation of Interest and Fees; Payments. (i) All interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, provided that interest payable on any ABR Revolving Loan shall be calculated on the basis of a 365-day year or

366-day year, as the case may be, for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of the Eurodollar Adjusted Rate. Any change in the interest rate on a Revolving Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(ii) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate.

(iii) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 p.m. (local time at the Funding Office of the Administrative Agent), on the due date thereof to the Administrative Agent, for the account of the Lenders, to the Administrative Agent’s account set forth on Schedule 3 (or to such other account as the Administrative Agent may notify the Borrower in writing from time to time), in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Revolving Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Revolving Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

Section 4.2 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Adjusted Rate for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Adjusted Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Revolving Loans during such Interest Period, the Administrative Agent shall give notice thereof by facsimile or telephone to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Revolving Loans requested to be made on the first day of such Interest Period shall be made as ABR Revolving Loans, (y) any Revolving Loans that were to have been converted on the first day of such Interest Period to Eurodollar Revolving Loans shall be continued as ABR Revolving Loans and (z) any outstanding Eurodollar Revolving Loans shall be converted, on the last day of the then-current Interest Period, to ABR Revolving Loans. Upon the Administrative Agent’s determination that adequate and reasonable means exist for ascertaining the Eurodollar Adjusted Rate or, in the case of the circumstance described in clause (b), upon the Administrative Agent’s receipt of a notice from the Required Lenders withdrawing their notice delivered under clause (b), the Administrative Agent shall promptly give written notice to the Borrower withdrawing its prior notice under this Section. Until the Administrative Agent shall have delivered such written notice withdrawing its prior notice, no further Eurodollar Revolving Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Revolving Loans to Eurodollar Revolving Loans.

Section 4.3 Pro Rata Treatment; Proceeds of Collateral.

(a) Borrowings; Commitment Fees; Certain other Fees. Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the Lenders.

(b) Payments. Except as otherwise specified in Section 3.2, (i) each payment (including each prepayment) by the Borrower on account of principal of the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by each Lender and (ii) each payment by the Borrower of interest on the Revolving Loans shall be made pro rata among all Revolving Loans in accordance with the amount of then accrued and unpaid interest on each such Revolving Loan.

(c) Proceeds From Exercise of Remedies. All monies received by the Administrative Agent or any Lender from the exercise of remedies hereunder, under the other Loan Documents or under any other documents relating to this Agreement shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as follows:

(i) first, to the payment of all expenses (to the extent not otherwise paid by the Borrower or any of the other Obligors) incurred by the Administrative Agent, the Collateral Agent and the Lenders in connection with the exercise of such remedies, including, without limitation, all costs and expenses of collection, attorneys’ fees and disbursements, court costs and any foreclosure expenses;

(ii) second, to the payment of all accrued and unpaid interest on the Revolving Loans, pro rata to each Lender according to the amount of accrued and unpaid interest then owing to each Lender;

(iii) third, to the payment pro rata of any fees then accrued and payable to the Administrative Agent, the Collateral Agent or any Lender under this Agreement in respect of the Revolving Loans;

(iv) fourth, to the payment pro rata of the respective outstanding principal amounts of the Revolving Loans;

(v) fifth, to the payment to the Lenders of any amounts then accrued and unpaid under Section 4.4, Section 4.5 and Section 4.6, and if such proceeds are insufficient to pay such amounts in full, to the payment of such amounts pro rata;

(vi) sixth, to the payment pro rata of all other amounts owed by the Borrower to the Administrative Agent, the Collateral Agent or any Lender under this Agreement or any other Loan Document, and if such proceeds are insufficient to pay such amounts in full, to the payment of such amounts pro rata; and

(vii) seventh, any surplus remaining after the indefeasible payment in full in cash of all of the Obligations shall be distributed to the Borrower or to whomsoever shall be lawfully entitled thereto.

Section 4.4 Increased Costs. (a) If the adoption of or any change in any Applicable Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:

(i) shall subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, any Eurodollar Revolving Loan made by it or any payment in respect of the foregoing, or change the basis of taxation of payments to such Lender in respect thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Adjusted Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining Eurodollar Revolving Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this clause (a), it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Applicable Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy), then from time to time, upon demand and submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error. In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its sole discretion) shall deem applicable. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

Section 4.5 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower or any other Obligor (including any payments pursuant to Section 11.5 or Section 11.6), under this Agreement, the Revolving Notes or any other Loan Document shall be made without setoff, counterclaim or defense of and free and clear of and without deduction or withholding for any and all Taxes, excluding taxes measured by overall net income and franchise taxes in lieu of overall net income imposed (1) in the case of the Administrative Agent or any Lender, by the jurisdiction (or political subdivision thereof) in which it is organized or in which its principal office is located and (2) in the case of any Lender, by the jurisdiction (or political subdivision thereof) of its Funding Office (all such non-excluded Taxes being herein referred to as “Covered Taxes”). If the Borrower or a Subsidiary Guarantor shall be required by any Applicable Law to deduct any Covered Taxes from or in respect of any payment hereunder or otherwise under the Loan Documents to any Person, then (i) the sum payable shall be increased as may be necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to any additional payments made under this Section 4.5) such Person receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or such Subsidiary Guarantor (or the Administrative Agent, as applicable) shall make such deductions or withholdings at the applicable rate and (iii) the Borrower or such Subsidiary Guarantor (or the Administrative Agent, as applicable) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary Taxes or any other excise, transfer, sales, use, recordation or property Taxes, charges or similar levies that arise from any payment made under this Agreement, the Revolving Notes or any other Loan Document or from the execution, enforcement, delivery or registration of, performance under, or otherwise with respect to, this Agreement, the Revolving Notes or any other Loan Document, including all penalties, interest, additions and liabilities in respect thereof (hereinafter referred to as “Other Taxes”).

(c) If the Borrower is required to deduct or pay any Covered Taxes, Other Taxes or other amount under this Section 4.5 from or in respect of any amount payable under this Agreement, the Revolving Notes or any other Loan Document to any Indemnitee, then the Borrower shall also pay to such Indemnitee at the time interest is paid, such additional amount that such Indemnitee specifies is necessary to preserve the after-Tax yield (after figuring in all Taxes, including taxes imposed on or measured by net income) that such Indemnified Party would have received if such Covered Taxes, Other Taxes or other amount had not been payable.

(d) The Borrower will indemnify each Indemnitee (i) for the full amount of Covered Taxes and Other Taxes, (including any Covered Taxes and Other Taxes imposed by any jurisdiction (or any political subdivision thereof) on amounts payable under this Section 4.5), payable by such Indemnitee or the Administrative Agent and any liability (including penalties, interest, additions and expenses) arising therefrom or with respect thereto, (ii) for any present or future claims, liabilities or losses with respect to or resulting from any failure or delay by the Borrower to pay, or any failure or delay by the Borrower to file any Tax Return with respect to, any Covered Taxes or Other Taxes (including interest, penalties, additions and expense) and (iii) for any Taxes imposed as a result of any conversion of loans from Eurodollar Revolving Loans to ABR Revolving Loans or from ABR Revolving Loans to Eurodollar Revolving Loans (including interest, penalties, additions and expenses), whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within ten days from the date such Indemnitee makes written demand therefor.

(e) Within ten days after the date of any payment of Covered Taxes, Other Taxes or any interest, penalties, or any liability related thereto, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.2, the original or a certified copy of a receipt evidencing payment thereof.

(f) Within 30 days after written request by the Borrower or the Administrative Agent, each Indemnitee that is not a United States person, as such term is defined in section 7701(a)(30) of the Code, that executes this Agreement or otherwise becomes an “Indemnitee” hereunder, and that is at that time either entitled to an exemption from United States withholding tax or subject to such tax at a reduced rate under an applicable tax treaty shall provide the Borrower and the Administrative Agent with U.S. Internal Revenue Service form W-8BEN, W-8ECI or other applicable forms, certificates or documents prescribed by the U.S. Internal Revenue Service or the Treasury Regulations, as appropriate, certifying that such Indemnitee is exempt from or subject to a reduced rate of United States withholding tax with respect to all payments to be made hereunder to such Indemnitee. Thereafter and from time to time, each such Indemnitee shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) requested in writing by the Borrower or the Administrative Agent to such Indemnitee and (ii) upon written notice by the Borrower or the Administrative Agent, required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts, including fees, to be received by such Indemnitee pursuant to this Agreement or the other Loan Documents. If any Indemnitee determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower any form or certificate that such Indemnitee is obligated to submit pursuant to this clause (f), or that such Indemnitee is required to withdraw or cancel any such form or certificate previously submitted, such Indemnitee shall promptly notify the Borrower and the Administrative Agent of such fact. Notwithstanding any other provision of this clause (f), an Indemnitee shall not be required to deliver any form, certificate or other document pursuant to this clause (f) that such Indemnitee is not legally able to deliver.

(g) Without prejudice to the survival of any other agreement of the Borrower or the Subsidiary Guarantors hereunder, the agreements and obligations of the Borrower or the Subsidiary Guarantors contained in this Section 4.5 shall survive the termination of this Agreement and the occurrence of the Termination Date.

Section 4.6 Funding Losses. The Borrower agrees to indemnify each Lender on demand for, and to hold each Lender harmless from, any Tax, loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Revolving Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Revolving Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Eurodollar Revolving Loans on a day that is not the last day of an Interest Period with respect thereto or (d) any conversion of Eurodollar Revolving Loans to ABR Revolving Loans pursuant to Section 4.8 or Section 3.3(b)(ii) on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Revolving Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive absent manifest error. This covenant shall survive the payment in full of all Obligations and the termination of all Revolving Commitments.

Section 4.7 Change of Lending Office; Replacement of Lenders. (a) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Revolving Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, would not cause such Lender and its lending office(s) to suffer any economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.4 or any other provision hereof.

(b) If any Lender requests compensation under Section 4.4 or makes a determination as provided in Section 4.4, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.5, if any Lender defaults in its obligation to fund Revolving Loans hereunder, or if a Lender refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to Section 11.1, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations affected thereby, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.7), all of its interests, rights and obligations under this Agreement to an assignee selected by the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consents, so long as no Default has occurred and is continuing, shall not be unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (assuming for this purpose that the Revolving Loans of such Lender were being prepaid) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 4.5, such assignment will result in a material reduction in such compensation or payments, and (iv) in the case of any such assignment resulting from a Lender refusing to consent to an amendment, modification or waiver of this Agreement, then such assignee shall consent, at the time of such assignment, to each matter in respect of which such Lender did not consent. If a Lender refused to consent to an amendment, modification or waiver that required the consent of 100% of Lenders with Obligations directly affected thereby (which amendment, modification or waiver did not accordingly require the consent of 100% of all Lenders), the Revolving Loans and Revolving Commitments of such Lender that are subject to the assignments required by this Section shall include only those Revolving Loans and Revolving Commitments that constitute the Obligations directly affected by the amendment, modification or waiver to which such Lender refused to provide its consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. In connection with the foregoing, the Administrative Agent shall have the authority to execute the Assignment and Acceptance on behalf of any Lender making an assignment hereunder.

Section 4.8 Eurodollar Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Revolving Loan as, or to convert any Revolving Loan into, a Eurodollar Revolving Loan, the obligations of such Lender to make, continue or convert any such Eurodollar Revolving Loan shall, upon such determination, be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Revolving Loans payable to such Lender shall automatically convert into ABR Revolving Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.

ARTICLE 5

CONDITIONS PRECEDENT

Section 5.1 Conditions to Initial Revolving Loans. The agreement of each Lender to make the initial Revolving Loans requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such initial extension of credit of the following conditions precedent on or prior to August 30, 2007:

(a) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by the Borrower, each Lender and the Administrative Agent.

(b) Delivery of Revolving Notes. The Administrative Agent shall have received, for the account of each Lender requesting a Revolving Note, such Lender’s Revolving Note duly executed and delivered by an Authorized Officer of the Borrower.

(i) Terms of Acquisition, Etc. The Acquisition Documentation shall be in a form satisfactory to the Administrative Agent in all material respects, the Purchase Price shall not exceed, the Purchase Price as set forth in the recitals to this Agreement and, in connection therewith, all conditions precedent to the consummation thereof shall have been satisfied in all material respects (except to the extent any such condition precedent is qualified by materiality, in which case, in all respects) or, with the Administrative Agent’s written approval with respect to conditions precedent not materially (except to the extent any such condition precedent is qualified by materiality, in which case, in all respects) satisfied, waived; provided that any such waiver that could reasonably be expected to be adverse to the interests of the Lenders shall require the consent of the Lenders.

(c) Intercompany Subordination Agreements. The Administrative Agent shall have received, and be reasonably satisfied in form and substance with, each Intercompany Subordination Agreement entered into among any (1) two or more Obligors or (2) any Obligors and any Subsidiary Guarantors for all Indebtedness permitted under Section 8.2(d)(i) and issued as of the Closing Date.

(d) Know your Customer Documentation. The Administrative Agent shall have received, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

(e) Payment of Outstanding Indebtedness, etc. No Obligor shall have outstanding any Indebtedness or preferred stock, other than the Indebtedness permitted under this Agreement.

(f) Representations and Warranties. The representations and warranties set forth in this Agreement shall, in each case, be true and correct in all material respects (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(g) Closing Date Certificate. The Administrative Agent shall have received, with counterparts for each Lender, the Borrower Closing Date Certificate, dated the date of the initial Borrowing and duly executed and delivered by an Authorized Officer of the Borrower, in which certificate the Borrower shall represent and warrant as of the Closing Date that, among other things, (i) at the consummation of the Acquisition, the Acquisition Agreement and all other Acquisition Documentation shall be in forms substantially similar to the drafts prepared as of the Closing Date and attached to such certificate, as determined by the Administrative Agent in its sole discretion and (ii) both before and immediately after giving effect to the Acquisition, all representations and warranties of each Obligor set forth in each Loan Document to which any Obligor is a party are true and correct in all respects. All documents to be appended to the Borrower Closing Date Certificate shall be in form and substance satisfactory to the Administrative Agent.

(h) Financial Statements. The Administrative Agent shall have received and reviewed, (x) Consolidated audited financial statements for the Target for the fiscal year ended December 31, 2006 (including the notes thereto) and for the Borrower for the fiscal year ended June 30, 2006 and (y) unaudited interim Consolidated financial statements for the Target for the last five months ended May 31, 2007 and for the Borrower for the last 12 months ended June 30, 2007.

(i) Guaranty. The Administrative Agent shall have received, with counterparts for each Lender, the Guaranty, dated as of the date hereof, duly executed and delivered by an Authorized Officer of each Subsidiary Guarantor.

(j) Obligor Security Agreement. The Administrative Agent shall have received, with counterparts for each Lender, the Obligor Security Agreement, dated as of the Closing Date, duly executed and delivered by each Obligor, together with:

(i) a completed Perfection Certificate dated the Closing Date and signed by a Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the U.C.C. (or equivalent) filings made with respect to the Obligors in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search;

(ii) certificates evidencing (x) all of the issued and outstanding Equity Interests of Domestic Subsidiaries owned by any Obligor and, subject to the terms of Section 7.12, of the Buyer and the Swiss Subsidiary or (y) subject to the terms of Section 7.12, 65% of the Equity Interests of the other Foreign Subsidiaries owned by any Obligor, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank or, if any Equity Interests are uncertificated Equity Interests, confirmation and evidence satisfactory to the Administrative Agent that the security interest therein has been transferred to and perfected by the Collateral Agent for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the U.C.C. and all laws otherwise applicable to the perfection of the pledge of such Equity Interests;

(iii) all Pledged Notes, if any, evidencing Indebtedness payable to any Obligor by any other Obligor or Subsidiary of any Obligor, duly endorsed to the order of the Collateral Agent;

(iv) Financing Statements naming each Obligor as a debtor and the Collateral Agent as the secured party, or other similar instruments or documents to be filed under the U.C.C. of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interests of the Collateral Agent pursuant to the Obligor Security Agreement (including all jurisdictions listed in Schedule 6.22(a)); and

(v) evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by the financing statements (or similar documents) disclosed by the search described in clause (i) above are permitted by Section 8.3;

and the Administrative Agent and its counsel shall be satisfied that (i) the security interest granted to the Collateral Agent for the benefit of the Secured Parties in the collateral described in this clause (k) is a first priority security interest (subject to Liens permitted by Section 8.3(b), (c), (d) and (o)); and (ii) no Lien exists on any of the collateral described in this clause (k) other than (x) Liens created in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Security Documents and (y) with respect to Collateral other than Pledged Equity Interests and Pledged Notes, Liens expressly permitted under Section 8.3(b), (c), (d) and (o).

(k) Patent Security Agreement, Copyright Security Agreement and Trademark Security Agreement. The Administrative Agent shall have received the Patent Security Agreement, the Copyright Security Agreement and the Trademark Security Agreement, as applicable, each dated as of the date of the initial Borrowing, duly executed and delivered by each Obligor that is a party to the Obligor Security Agreement and owns any Intellectual Property.

(l) Intercompany Notes. If any Subsidiary shall have any Indebtedness owing to any Obligor as of the Closing Date, such Indebtedness shall be evidenced by an intercompany note, duly authorized, executed and delivered by each such Subsidiary and duly endorsed to the order of the Administrative Agent.

(m) Solvency, etc. The Administrative Agent shall have received, with counterparts for each Lender, a certificate duly executed and delivered by the chief financial or accounting Authorized Officer of the Borrower, dated as of the Closing Date in the form of Exhibit H attached.

(n) Resolutions, etc. The Administrative Agent shall have received from each Obligor, as applicable, (1) a copy of a good standing certificate, dated a date reasonably close to the Effective Date, for each such Person that is not a Foreign Subsidiary and (2) a certificate, dated the Closing Date and with counterparts for each Lender, duly executed and delivered by such Person’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to

(i) resolutions of each such Person’s board of directors (or other managing body, in the case of any entity other than a corporation) then in full force and effect authorizing, to the extent relevant, the transactions contemplated hereby and applicable to such Person and the execution, delivery and performance of each Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;

(ii) the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and

(iii) the full force and validity of each Organic Document of such Person and copies thereof.

(o) Approvals. All governmental, regulatory, shareholder and third party approvals and consents necessary or desirable in connection with the Acquisition, the Loan Documents and the consummation of the transactions contemplated hereby and thereby, and the continuing operations of the Borrower and its Subsidiaries subsequent to the transactions contemplated hereby, shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that could reasonably be expected to restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing contemplated hereby.

(p) [Reserved.]

(q) Searches. The Administrative Agent shall have received the results of a recent lien, litigation and tax search in each of the jurisdictions where assets of the Borrower and each Domestic Subsidiary are located, and such searches shall reveal no Liens on any of the assets of such Obligors or their respective Subsidiaries except for Liens permitted by Section 8.3(b), (c), (d) and (o).

(r) [Reserved.]

(s) Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for the account of each Lender, as applicable, all fees due and payable pursuant to Section 3.4 and all costs and expenses due and payable pursuant to Section 11.5 for which invoices have been presented (including the reasonable fees and expenses of legal counsel).

(t) Legal Opinion. The Administrative Agent shall have received the executed legal opinion of Cooley Godward Kronish LLP, counsel to the Obligors, substantially in the form of Exhibit I.

(u) [Reserved]

(v) Insurance. The Administrative Agent shall have received insurance certificates from one or more insurance companies satisfactory to the Administrative Agent, evidencing coverage required to be maintained pursuant to each Loan Document (including coverage required pursuant to Section 4.3 of the Obligor Security Agreement).

(w) Absence of Material Adverse Effect. There shall not have occurred any Material Adverse Effect since June 30, 2006.

Section 5.2 All Revolving Loans. The obligation of each Lender to make any Borrowing (including the initial Borrowing) shall be subject to the satisfaction of each of the following conditions precedent:

(a) Compliance with Warranties, No Default, etc. Both before and after giving effect to any Borrowing the following statements shall be true and correct:

(i) with respect to any Revolving Loan made after the Closing Date, the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that any such representation and warranty that is already qualified by a materiality qualifier shall be true and correct in all respects as of the applicable date;

(ii) no Default or Event of Default shall have then occurred and be continuing.

(b) Borrowing Request, etc. The Administrative Agent shall have received a Borrowing Request. Each of the delivery of a Borrowing Request or any such telephonic request and the acceptance by the Borrower of the proceeds of the applicable Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing Date (both immediately before and after giving effect to such Borrowing and the application of the proceeds thereof) the statements made in clause (a) above are true and correct.

(c) Post-Closing Covenants. With respect to any Borrowing made after the Closing Date, the Borrower and its Subsidiaries shall have complied with all terms and conditions set forth on Schedule 7.12 on or prior to the date of such Borrowing, without regard to any later time periods set forth therein.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Revolving Loans, the Borrower hereby represent and warrant to the Administrative Agent and each Lender as set forth in this ARTICLE 6:

Section 6.1 Financial Condition. (a) The audited Consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as at June 30, 2006, and the related consolidated statements of income and of cash flows for the Fiscal Year ended on such date, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such date, and the Consolidated results of its operations and its Consolidated cash flows for the Fiscal Year then ended. The unaudited Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at March 31, 2007, and the related unaudited consolidated statements of income and cash flows for the 9-month period ended on such date, present fairly the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the 9-month period then ended (subject to normal and recurring year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied on a consistent basis (except for normal and recurring year-end audit adjustments and as approved by the aforementioned firm of accountants and disclosed therein).

(b) The audited Consolidated balance sheets of the Target and its Consolidated Subsidiaries as at December 31, 2006, and the related consolidated statements of income and of cash flows for the Fiscal Year ended on such date, reported on by and accompanied by an unqualified report from KPMG & Associates, present fairly the consolidated financial condition of the Target and its Consolidated Subsidiaries as at such date, and the Consolidated results of its operations and its Consolidated cash flows for the Fiscal Year then ended. The unaudited Consolidated balance sheet of the Target and its Consolidated Subsidiaries as at June 30, 2007, and the related unaudited consolidated statements of income and cash flows for the 6-month period ended on such date, present fairly the consolidated financial condition of the Target and its

Consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the 6-month period then ended (subject to normal and recurring year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with IFRS applied on a consistent basis (except for normal and recurring year-end audit adjustments and as approved by the aforementioned firm of accountants and disclosed therein).

(c) As of the Closing Date, no Obligor has any material Guarantee Obligations, contingent liabilities or liabilities for Taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that is not reflected in the most recent financial statements provided to the Administrative Agent (other than such obligations incurred pursuant to the Acquisition Documentation). During the period from December 31, 2006 to and including the Closing Date, there has been no Disposition by any of the Borrower or its Subsidiaries of any material part of its business or property.

Section 6.2 No Material Adverse Change. Since June 30, 2006, there has been no material adverse change in the business, assets, liabilities, results of operation, properties, condition (financial or otherwise) of the Target and its Subsidiaries taken as a whole, or of the Borrower and its Subsidiaries, taken as a whole.

Section 6.3 Existence, Power and Qualification. Each of the Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has full power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except in such jurisdictions where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

Section 6.4 Due Authorization. Each of the Borrower and each of its Subsidiaries has the power and authority, and the legal right, to make, deliver and perform the Loan Documents and the Acquisition Documentation to which it is a party, grant the Liens contemplated thereby, participate in the consummation of all aspects of the Acquisition and, in the case of the Borrower, to borrow hereunder. Each of the Borrower and each of its Subsidiaries has taken all necessary applicable Business Entity action to authorize the execution, delivery and performance of the Loan Documents and other Acquisition Documentation to which it is a party, each agreement executed and delivered in connection with the Acquisition to which it is a party, the grant of the Liens contemplated thereby and by the Loan Documents and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement.

Section 6.5 Government Approval. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition and the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, any other Loan Document or any Acquisition Document, or the grant of any Lien pursuant to any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 6.5, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings and recordations referred to in Section 6.20.

Section 6.6 Due Execution and Delivery; Enforceable Obligations. Each Loan Document has been duly executed and delivered by each Obligor party thereto. This Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether enforcement is sought by proceedings in equity or at law). With respect to each Obligor, each other Loan Document to which such Obligor is a party, when executed and delivered by such Obligor, will, upon execution by the applicable Obligor, constitute, a legal, valid and binding obligation of such Obligor party, enforceable against each such Obligor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 6.7 Non-Contravention. The execution, delivery and performance of this Agreement and the other Loan Documents and Acquisition Documents, the borrowings hereunder, the use of the proceeds thereof and the grant of the Liens contemplated by the Loan Documents, do not and will not (a) violate or contravene any Applicable Law or any Organic Documents of the Borrower or any Subsidiary, (b) conflict with or result in a breach or contravention of, or require any payment to be made under, any Contractual Obligation of the Borrower or any Subsidiary or (c) result in or require the creation or imposition of any Lien on any of the properties or revenues of the Borrower or any Subsidiary pursuant to any Applicable Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Applicable Law or Contractual Obligation applicable to the Borrower or any Subsidiary could reasonably be expected to have a Material Adverse Effect.

Section 6.8 Compliance with Law. The Borrower and each of its Subsidiaries is in compliance with all Applicable Laws except to the extent that the failure to comply with any such Applicable Law, in the aggregate with all other such noncompliance by the Borrower and its Subsidiaries, could not reasonably be expected to have a Material Adverse Effect.

Section 6.9 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Obligor, threatened in writing by or against the Borrower or any of its Subsidiaries or the Target or any of its Subsidiaries (a) with respect to any of the Loan Documents or any Acquisition Documentation, (b) with respect to the Acquisition or the financing hereunder, or (c) that could reasonably be expected to have a Material Adverse Effect.

Section 6.10 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that, in the aggregate with all other such defaults, could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 6.11 Ownership of Property; Liens. The Borrower and each of its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its Real Property, and marketable title to, or a valid leasehold interest in, all its other material property, except for minor title defects that do not interfere with the Borrower’s or such Subsidiary’s, as the case may be, ability to conduct its business in any material respect. All of such property is free and clear of Liens, other than Liens incurred under the Loan Documents and Liens permitted by Section 8.3.

Section 6.12 Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, or could obtain ownership or rights to use on terms not materially adverse to it, the Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property nor does any Obligor know of any valid basis for any such claim. The use of Intellectual Property by the Borrower and each of its Subsidiaries does not infringe on the rights of any Person in any manner that could reasonably be expected to have a Material Adverse Effect. All registrations of, and applications for, patents, trademarks and copyrights of each Obligor and each Subsidiary of an Obligor is set forth on Schedule 6.12 (as supplemented pursuant to Section 7.2(c) from time to time), other than those that have been acquired or applied for since the last supplementation pursuant to Section 7.2(c).

Section 6.13 Taxes. The Borrower and each of its Subsidiaries has, timely (a) filed or caused to be filed all U.S. federal, state and local, non-U.S. and other Tax Returns that it is required to file and (b) paid all Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, other than any Tax, fee or other charge the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable company. All Tax Returns referred to in clause (a) above are true, correct and complete in all material respects. The Borrower and each of its Subsidiaries has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Neither the Borrower nor any of its Subsidiaries is aware of any proposed or pending Tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. No Lien for Taxes of the Borrower or any of its Subsidiaries has been filed.

Section 6.14 Federal Regulations. No part of the proceeds of any Revolving Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

Section 6.15 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the best knowledge of any Obligor, threatened; (b) hours worked by and payment made to employees of the Borrower and each of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Applicable Law dealing with such matters; and (c) all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary to the extent required by GAAP or IFRS, as applicable.

Section 6.16 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred except in accordance with Applicable

Law and that has not resulted or could reasonably be expected to result in a liability that could reasonably be expected to have a Material Adverse Effect , and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither any Obligor nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA that could reasonably be expected to have a Material Adverse Effect, and neither any Obligor nor any Commonly Controlled Entity would become subject to any material liability under ERISA if any such Obligor or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA).

Section 6.17 Investment Company Act; Other Regulations. No Obligor is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Obligor is subject to regulation under any Applicable Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness or grant any Lien or that would or might adversely affect the legality or enforceability against any Obligor of any of its obligations under any of the Loan Documents.

Section 6.18 Subsidiaries. (a) Schedule 6.18 sets forth as of the Closing Date the name and jurisdiction of organization of each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by any Obligor and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests of any Obligor (other than the Borrower) or any Subsidiary, except as permitted by the Loan Documents.

Section 6.19 Use of Proceeds. The proceeds of the Revolving Loans have been used, and the Borrower does not intend to use such proceeds other than, solely as set forth in Section 7.10.

Section 6.20 Environmental Matters. Except as in the aggregate would not reasonably be expected to result in the payment by the Borrower or any of its Subsidiaries of a Material Environmental Amount:

(a) the Real Properties of the Obligors do not contain, and have not previously contained, any Hazardous Material in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to an Environmental Liability of the Obligors under, any Environmental Law;

(b) no Obligor has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Properties or the Business;

(c) no Hazardous Materials have been transported or disposed of by any Obligor from the Real Properties in violation of, or in a manner or to a location that could give rise to an

Environmental Liability under, any Environmental Law, nor has any Hazardous Material been generated, treated, stored or disposed of by any Obligor at, on or under any of the Real Properties in violation of, or in a manner that could give rise to an Environmental Liability of the Obligors under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Obligor, threatened in writing, under any Environmental Law to which any Obligor is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Real Properties or the Business;

(e) there has been no Release or threat of Release of any Hazardous Material at or from the Properties, or arising from or related to the operations of the Borrower or any of its Subsidiaries in connection with the Real Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to a liability under Environmental Laws;

(f) the Real Properties and all operations by the Obligors at the Real Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties nor is there a violation of any Environmental Law or Environmental Permit required by Environmental Law with respect to the Properties or the Business that could give rise to an Environmental Liability of the Obligors;

(g) no Obligor has assumed any liability of any other Person (other than a Subsidiary) under Environmental Laws; and

(h) Each Obligor hereby acknowledges and agrees that the Administrative Agent (i) is not now, and has not ever been, in control of any of the Real Properties or of any Obligor’s or any of its Subsidiaries’ affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Obligor’s or any of its Subsidiaries’ conduct with respect to the ownership, operation or management of any of their respective Properties or compliance with Environmental Laws or Environmental Permits.

Section 6.21 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (including the Acquisition), contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading, and no other factual information furnished after the Effective Date in connection with any Loan Document by or on behalf of the Borrower or any Subsidiary to any Secured Party will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Obligor that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

Section 6.22 Security Documents. (a) The Security Documents are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Equity Interests, when certificates representing such Pledged Equity Interests are delivered to the Collateral Agent, and in the case of the other Collateral described in the Obligor Security Agreement, when Financing Statements and other filings, including filings under applicable certificates of title statutes, specified in Schedule 6.22(a) in appropriate form are recorded in the offices specified in Schedule 6.22(a), the Obligor Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Obligors in such Collateral and the proceeds thereof, as security for the Secured Obligations (as defined in the Obligor Security Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Equity Interests, Liens permitted by Section 8.3(b)).

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are recorded in the offices specified by the Borrower, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Obligors in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person.

Section 6.23 Solvency. Each Obligor is, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

Section 6.24 Real Properties; Mortgaged Properties. (a) As of the Closing Date, neither Borrower nor any of its Subsidiaries owns in fee simple any real property in the United States. As of the Closing Date, Schedule 6.24B lists the address and landlord of each real property leased by any Obligor or any Subsidiary of any Obligor.

(b) No Obligor has knowledge of, or has received written notice of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property. No Mortgaged Property is subject to any outstanding right of first refusal option or other contractual right to purchase or lease such Mortgaged Property. No Mortgaged Property has suffered within the last twelve (12) months any casualty or loss requiring (or reasonably expected to require) payment in excess of $25,000 to cause such Mortgaged Property to be repaired to the same condition as it was in immediately prior to such casualty or loss. Each Mortgaged Property is served by utilities adequate for such Mortgaged Property’s current and proposed use, and each Mortgaged Property is directly accessible from public roadways.

Section 6.25 Capitalization. As of the Closing Date, Schedule 6.25 is a true, complete and accurate description of the equity capital structure of the Borrower and its Subsidiaries showing, for each such Person (other than the Borrower), accurate ownership percentages of the equityholders of record and accompanied by a statement of authorized and issued Equity Interests for each such Person. Except as set forth on Schedule 6.25, as of the Closing Date (a) there are no preemptive rights, outstanding subscriptions, warrants or options to purchase any Equity Interests of the Borrower or any of its Subsidiaries, (b) there are no obligations of any Obligor to redeem or repurchase any of its Equity Interests and (c) except as filed as an exhibit to the Borrower’s SEC filings prior to the Closing Date, there is no agreement, arrangement or plan to which any Obligor or any of its Subsidiaries is a party or of which any Obligor has knowledge that could directly or indirectly affect the capital structure of the Borrower or its Subsidiaries. The Equity Interests of each of its Subsidiaries described on Schedule 6.25 (i) are validly issued and fully paid and non-assessable (to the extent such concepts are applicable to the respective Equity Interests) and (ii) are owned of record and beneficially as set forth on Schedule 6.25, free and clear of all Liens to the extent owned by the Borrower or any Subsidiary (other than Liens created under the Security Documents).

Section 6.26 Insurance. All insurance maintained by the Borrower and its Subsidiaries is in full force and effect, all premiums have been duly paid, neither the Borrower nor any of its Subsidiaries has received written notice of violation or cancellation thereof, the Real Property, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no material default under any Insurance Requirement. Each of the Borrower and its Subsidiaries has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

Section 6.27 Acquisition Documentation. Each of the Borrower and each Subsidiary has the power and authority to enter into the Acquisition Documentation to which it is a party and has duly authorized, executed and delivered such Acquisition Documentation. The Acquisition Documentation constitute the legal, valid and binding obligations of the Borrower and each Subsidiary party thereto enforceable against such Person in accordance with their respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ fights generally and by principles of equity).

Section 6.28 Anti-Terrorism Law. (a) To the knowledge of the Obligors, no Obligor and none of their respective Subsidiaries is in violation in any material respect of any statute, law, rule, order or regulation relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”).

(b) To the knowledge of the Obligors, no Obligor and no Subsidiaries or broker or other agent of any Obligor acting or benefiting in any capacity in connection with the Revolving Loans is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(vi) To the knowledge of the Obligors, no Obligor and no Affiliate, broker or other agent of any Obligor acting in any capacity in connection with the Revolving Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE 7

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees with each Lender and the Administrative Agent that, until the Termination Date has occurred, the Borrower shall, and shall cause each of its Subsidiaries to, perform or cause to be performed the obligations set forth in this ARTICLE 7.

Section 7.1 Financial Statements. The Borrower shall furnish to the Administrative Agent and each Lender:

(a) Annual Financial Statements. As soon as available, but in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by an independent certified public accountants of nationally recognized standing.

(b) Quarterly Financial Statements. As soon as available, but in any event not later than 45 days after the end of each the first three Fiscal Quarters of each Fiscal Year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statement of income for such quarter and the portion of the Fiscal Year through the end of such Fiscal Quarter and the related unaudited consolidated statement of cash flows for the portion of the Fiscal Year through the end of such Fiscal Quarter, setting forth in each case in comparative form the figures at the end of the previous Fiscal Year (in the case of the unaudited consolidated balance sheet) and for the previous Fiscal Year (in the case of the unaudited consolidated statements of income and cash flow), certified by a Responsible Officer as being fairly stated in all material respects

(subject to normal and recurring year-end audit adjustments); provided that certifications made pursuant to Rules 13a-14(a) and 13a-14(b) or Rules 15d-14(a) and 15d-14(b) of the Securities Act of 1934, as amended, shall be sufficient for purposes hereof.

All financial statements required to be delivered pursuant to this Section shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Documents required to be delivered pursuant to Section 7.1(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 1 or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 7.2 Certificates; Other Information. The Borrower shall furnish to the Administrative Agent and each Lender (or, in the case of Section 7.2(f), to the relevant Lender):

(a) Annual Certificate of Certified Public Accountants. Concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate.

(b) Responsible Officer’s Certificate. Concurrently with the delivery of any financial statements pursuant to Section 7.1, a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Obligor during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate.

(c) Compliance Certificate; Location of Collateral. Concurrently with the delivery of any quarterly or annual financial statements pursuant to Section 7.1, (i) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement (including Section 8.1) as of the last day of the applicable Fiscal Quarter or Fiscal Year, as the case may be, and (ii) to the extent not previously expressly disclosed in writing to the Administrative Agent, a listing of (A) each county and state within the United States where any Obligor owns any real property interest (fee, lease or other), (B) any registrations of, and applications for, patents, trademarks and copyrights acquired by any Obligor or Subsidiary, to the extent of receipt of any filing details by such Obligor or Subsidiary, and (C) each change of Business Entity form or of legal name or of address or jurisdiction of organization of any Obligor or Subsidiary, in each case above since the date of the most recent list delivered pursuant to this clause (ii) (or, in the case of the first such list so delivered, since the Closing Date).

(d) [Reserved.]

(e) Discussion and Analysis of Financial Condition, etc. As soon as practicable, but in any event within 90 days after the end of any Fiscal Quarter in respect of which financial statements are to be delivered pursuant to Section 7.1(b), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries for such period and for the period from the beginning of the then current Fiscal Year to the end of such period, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous Fiscal Year.

(f) Financial Statements and Reports, etc. Within five days after the same are sent, copies of all financial statements and reports that any Obligor sends to the holders of any class of its debt securities or public equity securities, except to the extent such financial statements and reports have been filed with, and are publicly available through, the SEC.

(g) Management Letter. Promptly upon receipt thereof, a copy or summary of any other report or “management letter” or similar report submitted by independent accountants to the Borrower or any of its Subsidiaries in connection with any annual, interim or special audit of the books of such Person.

(h) Other Information. Promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

Section 7.3 Notice of Default, Litigation or Certain Other Matters. The Borrower shall furnish to the Administrative Agent and each Lender the following notices within the time periods specified below:

(a) notice of any Default or Event of Default as soon as possible after the occurrence thereof and in any event within three days after the Borrower or any other Obligor obtains knowledge of such occurrence;

(b) notice of (i) the occurrence of any default or event of default under any Contractual Obligation of any Obligor or any of its Subsidiaries or (ii) the commencement of, or any material adverse development with respect to, any litigation, investigation or proceeding that may exist at any time between any Obligor or any of its Subsidiaries and any Governmental Authority, that, in either clause (i) or (ii), as the case may be, could reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within three days after the Borrower or any other Obligor obtains knowledge of such occurrence, commencement or development;

(c) notice of the commencement of, or any material adverse development with respect to, any litigation or proceeding affecting any Obligor or any of its Subsidiaries in which the amount involved is $1,000,000 or more and not fully covered by insurance or in which injunctive or similar relief is sought, as soon as possible and in any event within three days after the Borrower or any other Obligor obtains knowledge of such commencement or development;

(d) notice of (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, reorganization (within the meaning of Section 4241 of ERISA) or Plan Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Obligor or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, reorganization (within the meaning of Section 4241 of ERISA) or Plan Insolvency of, any Plan, as soon as possible and in any event within three days after the Borrower or any other Obligor obtains knowledge thereof;

(e) notice of any significant adverse change (in the Borrower’s reasonable judgment) in any Obligor’s or any Subsidiary’s relationship with, or any significant event or circumstance that in the Borrower’s reasonable judgment is likely to adversely affect any Obligor’s or any Subsidiary’s relationship with any customer (or related group of customers) representing more than 10% in the aggregate of the Borrower’s consolidated revenues during the most recent Fiscal Year, as soon as possible and in any event within 10 days after any Obligor obtains knowledge thereof;

(f) notice of any (i) proposed Qualified Issuance, setting forth the anticipated Net Cash Proceeds thereof and the proposed date of issuance or (ii) proposed issuance of Equity Interests of the Borrower or Indebtedness permitted under Section 8.2(n), setting forth the anticipated Net Cash Proceeds thereof and the proposed date of issuance, in each case of clause (i) or (ii), no less than 5 days prior to such issuance; and

(g) notice of any other development or event that has had or could reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 10 days after any Obligor obtains knowledge thereof.

Each notice pursuant to this Section 7.3 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action, the Borrower or the relevant Subsidiary proposes to take with respect thereto. In addition, each notice delivered pursuant to clause (b), (c) or (d) above shall also include, to the extent requested by the Administrative Agent, copies of all documentation relating to the applicable occurrence or event.

Section 7.4 Maintenance of Existence; Compliance with Laws, etc. The Borrower will, and will cause each of its Subsidiaries to: (a)(i) preserve, renew and keep in full force and effect its existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.3(p) and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Applicable Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.5 Insurance. The Borrower will, and will cause each of its Subsidiaries to:

(a) maintain insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks (but including in any event coverage for public liability, product liability and business interruptions) as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Borrower and its Subsidiaries; and

(b) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.

Without limiting the foregoing, all insurance policies of the Obligors required pursuant to this Section shall (i) name the Administrative Agent on behalf of Secured Parties as loss payee (in the case of property insurance) or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without thirty days’ prior written notice to the Administrative Agent and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.

Section 7.6 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep all of its and their respective Properties (other than Properties that the Borrower or such Subsidiary determines in its reasonable, good faith judgment are no longer necessary, useful or economically desirable for the business of the Borrower or such Subsidiary, as the case may be) in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by the Borrower and its Subsidiaries may be properly conducted at all times.

Section 7.7 Inspection of Property; Books and Records; Discussions. The Borrower will, and will cause each of and its Subsidiaries to (a) keep proper books of records and account in which full, true and correct entries in conformity with GAAP or IFRS, as applicable, and all Applicable Law shall be made of all dealings and transactions in relation to its business and activities and (b) no more frequently than once during any calendar year unless an Event of Default shall have occurred and be continuing, upon reasonable notice permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and to discuss the business, operations, properties and financial and other condition of the Borrower and its respective Subsidiaries with officers and employees of the Borrower and its respective Subsidiaries and with its independent certified public accountants. The Borrower shall pay all costs and expenses incurred by the Administrative Agent or any Lender in connection with any such visit, inspection or examination pursuant to this Section. Without in any way limiting the foregoing, to the extent requested by the Administrative Agent or the Required Lenders, the Borrower will participate and will cause its key management personnel to participate in one meeting per year with the Administrative Agent and the Lenders, which meeting shall be held at such time and such place as may be reasonably acceptable to the Administrative Agent and the Borrower.

Section 7.8 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP or IFRS, as applicable, with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

Section 7.9 Environmental Laws. The Borrower will, and will cause each of its Subsidiaries to:

(a) comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or Environmental Permits required by applicable Environmental Laws; and

(b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

Section 7.10 Use of Proceeds. The Borrower shall apply the proceeds of Revolving Loans (i) to fund the Escrow Accounts on the date the Acquisition is consummated, to pay certain fees and expenses incurred in connection with the initial Borrowing and (2) for working capital and general Business Entity purposes of the Borrower and its Subsidiaries.

Section 7.11 Additional Collateral; Additional Subsidiaries, etc. (a) With respect to any Property acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than any Property described in clause (b) or (c) below and excluding any Equity Interests or Property of a Foreign Subsidiary that are not required to be pledged pursuant to the last sentence of clause (c) below) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, the Borrower or such applicable Subsidiary will promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable perfected, first priority security interest in such property, subject only to Liens permitted under Section 8.3(b), (c), (d) and (p), (ii) take all actions necessary or advisable, or reasonably requested by the Administrative Agent, to perfect the security interest of the Administrative Agent in such Property, including the filing of (x) Uniform Commercial Code financing statements and (y) certificates of title and related filings, in such jurisdictions as may be required by the Obligor Security Agreement or by law or as may be requested by the Administrative Agent and to cause such security interest to be prior to all other Liens on such Property (other than Liens permitted by Section 8.3(b), (c), (d) and (p)), and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(b) With respect to any fee interest in any Real Property acquired after the Closing Date having a Fair Market Value in excess of $1,000,000 by the Borrower or any of its Subsidiaries or owned by a Subsidiary that is acquired after the Closing Date, the Borrower or such applicable Subsidiary shall promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such Real Property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such Real Property in an amount at least equal to the purchase price of such Real Property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to the Restructured Subsidiary or any new Subsidiary created or acquired after the Closing Date by the Borrower or any of its Subsidiaries (excluding any Equity Interests or property of a Foreign Subsidiary that are not required to be pledged pursuant to the last sentence of clause (c) below), the Borrower or such applicable Subsidiary shall promptly (or with respect to the Buyer and the Target, within the time periods specified in Section 7.12):

(i) execute and deliver to the Administrative Agent such amendments or supplements to the Obligor Security Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in all Equity Interests of such new Subsidiary that are owned by the Borrower or any of its Subsidiaries;

(ii) deliver to the Administrative Agent the certificates representing such Equity Interests, together with undated stock or other analogous powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be;

(iii) cause such new Subsidiary (A) to become a party to the Guaranty and the Obligor Security Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected, first priority security interest in the Collateral described in the Security Documents with respect to such new Subsidiary, including (x) the filing of Financing Statements in such jurisdictions as may be required by the Obligor Security Agreement or by law or as may be requested by the Administrative Agent, (y) the execution of any Mortgages required to be delivered pursuant to clause (b) and (z) if reasonably requested by the Administrative Agent, the delivery to the Administrative Agent of Landlord Agreements duly executed and delivered by each lessor of any Real Property leased by such new Subsidiary and (C) to deliver to the Administrative Agent a certificate of the Secretary or an Assistant Secretary of such Subsidiary as to the matters set forth in Section 5.1(n) (together with appropriate attachments) and a copy of a good standing certificate for such Subsidiary, dated a date reasonably acceptable to the Administrative Agent; and

(iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Administrative Agent pursuant to Section 7.11(c)(i) and the obligation to deliver certificates representing Equity Interests pursuant to Section 7.11(c)(ii) shall exclude any Equity Interests of a Foreign Subsidiary created or acquired after the Closing Date other than (a) Equity Interests of each first-tier Foreign Subsidiary representing 66% of the total voting power of all outstanding “stock entitled to vote” within the meaning of Treasury Regulations section 1.956-2(c)(2) and (b) 100% of the Equity Interests in each first-tier Foreign Subsidiary that does not constitute “stock entitled to vote” within the meaning of Treasury Regulations section 1.956-2(c)(2) and (2) none of the actions specified in Section 7.11(c) will be required to be taken in respect of any Foreign Subsidiary.

Section 7.12 Post-Closing Covenants. The Borrower will, and will cause each of its Subsidiaries to, comply with the terms and conditions set forth on Schedule 7.12 within the time periods set forth therein.

ARTICLE 8

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees with each Lender and the Administrative Agent that, until the Termination Date has occurred, the Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth in this Article 8.

Section 8.1 Leverage Ratio. The Borrower will not permit the Leverage Ratio as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending September 30, 2007) to be greater than 3.50 to 1.00.

Section 8.2 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, issue, incur, assume, become liable in respect of or permit to exist any Indebtedness, except:

(a) Indebtedness in respect of the Revolving Loans and other Obligations;

(b) unsecured Indebtedness (i) incurred in the ordinary course of business by the Borrower and any of its Subsidiaries (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services that are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP or IFRS, as applicable, have been established on the books of the Borrower or such Subsidiary) or (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case described in this clause (b)), Indebtedness incurred through the borrowing of money or the incurrence of Guarantee Obligations in respect thereof;

(c) Indebtedness (i) evidencing the deferred acquisition cost of any newly acquired equipment, Real Property or other assets of the Borrower or its Subsidiaries or the development or construction of any such newly acquired Real Property (pursuant to purchase money financing or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of the Borrower and its Subsidiaries (provided, that such Indebtedness is initially incurred within 60 days of the acquisition of such property without giving effect to any refinancings, renewals, extensions or replacements thereof), (ii) in respect of industrial revenue bonds or other similar governmental or municipal bonds, (iii) in respect of Capital Lease Obligations or (iv) in respect of Synthetic Lease Obligations; provided, that the aggregate principal amount of all Indebtedness outstanding pursuant to this clause (c) shall not exceed the Dollar Equivalent of $2,500,000 at any one time outstanding;

(d) Indebtedness of (i) any Obligor owing to any other Obligor or any Subsidiary; provided, that such Indebtedness is subject to one or more Intercompany Subordination Agreements and is evidenced by one or more intercompany notes in form and substance satisfactory to the Administrative Agent and duly executed by the borrower thereunder and, in the case of intercompany notes evidencing Indebtedness owed to an Obligor, such intercompany notes are endorsed to the order of the Administrative Agent (or endorsed in blank) and delivered in pledge to the Administrative Agent pursuant to a Security Document; and (ii) any Subsidiary owing to an Obligor or any other Subsidiary; provided that such Indebtedness is evidenced by one or more intercompany notes in form and substance satisfactory to the Administrative Agent and duly executed by the borrower thereunder and, in the case of intercompany notes evidencing Indebtedness owed to an Obligor, such notes are endorsed to the order of the Administrative Agent (or endorsed in blank) and delivered in pledge to the Administrative Agent pursuant to a Security Document;

(e) Indebtedness incurred by the Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with dispositions permitted in Section 8.4;

(f) Indebtedness that may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(g) Hedging Obligations assumed in the ordinary course of business and not for speculative purposes to protect against fluctuations in interest rates, foreign exchange rates and commodities used in the Business;

(h) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(i) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(j) Indebtedness of the Borrower in respect of that certain letter of credit issued by Bank of America to secure the Borrower’s obligations to its landlord under the lease for the Real Property located in Mountain View, California, and any refinancings, replacements or renewals thereof by the Borrower; provided that the face amount of such letter of credit shall not exceed $300,000;

(k) Indebtedness in connection with worker’s compensation obligations and general liability exposure of the Borrower and its Subsidiaries;

(l) Indebtedness of the Target and its Subsidiaries in an aggregate principal amount not to exceed (i) €5,000,000 at any one time outstanding with respect to the Synthetic Lease Obligations of Target for Tagus Park, Av. Dr. Mario Soarez 33, 2740-119 Portu Salvo and (ii) € 4,000,000 with respect to all other Indebtedness;

(m) Indebtedness of the Buyer and any guarantees thereof by the applicable Obligor constituting a Back-to-Back Loan Transaction in an aggregate principal amount for all Back-to-Back Loan Transactions not to exceed the Dollar Equivalent of $20,000,000 at any one time outstanding, provided that (i) the Net Cash Proceeds thereof are distributed to such Obligor and posted as cash collateral in a cash collateral account with a Back-to Back-Lender and (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(n) unsecured Indebtedness of the Borrower constituting a Qualified Issuance, provided that (i) the Borrower (A) shall have applied Net Cash Proceeds therefrom on such issuance date in an amount equal to the amount required on such date of issuance to reduce the aggregate principal amount of all Revolving Loans then outstanding to $0 (with a reduction of the Revolving Commitment Amount to $20,000,000), and (B) no Default or Event of Default shall exist on such date of issuance or result therefrom; and

(o) other Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed the Dollar Equivalent of $1,000,000 at any one time outstanding.

Section 8.3 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Stock of any Person), revenues or assets, whether now owned or hereafter acquired, except:

(a) Liens securing payment of the Obligations or obligations under the Acquisition Documentation;

(b) Liens in favor of carriers, warehousemen, mechanics, materialmen, landlords, construction or other Liens created by law, arising in the ordinary course of business for amounts that are not overdue for a period of more than 30 days or are being diligently contested in good faith by appropriate proceedings for which adequate reserves in accordance with GAAP or IFRS, as applicable, shall have been set aside on its books;

(c) Liens securing Indebtedness of the type permitted under Section 8.2(c) incurred to finance the acquisition of equipment, Real Property or other assets or the development or construction of Real Property; provided, that (i) such Lien is created substantially simultaneously with (and in any event within 60 days of) the incurrence of such Indebtedness, (ii) the

Indebtedness secured thereby does not exceed the acquisition cost of the applicable property, improvements or equipment at the time of such acquisition (or construction), and (iii) such Lien encumbers only the specific assets that are financed by such Indebtedness and does not attach to assets of such Person (other than to accessions to such assets and provided that individual financings of equipment provided by a single lender may be cross collateralized to other financings of equipment provided by such lender);

(d) Any Lien created by, or arising under any statute or regulation or common law (in contrast with Liens voluntarily granted) in connection with, without limiting the foregoing, workers’ compensation, unemployment insurance, employers’ health tax or other social security or statutory obligations that secure amounts that are not yet overdue or which are being contested in good faith by proper proceedings diligently pursued and as to which adequate reserves have been established on the Person’s books and records and a stay of enforcement of the Lien is in effect;

(e) Liens made or incurred in the ordinary course of business to secure the performance of bids, tenders, contracts (other than for the borrowing of money), leases, statutory obligations or surety and performance bonds;

(f) purported Liens evidenced by the filing of precautionary U.C.C. financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(g) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(h) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(i) licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any Subsidiary in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(j) Liens on goods (and proceeds thereof) financed with drawings under commercial letters of credit securing reimbursement obligations in respect of such commercial letters of credit permitted by the terms of this Agreement;

(k) Liens incurred in the ordinary course of business of the Borrower or any of its Subsidiaries with respect to obligations (other than Indebtedness) in an aggregate amount not to exceed the Dollar Equivalent of $1,000,000 at any one time outstanding and which do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Borrower or such Subsidiary;

(l) any provision for the retention of title to an asset by the vendor or transferor of such asset which asset is acquired by the Borrower or any of its Subsidiaries in a transaction entered into in the ordinary course of business of the Borrower or such Subsidiary;

(m) judgment Liens arising as a result of any litigation or legal proceeding; provided that such Lien is released on or prior to the earlier of (i) thirty (30) days following the date on which such Lien arises and (ii) the date such judgment shall have been vacated, discharged, stayed or bonded pending appeal; and

(n) Liens for Taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(o) the cash collateral account maintained on behalf of Bank of America with respect to the deposit of no more than $300,000 to secure the Borrower’s obligations to its landlord under the lease for Real Property located at Mountain View, California;

(p) Liens on the proceeds (together with interest earned thereof) received by an Obligor pursuant to a Back-to-Back Loan Transaction permitted under Section 8.2(m) to the extent deposited in an account with an applicable Back-to-Back Lender; and

(q) Liens on Property of the Target and its Subsidiaries securing Indebtedness in an aggregate principal amount not to exceed the amounts expressly provided for in Section 8.2(l)(i) and (ii) at any one time outstanding.

Section 8.4 Fundamental Changes.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its assets (including accounts receivable and Equity Interests in Subsidiaries or other Persons) or business, except that:

(i) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower or any Wholly Owned Subsidiary Guarantor (provided that the Borrower or such Wholly Owned Subsidiary Guarantor, as the case may be, shall be the continuing or surviving corporation) and any Foreign Subsidiary may be merged or consolidated with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

(ii) any Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary Guarantor and any Foreign Subsidiary that is not an Obligor may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Wholly-Owned Subsidiary Guarantor;

(iii) any Obligor may Dispose of the Equity Interests of any Foreign Subsidiary to another Wholly-Owned Subsidiary as a capital contribution;

(iv) Assets Sales to the extent the Net Cash Proceeds are applied toward the repayment of Revolving Loans in accordance with Section 3.1(c)(iv); provided (1) the consideration received for any property Disposed of pursuant to this clause (iv) shall not be less than the fair market value of such property, and (2) at least 75% of the consideration received for such property shall be cash or Cash Equivalents; and

(v) the Buyer or the Target may consummate the Restructuring, provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Restructuring shall not cause the Borrower and its Subsidiaries, or any of their respective assets, to be subject to any material tax liabilities, (iii) the Borrower shall have provided to the Lenders all information and documentation with respect to the Restructuring and the Restructured Subsidiary required pursuant to Section 7.11 and as the Lenders may otherwise reasonably request, and all such information and documentation shall be reasonably satisfactory to the Lenders; and

(vi) No Obligor will amend, modify or otherwise supplement its Certificate of Incorporation, Certificate of Formation or other analogous Organic Document, as applicable, except with the prior written consent of the Administrative Agent. Neither the Buyer nor the Swiss Subsidiary shall amend, modify or otherwise supplement its Certificate of Incorporation, Certificate of Formation or other analogous Organic Document, as applicable, in a manner that could be materially adverse to the Lenders.

Section 8.5 Disposition of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, Dispose of any of its assets (including accounts receivable and Equity Interests in Subsidiaries or other Persons), whether now owned or hereafter acquired, except:

(a) the Disposition of obsolete, worn out, uneconomic or surplus property, determined in the reasonable judgment of the Borrower;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 8.4(a);

(d) Asset Sales; provided that (i) the consideration received for any property Disposed of pursuant to this clause (d) shall not be less than fair market value of such property, (ii) at least 75% of the consideration received for such property shall be cash or Cash Equivalents and (iii) the aggregate amount of all such Asset Sales shall not exceed the Dollar Equivalent of $12,500,000 during the term of this Agreement;

(e) in order to resolve disputes that occur in the ordinary course of business, the Borrower and its Subsidiary may discount or otherwise compromise, or Dispose to a collection agent, for less than the face value thereof, notes or accounts receivable in the ordinary course of business and consistent with past practices;

(f) the Disposition of Cash Equivalents to the extent permitted by Section 8.8;

(g) the Disposition of Property subject to a Recovery Event;

(h) the Disposition of other property having a fair market value not to exceed the Dollar Equivalent of $5,000,000 in the aggregate for any Fiscal Year; provided that the cash consideration received for any property Disposed of pursuant to this clause (d) shall not be less than the fair market value of such property;

(i) Dispositions in connection with sale-leaseback transactions permitted by Section 8.10; and

(j) leases or subleases of Real Property.

Section 8.6 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of the Obligors or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Obligors or any Subsidiary, (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes (collectively, “Restricted Payments”), except:

(a) any Subsidiary may pay cash dividends or make other Restricted Payments to the Borrower or any Wholly Owned Subsidiary (or, in the case of a non-Wholly Owned Subsidiaries, to the Borrower or any Subsidiary and to each other owner of Equity Interest on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests);

(b) the Borrower may purchase shares of, or make payments in respect of, its Equity Interests from, or to, its directors, employees and consultants by net exercise or otherwise pursuant to the terms of any employee stock option, restricted stock or incentive stock plan or in connection with the replacement of options as a result of the Borrower’s options pricing investigation; and

(c) any Obligor may pay dividends or other distributions in the form of common stock to each holder of its Equity Interests.

Section 8.7 Capital Expenditures. The Borrower will not, and will not permit any of its Subsidiaries to, make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding as of the last day of any Fiscal Year (commencing with the Fiscal Year ending June 30, 2008) the aggregate amount of the Dollar Equivalent of $7,000,000.

Section 8.8 Investments. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a) Investments constituting accounts receivable arising in the ordinary course of business, trade debt granted in the ordinary course of business or deposits made in connection with the purchase price of goods or services in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 8.2;

(d) Investments permitted as Capital Expenditures pursuant to Section 8.7;

(e) loans and advances to employees of the Borrower or any Subsidiary of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed the Dollar Equivalent of $1,000,000 at any time outstanding;

(f) Investments of the type described in clause (b) of the definition thereof (i) by the Borrower or any Subsidiaries in any Subsidiary or (ii) by any Subsidiary in the Borrower;

(g) Investments of the type described in clause (a) of the definition thereof by the Borrower or any Subsidiary in any other Subsidiary Guarantor, to the extent such Investment is permitted as Indebtedness of such other Subsidiary Guarantor pursuant to Section 8.2(d);

(h) Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost, net of any return thereon) not to exceed the Dollar Equivalent of the sum of (i) $3,000,000 in the aggregate; plus (ii) all Deferred Reinvestment Amounts and all net cash proceeds of Dispositions of Property not constituting Asset Sales;

(i) Investments existing as of the Closing Date and set forth on Schedule 8.8;

(j) Investments in connection with deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and its Subsidiaries or as management otherwise deems reasonable in the circumstances;

(k) the Borrower and its Subsidiaries may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided that nothing in this clause (k) shall prevent the Borrower or any of its Subsidiaries from offering such concessionary trade terms, or from receiving such investments, in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances);

(l) the Borrower or any of its Subsidiaries may make investments in the form of Equity Interests received by the Borrower or such Subsidiaries (i) in satisfaction of judgments, foreclosure of liens or settlement of debts in favor of the Borrower or such Subsidiaries or (ii) as consideration for licenses granted in the ordinary course of business;

(m) Loans by the Borrower to a Back-to-Back Lender made pursuant to a Back-to-Back Loan Transaction to the extent permitted under Section 8.2(m) in an aggregate amount not to exceed the loan proceeds distributed to the Borrower pursuant to such transaction, provided that no Default or Event of Default has occurred and is continuing or would result therefrom; and

(n) the Borrower and the Buyer may consummate the Acquisition.

Section 8.9 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of such Obligor or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to such Obligor or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that the foregoing restriction shall not apply to (i) reasonable and customary fees paid to the managing member or analogous Person, or directors, managers or other voting members of the governing or managing body of, the Borrower or any Subsidiary, and (ii) employment, separation and similar agreements entered into in the ordinary course of business.

Section 8.10 Sales and Leasebacks. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the leasing by any Obligor or any Subsidiary of real or personal property that has been or is to be sold or transferred by such Obligor or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Obligor or such Subsidiary, provided that the Target shall be permitted to continue the arrangement described in Section 8.2(l)(i).

Section 8.11 Changes in Fiscal Periods. The Borrower will not permit its Fiscal Year to end on a day other than June 30 or change the Borrower’s method of determining Fiscal Quarters.

Section 8.12 Prepayment and Cancellation of Indebtedness.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, cancel any claim or Indebtedness owed to it except in the ordinary course of business consistent with past practice.

(b) The Borrower will not, and will not permit any of its Subsidiaries to prepay, redeem, purchase, defease or otherwise satisfy (“prepay”) prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, provided, however, that the Borrower and each Subsidiary may (I) prepay the Obligations in accordance with the terms of this Agreement, (II) make regularly scheduled or otherwise required repayments of Indebtedness, (III) prepay any Indebtedness payable to such Obligor by any of its Subsidiaries, and (IV) prepay any Indebtedness of the Target and its Subsidiaries outstanding as of the Closing Date.

Section 8.13 Agreements Restricting Liens. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens, Capital Lease Obligations or Synthetic Lease Obligations, provided, in the case of this clause (b), that (x) such Indebtedness and Liens are permitted under Section 8.2(c), Section 8.2(l)(i) and Section 8.3(c) and (y) such prohibitions or limitations apply only against the assets financed thereby, (c) any agreements providing for the Disposition of property or assets, provided that (x) such Disposition is permitted under Section 8.4 and Section 8.5, and (y) such prohibitions and limitations apply solely to the property or assets being Disposed; and (d) customary non-assignment provisions contained in leases, subleases, licenses and sublicenses.

Section 8.14 Agreements Restricting Subsidiary Distributions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, any Obligor or any other Subsidiary, (b) make loans or advances to, or other Investments in, any Obligor or any other Subsidiary or (c) transfer any of its assets to any Obligor or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of any (i) restrictions existing under the Loan Documents, (ii) restrictions in any agreements governing any purchase money Liens, Capital Lease Obligations or Synthetic Lease Obligations, provided that (x) such Indebtedness and Liens are permitted under Section 8.2(c), Section 8.2(l)(i) and Section 8.3(c) and (y) such prohibitions or limitations apply only against the assets financed thereby, (iii) restrictions in any agreements providing for the Disposition of property or assets, provided that (x) such Disposition is permitted under Section 8.4 and Section 8.5, and (y) such prohibitions or limitations apply solely to the property or assed being Disposed; or (f) customary non-assignment provisions contained in the leases, subleases, licenses, and sublicenses.

Section 8.15 Lines of Business. The Borrower will not, and will not permit any of its Subsidiaries to, (x) enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged or contemplated to be engaged on the date of this Agreement or that are reasonably related thereto.

Section 8.16 Hazardous Materials. The Borrower will not, and will not permit any of its Subsidiaries to, cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Properties where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Properties, other than in the case of clauses (a) and (b) such violations or Environmental Liabilities that could not reasonably be expected to result in a Material Environmental Amount.

Section 8.17 Amendments to Acquisition Documentation, Intercompany Subordination Agreements. Without the prior written consent of the Required Lenders, the Borrower will not, and will not permit any of its Subsidiaries to, amend, supplement, waive or otherwise modify, or consent or agree to any amendment, supplement, waiver or other modification to, or enter into any forbearance from exercising any rights with respect to, the terms or provisions contained in (a) any Acquisition Documentation, except for (i) any amendment, supplement, waiver or other modification for purposes of curing any ambiguity or correcting any provision therein that is defective or inconsistent with the Acquisition Documentation for the applicable acquisition, as the Borrower shall reasonably deem necessary or desirable and which shall not adversely affect the Secured Parties and (ii) any amendment, supplement, waiver or other modification that, in the aggregate with all other such amendments, supplements and modifications, (x) does not modify any provision of any agreement providing for an earnout or other contingent purchase price such that a larger payment would be due by any Obligor or any payment would be required to made by any Obligor at any earlier date, (y) does not modify any indemnities or licenses furnished to any Obligor or any of its Subsidiaries such that, after giving effect thereto, such indemnities or licenses shall be less favorable to such interests of such Obligor and such Subsidiaries or the Lenders and (z) could not reasonably be expected to have a Material Adverse Effect or (b) any Intercompany Subordination Agreement, without the prior written consent of the Administrative Agent.

Section 8.18 Issuance of Equity Interests. The Borrower will not permit any of its Subsidiaries to issue any Equity Interests (whether for value or otherwise) to any Person (other than (a) Securities upon conversion or exercise of shares representing Equity Interests or Indebtedness outstanding on the date hereof, (b) capital contributions by the Borrower or any of its Subsidiaries to any Subsidiary Guarantor of the Borrower, or to the Target following consummation of the Acquisition in an amount not to exceed the Dollar Equivalent of $2,000,000, (c) the issuance or sale of shares representing Equity Interests by a Subsidiary of the Borrower to the Borrower or another Subsidiary Guarantor of the Borrower, and (d) the issuance or sale of director’s qualifying shares or similar shares of Equity Interests of a Subsidiary of the Borrower to the extent required by Applicable Law).

ARTICLE 9

EVENTS OF DEFAULT

Section 9.1 Listing of Events of Default. Each of the following events or occurrences described in this Section shall constitute an “Event of Default.”

(a) Non-Payment of Obligations. The Borrower shall (i) fail to pay any principal of any Revolving Loan when due in accordance with the terms hereof, (ii) fail to pay any interest on any Revolving Loan or any fee due hereunder within three days after the same shall have become due and payable or (iii) fail to pay any other amount payable hereunder or under any other Loan Document within three days after any such other amount becomes due in accordance with the terms hereof.

(b) Breach of Representation or Warranty. Any representation or warranty made or deemed made by any Obligor herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made.

(c) Non-Performance of Certain Covenants and Obligations. Any Obligor shall default in the observance or performance of any agreement contained in Section 7.1, Section Section 7.2, Section 7.3(a), (e) or (f), Section 7.4(a)(i) or Section 7.4(a)(ii) (with respect to the Borrower only), Section 7.10, or Section 7.12 of this Agreement, Article 8 or Section 4.1, 4.2, 4.5, 4.6, 4.11, 4.12, 4.13, 4.14, 4.15, 5.1, 5.2, 5.3 or 5.7 of the Obligor Security Agreement.

(d) Non-Performance of Other Covenants and Agreements. Any Obligor shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in clauses (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date on which an officer of any Obligor obtains actual knowledge of such default and (ii) the date on which a Responsible Officer receives notice of such default from the Administrative Agent or the Required Lenders.

(e) Default on Other Indebtedness. (i) A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any

Indebtedness (other than Indebtedness described in clause (a) above) of any Obligor or any of its Subsidiaries or any other Obligor, including any Guarantee Obligation; or (ii) a default shall occur in the performance or observance of any obligation, agreement or condition with respect to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto; or (iii) any other event shall occur or condition exist, if (x) the effect of such default, event or condition is to accelerate the maturity of any such Indebtedness or (y) such default, event or condition shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity; provided that a default, event or condition described in this clause (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in this clause (e) shall have occurred and be continuing with respect to such Indebtedness having, in the aggregate, an outstanding principal amount (or, in the case of any Hedge Agreement, a Hedge Agreement Value) equal to or in excess of the Dollar Equivalent of $1,000,000.

(f) Bankruptcy, Insolvency, etc. (i) Any Obligor, or any of its Subsidiaries, shall (A) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) apply for, consent to or acquiesce in the appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or (C) make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Obligor or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) (A) above or any Obligor, or any of its Subsidiaries shall permit or suffer to exist the appointment of a receiver, trustee, custodian, conservator or other official described in clause (i)(B) above that, in either case, (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 45 days or (C) is consented to or acquiesced in by such Obligor or such Subsidiary or (iii) there shall be commenced against any Obligor or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or (iv) any Obligor or any of its Subsidiaries shall become insolvent or generally fail to pay, or shall admit in writing its inability or unwillingness generally to pay, its debts as they become due; or (v) any Obligor or any of its Subsidiaries shall take any action authorizing or in furtherance of, any of the acts described in clause (i), (ii), (iii) or (iv) above.

(g) Pension Plans. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Obligor or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Obligor or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Plan Insolvency or reorganization (within the meaning of Section 4241 of ERISA) of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to result in liability in excess of the Dollar Equivalent of $1,000,000.

(h) Judgments. (i) Any judgment, order or decree for the payment of money individually or in the aggregate in excess of the Dollar Equivalent of $1,000,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against any Obligor or any of its Subsidiaries and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 60 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) any judgment, order or decree shall be rendered against any Obligor or any of its Subsidiaries involving a required divestiture of any material properties, assets or business that are (x) reasonably estimated to have a fair value in excess of the Dollar Equivalent of $1,000,000 or (y) necessary for any Obligor or any of its Subsidiaries to continue in the lines of business in which they are engaged immediately prior to such judgment, and, in each case, such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 60 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

(i) Impairment of Security, etc. Any of the Security Documents shall cease for any reason (other than termination in accordance with its terms) to be in full force and effect, or any Obligor or any Affiliate of any Obligor shall so assert; or any Lien granted under any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or the Guaranty shall cease, for any reason, to be in full force and effect or any Obligor or any Affiliate of any Obligor shall so assert.

(j) [Reserved].

(k) [Reserved].

(l) Change in Control. Any Change in Control shall occur.

Section 9.2 Action if Bankruptcy. If any Event of Default specified in any of Section 9.1(f)(i) through (iv) occurs with respect to any Obligor, the Revolving Commitments (if not theretofore terminated) shall automatically and immediately terminate (and each Revolving Commitment Amount shall automatically be reduced to zero) and the outstanding principal amount of all outstanding Revolving Loans (with accrued interest thereon) and all other Obligations shall automatically be and become immediately due and payable, without notice or demand to the Borrower, any other Obligor or any other Person.

Section 9.3 Action if Other Event of Default. If any Event of Default (other than an Event of Default specified in any of Section 9.1(f)(i) through (iv) with respect to any Obligor) shall occur for any reason, whether voluntary or involuntary, and be continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate and the Revolving Commitment Amount shall reduce to zero; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare all or any portion of the outstanding principal amount of the Revolving Loans and other Obligations (including all accrued interest on the Revolving Loans) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the full unpaid amount of such Revolving Loans and other Obligations that shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment. Except as expressly provided above in this ARTICLE 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived by each Obligor.

ARTICLE 10

THE ADMINISTRATIVE AGENT

Section 10.1 Appointment. Each Lender hereby irrevocably designate and appoint JF as Administrative Agent (such term to include, for the purposes of this ARTICLE 10, JF acting as Collateral Agent) under this Agreement and the other Loan Documents, and each Lender irrevocably authorize JF as the Administrative Agent for such Lender or, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

Section 10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

Section 10.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Obligor or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Obligor a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Obligor.

Section 10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Revolving Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, the Required Lenders or all Lenders, as applicable) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, the Required Lenders or all Lenders, as applicable), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Revolving Loans.

Section 10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 10.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Obligor or any affiliates of any Obligor, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Obligors and their affiliates and made its own decision to make its Revolving Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Obligors and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Obligor or any affiliate of any Obligor that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 10.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Revolving Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Revolving Loans and other Obligations) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Acquisition or the other transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment in full of all Obligations.

Section 10.8 Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Obligor as though the Administrative Agent was not the Administrative Agent. With respect to its Revolving Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent at any time upon 20 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan

Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower, which approval shall not be unreasonably withheld, conditioned or delayed (provided, however, that the consent of the Borrower shall (a) be deemed granted if not expressly withheld within five Business Days after the Borrower receives notice of such proposed appointment and (y) not be required at any time an Event of Default under Section 9.1(a) or (f) shall have occurred and then be continuing), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Revolving Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 20 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this ARTICLE 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents, and Section 11.5 and Section 11.6 shall continue to inure to its benefit.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Amendments and Waivers.

Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Obligor party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Obligor party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Obligors hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive all or any part of the principal amount or extend the final scheduled date of maturity of any Revolving Loan, reduce the stated rate of any interest or fee payable hereunder (other than a waiver of default interest due under Section 3.3(b)(i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the consent of each Lender directly affected thereby (it being understood and agreed, however, that any vote to rescind any acceleration made pursuant to Section 9.2 and Section 9.3 of amounts owing with respect to the Revolving Loans and other Obligations shall only require the vote of the Required Lenders);

(ii) modify this Section 11.1 or any voting rights herein, reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan

Documents, release all or substantially all of the Collateral, release any Subsidiary Guarantor from its obligations under the Guaranty other than the release of the Buyer in connection with the Restructuring, if applicable, in each case without the consent of all Lenders; or

(iii) amend, modify or waive any provision of ARTICLE 10 without the consent of the Administrative Agent.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Obligors, the Lenders, the Administrative Agent and all future holders of the Revolving Loans. In the case of any waiver, the Obligors, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any Lender refusing to consent to any such amendment, supplement or modification shall be subject to replacement by the Borrower in accordance with Section 4.7(b).

Section 11.2 Notices, etc.

(a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile) and, except with respect to electronic communications (as set forth in clause (b) below) or as otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when the confirmation of transmission thereof is received by the transmitter, addressed as set forth on Schedule 1 in the case of the Borrower and the Administrative Agent, and as set forth in any applicable administrative questionnaire delivered to the Administrative Agent in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to ARTICLE 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, each in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Acknowledgment by Borrower with Respect to Posting of Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

(d) The Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any other Obligor, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Obligor’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any other Obligor, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Section 11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Revolving Loans and other extensions of credit hereunder.

Section 11.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Arranger, the Syndication Agent, the Administrative Agent and the Collateral Agent for all their out-of-pocket costs and expenses incurred in connection with the syndication, development, negotiation, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and the Collateral Agent and filing and recording fees and expenses (subject to, in the case of such fees and disbursements of counsel due and payable on the Closing Date, the limitations set forth in the engagement letter dated as of July 23, 2007 between the Borrower and Jefferies & Company, Inc.), (b) to pay or reimburse each Lender, the Administrative Agent and the Collateral Agent for all its costs and expenses incurred in connection with (x) the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents and (y) the negotiation of any restructuring or “work-out”, whether or not consummated, of any Obligations, including, in each case, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent and the Collateral Agent and (c) to pay, indemnify, and hold each Lender, the Administrative Agent and the Collateral Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements of amounts payable by the Borrower pursuant to this Section 11.5 shall be submitted to the Borrower at its address, and to the attention of the contact person, set forth below the Borrower’s name in Schedule 1, or to such other contact person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.

The agreements in this Section 11.5 shall survive the payment in full of all Obligations and the termination of all Revolving Commitments.

Section 11.6 Indemnification of Secured Parties. In consideration of the execution and delivery of this Agreement by each Secured Party, the Borrower hereby indemnifies, exonerates and holds each Secured Party and each of their respective officers, directors, employees and agents (each, an “Indemnitee”) free and harmless from and against any and all actions, causes of action, suits, claims, losses, costs, liabilities and damages, and all expenses incurred in connection with any of the foregoing (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including attorneys’ fees and disbursements (including the allocated fees and expenses of in-house counsel), whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties, and agrees to reimburse each Indemnitee upon demand for all legal and other expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any claim, litigation, investigation or proceeding relating to any of the foregoing (collectively, the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to

(i) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Borrowing, including all Indemnified Liabilities arising in connection with the Acquisition;

(ii) execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any agreements executed and delivered in connection with the Acquisition (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to ARTICLE 5 not to fund any Revolving Loans, provided that any such action is resolved in favor of such Indemnified Party);

(iii) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the Equity Interests or assets of any Person, whether or not an Indemnified Party is party thereto;

(iv) any investigation, litigation or proceeding related to any environmental cleanup, audit, noncompliance with or liability under any Environmental Law or other matter relating to the protection of the environment applicable to the operations of the Borrower or any of its Subsidiaries or any of the Properties;

(v) the presence on or under, or the Releases from, any real property owned or operated by any Obligor or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or Subsidiary; or

(vi) each Lender’s Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);

except to the extent that Indemnified Liabilities arising for the account of a particular Indemnitee are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily by reason of the such Indemnitee’s gross negligence or willful misconduct. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. It is expressly understood and agreed that to the extent that any Indemnitee is strictly liable under any Environmental Laws, each Obligor’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition that results in an Environmental Liability of an Indemnitee. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.

The agreements in this Section 11.6 shall survive the payment in full of all Obligations and the termination of all Revolving Commitments.

Section 11.7 Successors and Assigns; Participations and Assignments.

(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Revolving Loans and their respective successors and assigns, except that (i) the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender, in its sole discretion and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (A) by way of participation in accordance with the provisions of Section 11.7(b), or (B) to an assignee in accordance with the provisions of Section 11.7(c) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.7(b) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Participations by Lenders. Any Lender may, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Revolving Loan owing to such Lender, any Revolving Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Revolving Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Obligor therefrom, except to the extent that such amendment, waiver or consent would (x) reduce the principal of, or interest on, the Revolving Loans or reduce the amount of any fees payable hereunder, or postpone the date of the final maturity of the Revolving Loans, in each case to the extent subject to such participation, (y) release all or substantially all of the Collateral, or release any guarantor from its guaranty of any of the Obligations, except strictly in accordance with the terms of the Loan Documents, or (z) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement. The Borrower agrees that if amounts outstanding under this Agreement and the Revolving Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 11.8(a) as fully as if it were a

Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Section 4.4, Section 4.5 and Section 4.6 with respect to its participation in the Revolving Commitments and Revolving Loans outstanding from time to time as if it was a Lender; provided, however, that in the case of Section 4.5, such Participant shall have complied with the requirements of Section 4.5(f), if applicable, and provided, further, that, except in the case of a participating interest purchased by a Benefited Lender pursuant to Section 11.8(a), no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Assignments by Lenders. Any Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Eligible Assignee all or any part of its rights and obligations under this Agreement (including without limitation, all or a portion of its Revolving Commitment, the Revolving Loans owing to it and the Revolving Note or Revolving Notes held by it) pursuant to a Lender Assignment Agreement, executed by such Eligible Assignee, such Assignor and any other Person whose consent is required pursuant to this Section 11.7(c) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that if such assignment is in respect of less than all of the rights and obligations of the Assignor, then, unless otherwise agreed by the Borrower and the Administrative Agent, (i) no such assignment to any Eligible Assignee other than any Lender, any Affiliate of a Lender or any Approved Fund of a Lender shall be in an aggregate principal amount of less than $2,500,000 in respect of any assignment concerning a Revolving Commitment or a Revolving Loan and (ii) the aggregate principal amount of the Revolving Loans, and unused Revolving Commitments so retained by the Assignor shall not be less than $2,500,000 in the aggregate. Notwithstanding the foregoing or any other provision of this Section 11.7, the consent of the Borrower shall not be required in connection with any assignment that occurs when an Event of Default shall have occurred and be continuing.

(d) Effectiveness of Assignment. Upon its receipt of a Lender Assignment and Acceptance Agreement executed by an Assignor, an Eligible Assignee and any other Person whose consent is required by Section 11.7(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Lender Assignment and Acceptance Agreement and (ii) record the information contained therein in the Register (as defined below) on the effective date determined pursuant thereto. Upon such execution, delivery, acceptance and recording (the “Assignment Effective Date”), then, from and after the settlement date specified in such Lender Assignment Agreement, (x) the Eligible Assignee thereunder shall be a party hereto and, to the extent provided in such Lender Assignment Agreement, have the rights and obligations of a Lender hereunder with a Revolving Commitment and/or Revolving Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Lender Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto).

(e) Register. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for the purpose of this Section 11.7, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Revolving

Commitment, the Revolving Loans made by each Lender and the Revolving Notes evidencing such Revolving Loans, and each repayment in respect of the principal amount of the Revolving Loans of each Lender and annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to this Section 11.7. Failure to make any recordation, or any error in such recordation, shall not affect the Borrower’s or any other Obligor’s Obligations in respect of such Revolving Loans or Revolving Notes. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Revolving Loan and related Revolving Note is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. A Lender’s Revolving Commitment and the Revolving Loans made pursuant thereto and the Revolving Notes evidencing such Revolving Loans may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register. Any assignment or transfer of a Lender’s Revolving Commitment or the Revolving Loans or the Revolving Notes evidencing such Revolving Loans made pursuant thereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement duly executed by the assignor thereof. No assignment or transfer of a Lender’s Revolving Commitment or the Revolving Loans made pursuant thereto or the Revolving Notes evidencing such Revolving Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.

(f) Pledge of Revolving Notes to Federal Reserve Bank, etc. For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 11.7 concerning assignments of Revolving Loans and Revolving Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Revolving Loan or Revolving Note to any Federal Reserve Bank in accordance with applicable law. The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Revolving Notes to any Lender requiring Revolving Notes to facilitate transactions of the type described in this clause (e).

Section 11.8 Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, then such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) Each Secured Party shall, upon the occurrence and during the continuance of any Default described in Section 9.1(f) or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and the Borrower hereby grants to each Secured Party (as security for such Obligations) a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower from time to time maintained with such Secured Party; provided, however, that any such appropriation and application shall be subject to the provisions of clause (a) above. Each Secured Party agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) that such Secured Party may have.

Section 11.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

Section 11.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.11 Other Transactions. Nothing contained herein shall preclude the Administrative Agent or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Borrower or any of their Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

Section 11.12 Integration. This Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect thereto.

Section 11.13 GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW, AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 11.14 Submission To Jurisdiction; Waivers. (a) THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY IN ANY LITIGATION OR OTHER PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS OR ANY OBLIGOR IN CONNECTION

HEREWITH OR THEREWITH; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND; PROVIDED, FURTHER, THAT NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

(b) THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN Section 11.2. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO IN CLAUSE (a) ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH OBLIGOR HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS. THE BORROWER HEREBY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THAT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

Section 11.15 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

Section 11.16 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any

Collateral or releasing the obligations of any Obligor under the Guaranty (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document, (ii) to the extent necessary to permit consummation of any transaction that has been consented to in accordance with Section 11.1 and (iii) under the circumstances described in clause (b) below.

(b) Upon the occurrence of the Termination Date, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Obligor under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

Section 11.17 Syndication Agent. None of the Lenders identified on the cover page or signature pages or in the preamble of this Agreement as a “syndication agent” or “documentation agent” or any other title shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified as a “syndication agent” or “documentation agent” shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it is not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 11.18 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Obligor in accordance with the Patriot Act.

Section 11.19 WAIVER OF JURY TRIAL. THE ADMINISTRATIVE AGENT, EACH LENDER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, OR THE BORROWER IN CONNECTION THEREWITH. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND EACH LENDER ENTERING INTO THE LOAN DOCUMENTS.

Section 11.20 Judgment Currency. (a) The specification of Dollars is of the essence, and Dollars shall in each instance be the currency of account and payment in all instances.

(b) A payment obligation in Dollars shall not be discharged by any amount paid in another currency (the “Other Currency”), whether pursuant to any judgment expressed in or converted into any Other Currency or in another place except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent of the full amount of the Dollars payable under this Agreement.

(c) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into the Other Currency, the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such Other Currency at the spot rate of exchange quoted by Jefferies Finance LLC at 11:00 a.m. (New York time) on the Business Day preceding that on which such judgment is rendered (or such other rate as may be required by any applicable Requirement of Law), for the purpose of the Judgment Currency, for delivery two Business Days thereafter.

(d) The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent hereunder shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by Lender of any sum adjudged to be due hereunder in the Other Currency, Lender may in accordance with normal procedures purchase Dollars with the amount of the judgment currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Administrative Agent and each Lender against, and to pay the Administrative Agent and each Lender on demand, in Dollars, the amount (if any) by which the sum originally due to the Administrative Agent and each Lender in Dollars hereunder exceeds the amount of the Other Currency so purchased.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MIPS TECHNOLOGIES, INC.,
as the Borrower

By:	/s/ John R. Bourgoin
Name:	John R. Bourgoin
Title:	Chief Executive Officer

JEFFERIES FINANCE LLC, as Arranger, Collateral Agent, Administrative Agent and as a Lender

By:	/s/ EJ Hess
Name:	E. Joseph Hess
Title:	Managing Director

EXHIBIT A

FORM OF REVOLVING NOTE

$[ ]	[ ] [ ], 20

FOR VALUE RECEIVED, the undersigned, MIPS TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), unconditionally promises to pay to the order of                                                               (the “Lender”), on the Stated Revolving Loan Maturity Date (as defined in the Credit Agreement, hereinafter defined) for the Revolving Loans (as defined in the Credit Agreement), the principal sum of [                            ] DOLLARS ($[        ]) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender pursuant to the Credit Agreement, dated as of August     , 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions or entities as are, or may from time to time become, party thereto and Jefferies Finance LLC, as Administrative Agent (in such capacity, together with any other Person appointed as the successor Administrative Agent as provided in the Credit Agreement, the “Administrative Agent”). Unless otherwise defined, terms used herein have the meanings provided in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from and including the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

Payments of both principal and interest are to be made without setoff or counterclaim in lawful money of the United States of America in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, and is subject to the terms and conditions set forth therein, which terms and conditions are incorporated herein by reference, including, without limitation, the terms of the security for this Revolving Note, the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Revolving Note, and the terms on which such Indebtedness may be declared to be or shall automatically become immediately due and payable.

The Borrower, whether as maker, endorser, or otherwise, waives presentment for payment, demand, protest and notice of dishonor.

[Remainder of page intentionally left blank]

THIS REVOLVING NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTY HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

MIPS TECHNOLOGIES, INC.

By:
Name:
Title:

EXH. A

EXHIBIT B

FORM OF BORROWING REQUEST

Dated:              [    ], 20[    ]

Jefferies Finance LLC

as Administrative Agent under

the Credit Agreement referred to below

520 Madison Avenue

New York, New York 10022

Attention: [                        ]

Fax: [                        ]

Phone: [                        ]

Ladies and Gentlemen:

This Borrowing Request is delivered to you pursuant to Section 2.3 of the Credit Agreement, dated as of August __, 2007 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MIPS Technologies, Inc. a Delaware corporation, as the Borrower (the “Borrower”), the several banks and other financial institutions or entities as are, or may from time to time become, party thereto (the “Lenders”) and Jefferies Finance LLC, as Administrative Agent (in such capacity, together with any other Person appointed as the successor Administrative Agent as provided in the Credit Agreement, the “Administrative Agent”). Each capitalized term used and not otherwise defined herein is used as defined in the Credit Agreement.

The Borrower hereby gives you notice of and requests a Revolving Loan under the Credit Agreement (the “Proposed Borrowing”) for the account of the Borrower, and in connection therewith sets forth below the information relating to such Borrowing:

1.	The Business Day of the Proposed Borrowing is [ ] [ ], 20 .

2.	The aggregate amount of the Proposed Borrowing is $[ ].

3.	The Loans comprising the Proposed Borrowing will be [Eurodollar Revolving Loans] [ABR Revolving Loans].

4.	The Interest Period for each Eurodollar Revolving Loan made as part of the Proposed Borrowing is [one] [two] [three] [six] month[s] (subject to the proviso in the definition of “Interest Period”).

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing requested hereby, before and immediately after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties set forth in each Loan Document are, in each case, true and correct in all material respects (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date), provided that, in the case of any such representation and warranty that is already qualified by a materiality qualifier, such representation and warranty is true and correct in all respects; and

(b) no Default or Event of Default has occurred and is continuing.

Please wire transfer the proceeds of the Borrowing to the account set forth on Schedule I attached hereto.

[Signature page follows]

EXH. B

IN WITNESS WHEREOF, the Borrower has caused this Borrowing Request to be executed and delivered, and the certification and representations and warranties contained herein to be made, by its duly Authorized Officer this          day of [            , 20    ].

MIPS TECHNOLOGIES, INC.

By:
Name:
Title:

EXH. B

EXHIBIT C

FORM OF

COMPLIANCE CERTIFICATE

This Compliance Certificate is being delivered pursuant to Section 7.2(c) of the Credit Agreement, dated as of August     , 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MIPS Technologies, Inc., a Delaware corporation, as the Borrower, the several banks and other financial institutions or entities as are, or may from time to time become, party to the Credit Agreement and Jefferies Finance LLC, as Administrative Agent (in such capacity, together with any other Person appointed as the successor Administrative Agent as provided in the Credit Agreement, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

I,                     , hereby certify that I am a duly elected, qualified and acting Chief Financial Officer of the Borrower and each other Obligor and do hereby certify that:

1. The schedules (each a “Schedule”) attached hereto truly, correctly and completely include all information and calculations necessary for determining compliance by the Obligors with the provisions of Section 8.1 of the Credit Agreement;

2. As of                      (the “Computation Date”), the Leverage Ratio was         :1.00, as computed on Schedule 2 hereto; and

3. To the extent not previously expressly disclosed in writing to the Administrative Agent, Schedule 6 is a true, correct and complete listing of (A) each county and state within the United States where any Obligor owns any real property interest (fee, lease or other), (B) any Intellectual Property acquired by any Obligor, and (C) each change of Business Entity form or of legal name or of address or jurisdiction of organization of any Obligor or Subsidiary.

[Signature page follows]

IN WITNESS WHEREOF, I have executed and delivered this Compliance Certificate as of             , 200    .

By:
Name:
Title:	Chief Financial Officer of each Obligor

EXHIBIT D

FORM OF BORROWER

CLOSING DATE CERTIFICATE

This Borrower Closing Date Certificate is being delivered pursuant to Section 5.1(g) of the Credit Agreement, dated as of August     , 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MIPS Technologies, Inc., a Delaware corporation, as the Borrower, the several banks and other financial institutions or entities as are, or may from time to time become, party to the Credit Agreement and Jefferies Finance LLC, as Administrative Agent (in such capacity, together with any other Person appointed as the successor Administrative Agent as provided in the Credit Agreement, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

I,                         , hereby certify that I am a duly elected, qualified and acting Authorized Officer of the Borrower and do hereby certify as follows:

1. At the consummation of the Acquisition, the Acquisition Agreement and all other Acquisition Documentation shall be in forms substantially similar to the drafts as of the Closing Date and attached hereto as Schedule 1.

2. Both before and immediately after giving effect to the Acquisition, all representations and warranties of each Obligor set forth in each Loan Document to which any Obligor is a party are true and correct in all respects.

[Signature page follows]

IN WITNESS WHEREOF, I have executed this Borrower Closing Date Certificate as of August [    ], 2007.

MIPS TECHNOLOGIES, INC.

By:
Name:
Title:

EXH.D

EXHIBIT E

[FORM OF]

GUARANTY

made by

EACH GUARANTOR NAMED ON THE SIGNATURE PAGES HERETO

and

EACH ADDITIONAL GUARANTOR

as Guarantors,

in favor of

JEFFERIES FINANCE LLC,

as Administrative Agent

for each of the Secured Parties described herein

Dated as of August 24, 2007

GUARANTY

THIS GUARANTY, dated as of August 24, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Guaranty”), is made by each guarantor named on the signature pages hereto (each, a “Guarantor”, and together with each Additional Guarantor that becomes a party to this Guaranty pursuant to Section 5(e) hereof, the “Guarantors”), in favor of Jefferies Finance LLC, as Administrative Agent for each of the Secured Parties described herein.

WITNESSETH:

WHEREAS, pursuant to the Credit Agreement, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among MIPS Technologies, Inc., a Delaware corporation (the “Borrower”), the financial institutions from time to time party thereto as lenders (the “Lenders”) and Jefferies Finance LLC, as Administrative Agent to the Lenders, the Lenders have agreed to make Loans on the terms and subject to the conditions set forth therein;

WHEREAS, each Guarantor is a Subsidiary of the Borrower;

WHEREAS, each Guarantor is required to execute and deliver this Guaranty pursuant to Section 5.1(i) of the Credit Agreement; and

WHEREAS, it is in the best interests of each Guarantor to execute this Guaranty because each Guarantor will derive substantial direct and indirect benefits from the Loans made from time to time to the Borrower by the Lenders pursuant to the Credit Agreement.

NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, and in order to induce the Lenders to make Loans to the Borrower pursuant to the Credit Agreement, each Guarantor agrees, for the benefit of each Secured Party, as follows:

DEFINITIONS

Defined Terms. Capitalized terms used herein that are defined in the Credit Agreement shall have the meanings assigned to them therein, unless otherwise defined herein. The provisions of this Guaranty shall be construed and interpreted in accordance with the rules of construction set forth in Sections 1.2 and 1.3 of the Credit Agreement.

GUARANTY PROVISIONS

Guaranty. Each Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably:

guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties, the full and punctual payment and performance when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of the Borrower and each other Obligor now or hereafter existing, whether for principal, interest (including interest accruing at the then-applicable rate provided in the Credit Agreement after the occurrence of any Default set forth in Section 9.1 of the Credit Agreement, whether or not a claim for post-filing or post-petition interest is allowed under applicable law following the institution of a proceeding under bankruptcy, insolvency or similar laws), fees, expenses, indemnities or otherwise (including all such amounts that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. §502(b) and §506(b)); and

indemnifies and holds harmless each Secured Party and each holder of any Obligation for, and agrees to pay to each Secured Party, on demand, any and all costs and expenses (including, but not limited to, attorneys’ fees and expenses and fees and disbursements of the Administrative Agent’s counsel in each relevant jurisdiction) incurred by such Secured Party or such holder, as the case may be, in respect of this Guaranty, including in enforcing any rights under this Guaranty;

(the obligations described in clauses (a) and (b) being collectively referred to herein as the “Guaranteed Obligations”); provided, however, that each Guarantor shall be liable under this Guaranty for the maximum amount of such liability that can be hereby incurred without rendering this Guaranty or the rights to payment of the Administrative Agent and the other Secured Parties hereunder (after giving effect to the incurring of the Obligations hereunder and to any rights to contribution of such from any other Guarantor or other affiliates of the Borrower), as they relate to such Guarantor, void, voidable or avoidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. This Guaranty constitutes a guaranty of payment and performance and not of collection, and each Guarantor specifically agrees that it shall not be necessary or required that any Secured Party or any holder of any Obligation exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Borrower or any other Obligor (or any other Person) before or as a condition to the obligations of such Guarantor hereunder.

Acceleration of Guaranty. Each Guarantor agrees that, in the event of any Default of the nature set forth in clauses (i) through (iv) of Section 9.1(f) of the Credit Agreement, and if such event shall occur at a time when any of the Obligations of the Borrower and each other Obligor may not then be due and payable, such Guarantor will pay to the Administrative Agent, for the benefit of the Secured Parties, forthwith the full amount that would be payable hereunder by such Guarantor if all such Obligations were then due and payable.

Guaranty Absolute, etc. This Guaranty shall be in all respects a continuing, absolute, unconditional and irrevocable guaranty of payment and performance, and shall remain in full force and effect until the Termination Date has occurred. Each Guarantor guarantees that the Obligations will be paid and performed strictly in accordance with the terms of the Credit Agreement and each other Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party or any holder of any Obligation with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute, unconditional and irrevocable and, without limiting the foregoing, shall not be released, discharged or otherwise affected by:

any lack of validity, legality or enforceability of the Credit Agreement, any other Loan Document, or any other instrument or document relating to any thereof;

the failure of any Secured Party or any holder of any of the Obligations:

to assert any claim or demand or to exercise or enforce any right or remedy against the Borrower, any other Obligor or any other Person (including any Guarantor or any other guarantor) under the provisions of the Credit Agreement, any other Loan Document or otherwise; or

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to exercise or enforce any right or remedy against any collateral securing any Obligations of the Borrower or any other Obligor;

any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower or any other Obligor, or any extension, compromise or renewal of any Obligation of the Borrower or any other Obligor;

any reduction, limitation, impairment or termination of any Obligations of the Borrower or any other Obligor for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations of the Borrower, any other Obligor or otherwise;

any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Credit Agreement, any other Loan Document or any other instrument or document relating to any Loan Document;

any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty held by any Secured Party or any holder of any of the Obligations securing any of the Obligations of the Borrower or any other Obligor;

any non-perfection of any collateral, or any addition, sale, exchange, release, surrender or foreclosure of, or any realization upon, or other dealing with, in any manner and in any order, any property, rights or interests by whomsoever at any time granted, assigned, pledged or mortgaged to secure, or howsoever securing, the Obligations or any other liabilities or obligations (including any of those hereunder), or any portion of any thereof;

any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition, arrangement or other similar proceeding relating to the Borrower or any other Obligor or to any of its properties or assets, or any resulting release or discharge of any obligation of the Borrower or any other such Obligor; or

any other circumstance that might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower, any other Obligor, any surety or any guarantor.

Modification of Obligations, etc. Each Guarantor hereby acknowledges and agrees that the Administrative Agent and the Lenders may at any time or from time to time, with or without the consent of, or notice to, any Guarantor, take any or all of the following actions without impairing, releasing or otherwise affecting the liability of such Guarantor hereunder:

change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Guaranteed Obligations;

take any action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, equity or otherwise (including any action with respect to any collateral securing the Obligations or any guaranty of the Obligations), or waive or refrain from exercising any such remedies, powers or privileges (including any waiving or refraining from taking any action with respect to any collateral securing the Obligations or any guaranty of the Obligations);

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amend or modify, in any manner whatsoever, the Loan Documents;

extend or waive the time for the Borrower’s or any other Obligor’s performance of or compliance with any term, covenant or agreement on its part to be performed or observed under the Loan Documents, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

settle or compromise any of the Obligations, whether in a proceeding or not and whether voluntary or involuntary, and subordinate payment of any of the Obligations to the payment of liabilities owing to creditors of the Borrower and the other Obligors other than the Secured Parties and the Guarantors;

take and hold collateral as security for the payment of the Guaranteed Obligations or sell, exchange, release, dispose of or otherwise deal with, in any manner and in any order, any property, rights or interests pledged, assigned, mortgaged or conveyed, or in which any Secured Party has been granted a Lien, to secure any Obligations;

accept guaranties of any Obligations from any Person, or release any Person (including any Guarantor or any other guarantor) that may be liable in any manner for the payment of any Obligations or any other amounts owed by the Borrower or any other Obligor to any Secured Party;

modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of the Borrower or any other Obligor are subordinated to the claims of the Secured Parties; and/or apply any sums by whomever paid or however realized to any amounts owing by the Borrower or any other Obligor to any Secured Party in such manner as the Administrative Agent or any other such Secured Party shall determine in its discretion;

and neither the Administrative Agent nor any other Secured Party shall incur any liability to such Guarantor as a result thereof.

Waivers, etc.

Each Guarantor hereby waives (i) notice of acceptance hereof and reliance hereon, presentment and demand for payment, protest, notice of protest, notice of dishonor or nonpayment, notice of the existence, creation or incurrence of any Obligations, notice of any disposition of any collateral or other security for the Obligations and, to the fullest extent permitted by law, any other notice with respect to any of the Obligations of the Borrower or any other Obligor and of this Guaranty, (ii) any requirement that the Administrative Agent, any other Secured Party or any holder of any of the Obligations take any action against the Borrower, any other Obligor or any other Person (including any other guarantor) or proceed against or exhaust any right against any collateral securing the Obligations of the Borrower or any other Obligor and (iii) any requirement that the Administrative Agent, any other Secured Party or any holder of any of the Obligations protect, secure, perfect or insure any security interest or Lien, or any property subject thereto.

Each Guarantor hereby waives, and agrees that it shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any

4

time hereafter in force, that may delay, prevent or otherwise affect the performance by any Guarantor of its Guaranteed Obligations or the enforcement by the Administrative Agent or any Lender of this Guaranty.

To the maximum extent permitted by Applicable Law, each Guarantor hereby waives the right by statute or otherwise to require the Secured Parties to institute suit against any Obligor or to exhaust any rights and remedies that the Secured Parties have or may have against any Obligor and agrees that all rights and remedies provided herein are cumulative and not exclusive of any other rights or remedies provided by law and no failure to or delay in the exercise of any right shall operate as a waiver thereof. In this regard, each Guarantor agrees that it is bound to the payment and performance of each and all Guaranteed Obligations, whether now existing or hereafter accruing, as fully as if such Guaranteed Obligations were directly owing to the Secured Parties by such Guarantor. Each Guarantor further waives, to the maximum extent permitted by Applicable Law, any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid by the Obligors or such Guarantor) of the liability of the Secured Parties in respect thereof.

Election of Remedies. If the Administrative Agent may, under applicable law, proceed to realize benefits under any of the Loan Documents giving the Administrative Agent and the Lenders a Lien upon any Collateral owned by any Obligor or any of its Subsidiaries, either by judicial foreclosure or by non-judicial sale or enforcement, the Administrative Agent may, at its sole option, determine which of such remedies or rights it may pursue without affecting any of such rights and remedies under this Guaranty. If, in the exercise of any of its rights and remedies, the Administrative Agent shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Obligor or any of its Subsidiaries, whether because of any applicable laws pertaining to “election of remedies” or the like, each Guarantor hereby consents to such action by the Administrative Agent and waives any claim based upon such action, even if such action by the Administrative Agent shall result in a full or partial loss of any rights of subrogation which any Guarantor might otherwise have had but for such action by the Administrative Agent. Any election of remedies which results in the denial or impairment of the right of the Administrative Agent to seek a deficiency judgment against any Obligor or any of its Subsidiaries shall not impair the obligation of each Guarantor to pay the full amount of the Guaranteed Obligations. In the event the Administrative Agent shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, the Administrative Agent may bid all or less than the amount of the Guaranteed Obligations and the amount of such bid need not be paid by the Administrative Agent but shall be credited against the Guaranteed Obligations. The amount of the successful bid at any such sale shall be conclusively deemed to be the fair market value of the collateral and the difference between such bid amount and the remaining balance of the Guaranteed Obligations shall be conclusively deemed to be the amount of the Guaranteed Obligations guaranteed under this Guaranty, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the Administrative Agent and the Lenders might otherwise be entitled but for such bidding at any such sale.

Waiver of Subrogation, etc. Notwithstanding anything to the contrary in this Guaranty, or in any other Loan Document, each Guarantor hereby:

(i) expressly and irrevocably waives, on behalf of itself and its successors and permitted assigns (including any surety), any and all rights at law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to indemnification, to set off or to any other rights that could accrue to a surety against a principal, to a guarantor against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to

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the holder of any claim against any Person, and which such Guarantor may have or hereafter acquire against the Borrower in connection with or as a result of such Guarantor’s execution, delivery and/or performance of this Guaranty, or any other documents to which such Guarantor is a party or otherwise; and

(ii) acknowledges and agrees (A) that this waiver is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guaranty, and (B) that the Administrative Agent, the Lenders, the other Secured Parties and their respective successors and permitted assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 2(g) and their rights under this Section 2(g) shall survive payment in full of the Guaranteed Obligations.

Setoff. Each Guarantor hereby irrevocably authorizes the Administrative Agent and each other Secured Party, without the requirement that any notice be given to any Guarantor (such notice being expressly waived by each Guarantor), upon the occurrence and during the continuance of any Default described in clauses (i) through (iv) of Section 9.1(f) of the Credit Agreement or upon the occurrence and during the continuance of any other Event of Default, to setoff and appropriate and apply to the payment of the Obligations owing to the Administrative Agent or any other Secured Party (whether or not then due, and whether or not the Administrative Agent or such Secured Party has made any demand for payment of the Obligations), any and all balances, claims, credits, deposits (general or special, time or demand, provisional or final), accounts or money of each Guarantor then or thereafter maintained with such Secured Party. Each Secured Party agrees to notify promptly each Guarantor and, except in the case of any setoff by the Administrative Agent, the Administrative Agent, after any setoff and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Secured Party under this Section 2(h) are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) that such Secured Party may have.

Release of Guarantor Under Certain Circumstances. At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that (a) all the Equity Interests of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement or (b) to the extent that the obligations of such Subsidiary Guarantor under this Guaranty would cause a material tax consequence to the Borrower; provided, that the Borrower shall have delivered to the Administrative Agent at least 10 Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale, transfer or other disposition in reasonable detail, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement.

Reinstatement, etc. Each Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Secured Party or any holder of any Guaranteed Obligations, upon the insolvency, bankruptcy or reorganization of the Borrower or any other Obligor or otherwise, all as though such payment had not been made.

Successors, Transferees and Assigns, etc. This Guaranty shall:

be binding upon each Guarantor and its successors, transferees and assigns; and

inure to the benefit of and be enforceable by the Administrative Agent and each other Secured Party.

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Without limiting the generality of clause (b), any Lender may assign or otherwise transfer (in whole or in part) any Note or Loan held by it to any other Person, and such other Person shall thereupon become vested with all rights and benefits in respect thereof granted to such Lender under any Loan Document (including this Guaranty) or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of Section 11.7 of the Credit Agreement.

REPRESENTATIONS AND WARRANTIES

Representations and Warranties. Each Guarantor, jointly and severally, represents and warrants to each Secured Party that the representations and warranties contained in Article 6 of the Credit Agreement, insofar as the representations and warranties contained therein are applicable to such Guarantor or such Guarantor’s properties, are true and correct, and each such representation and warranty set forth in such Article 6 (insofar as applicable as aforesaid) and all other terms of the Credit Agreement to which reference is made therein, together with all related definitions and ancillary provisions, are hereby incorporated into this Section 3 by reference as though specifically set forth in this Section 3. In addition, each Guarantor hereby jointly and severally represents and warrants unto each Secured Party as set forth below in this Section 3.

Organization, etc. Each Guarantor and each of its Subsidiaries:

is a Business Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; and

(i) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (ii) has full power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, in each case, except to the extent that the failure to be so qualified or to be in good standing, or to have such power, authority and legal right, as the case may be, in the aggregate with all other such failures and noncompliance, could not reasonably be expected to have a Material Adverse Effect.

Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Guarantor of this Guaranty, the other Loan Documents executed or to be executed by it and each agreement executed or to be executed by it in connection with the Transaction, and such Guarantor’s participation in the consummation of the Transaction, are within such Guarantor’s power and authority, and legal right, have been duly authorized by all necessary Business Entity action and do not:

contravene such Guarantor’s Organic Documents;

contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting such Guarantor; or

result in, or require, the creation or imposition of any Lien on any of such Guarantor’s properties or revenues pursuant to any Applicable Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

Government Approval, Regulation, etc. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required for the due execution, delivery or performance by any Guarantor of this Guaranty or any other Loan Document to

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which it is a party or for such Guarantor’s participation in the consummation of the Transaction, except (i) as have been duly obtained or made and are in full force and effect and (ii) the failure to obtain such consent, authorization, filing or notice to or other act would not reasonably be expected to result in a Material Adverse Effect. No Guarantor is registered or required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Due Execution, Validity, etc. This Guaranty and each other Loan Document executed by each Guarantor have been duly executed and delivered by such Guarantor and, upon execution, will constitute legal, valid and binding obligations of such Guarantor enforceable in accordance with their respective terms, and each Loan Document to be executed from time to time pursuant hereto by any Guarantor will, upon the due execution and delivery thereof by such Guarantor, be the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

COVENANTS, ETC.

Each Guarantor covenants and agrees that, until the occurrence of the Termination Date, such Guarantor will perform, comply with and be bound by all the agreements, covenants and obligations contained in the Credit Agreement applicable to such Guarantor or its properties. Each such agreement, covenant and obligation contained in the Credit Agreement and all related definitions and ancillary provisions are hereby incorporated by reference into this Guaranty as though specifically set forth herein.

MISCELLANEOUS PROVISIONS

Loan Document. This Guaranty is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

Binding on Successors, Transferees and Assigns; Assignment. In addition to, and not in limitation of, Section 2(k), this Guaranty shall be binding upon each Guarantor and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by each Secured Party and each of their respective successors, transferees and assigns (to the fullest extent provided pursuant to Section 2(k); provided, however, that no Guarantor may assign any of its obligations hereunder without the prior written consent of the Lenders required to consent thereto pursuant to Section 11.1 of the Credit Agreement.

Amendments, etc. Neither this Guaranty nor any provision hereof may be waived, amended or otherwise modified except pursuant to a written agreement duly executed by each Guarantor and the Administrative Agent and consented to by the Lenders required to consent thereto pursuant to Section 11.1 of the Credit Agreement. No waiver of any provision of this Guaranty, nor consent to any departure by any Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (on behalf of all of the Lenders or the Required Lenders, as required under the Credit Agreement), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Notices. All notices and other communications provided for hereunder shall be in writing (including by facsimile), and mailed, faxed or otherwise delivered, if to a Guarantor, to such Guarantor in

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care of the Borrower as specified in Section 11.2 of the Credit Agreement, and, if to the Administrative Agent or any Lender, to such Person as specified in Section 11.2 of the Credit Agreement, or as to any party, at such other address as shall be designated by such party in a written notice to the Administrative Agent or the Guarantors (in case of the Borrower), as the case may be, complying as to delivery with the terms of this Section 5(d). All such notices and other communications, if properly addressed and mailed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received. All such notices or other communications, if transmitted by facsimile, shall be deemed given when the confirmation thereof is received by the transmitter.

Additional Guarantors. Upon the execution and delivery by any other Person of an instrument in the form of Annex I hereto, such Person shall become a “Guarantor” hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

No Waiver; Remedies. In addition to, and not in limitation of, Section 2(c) or Section 2(d), no failure on the part of any Secured Party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder or under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege hereunder. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Headings. The Article and Section headings used herein are for the purpose of reference only, and are not to affect the construction of, or to define or limit, any of the terms or provisions of this Agreement.

Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

GOVERNING LAW, ENTIRE AGREEMENT, ETC. THIS GUARANTY AND EACH OTHER LOAN DOCUMENT (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

FORUM SELECTION AND CONSENT TO JURISDICTION.

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE SECURED PARTIES OR THE GUARANTORS IN CONNECTION HEREWITH OR THEREWITH, MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES

9

DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION.

EACH GUARANTOR THAT IS A UNITED STATES PERSON IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.2 OF THE CREDIT AGREEMENT AND EACH GUARANTOR THAT IS NOT A UNITED STATES PERSON IRREVOCABLY AND UNCONDITIONALLY AGREES THAT SERVICE OF ALL WRITS, PROCESS AND SUMMONSES IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN THE STATE OF NEW YORK MAY BE MADE UPON THE PROCESS AGENT OF EACH APPLICABLE GUARANTOR APPOINTED BELOW, EACH APPLICABLE GUARANTOR HEREBY IRREVOCABLY APPOINTING THE POWERS SET FORTH ON THE LINE MARKED “PROCESS AGENT” ON SUCH GUARANTOR’S SIGNATURE PAGE HERETO AS ITS PROCESS AGENT AND AS ITS TRUE AND LAWFUL ATTORNEY-IN-FACT IN THE NAME, PLACE AND STEED OF IT TO ACCEPT SUCH SERVICE OF ANY AND ALL SUCH WRITS, PROCESS AND SUMMONS. EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO IN CLAUSE (i) ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY AND THE OTHER LOAN DOCUMENTS.

WAIVER OF CLAIMS, DEFENSES AND DAMAGES. EACH GUARANTOR HEREBY ABSOLUTELY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO ASSERT ANY DEFENSE, SET-OFF, COUNTERCLAIM OR CROSS-CLAIM OF ANY NATURE WHATSOEVER WITH RESPECT TO THIS GUARANTY, THE OBLIGATIONS OF SUCH GUARANTOR UNDER THIS GUARANTY OR THE OBLIGATIONS OF ANY OTHER PERSON (INCLUDING THE BORROWER OR ANY OTHER OBLIGOR) RELATING HERETO, IN ANY ACTION, SUIT OR PROCEEDING BROUGHT BY ANY SECURED PARTY TO COLLECT ANY OF THE OBLIGATIONS OR TO ENFORCE ANY OF SUCH GUARANTOR’S OBLIGATIONS HEREUNDER. EACH GUARANTOR HEREBY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THAT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 5(k) ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

WAIVER OF JURY TRIAL. EACH GUARANTOR AND THE ADMINISTRATIVE AGENT (ON BEHALF OF THE SECURED PARTIES) HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHTS

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THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT (ON BEHALF OF THE SECURED PARTIES) OR THE GUARANTORS IN CONNECTION HEREWITH OR THEREWITH. EACH GUARANTOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND EACH LENDER ENTERING INTO THE LOAN DOCUMENTS.

Counterparts. This Guaranty may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one of the same agreement. Delivery of an executed signature page of this Guaranty by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Judgment Currency. The specification of Dollars is of the essence, and Dollars shall in each instance be the currency of account and payment in all instances.

A payment obligation under this Guaranty in Dollars shall not be discharged by any amount paid in another currency (the “Other Currency”), whether pursuant to any judgment expressed in or converted into any Other Currency or in another place except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent of the full amount of the Dollars payable under this Guaranty.

If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into the Other Currency, the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such Other Currency at the spot rate of exchange quoted by Jefferies Finance LLC at 11:00 a.m. (New York time) on the Business Day preceding that on which such judgment is rendered (or such other rate as may be required by any applicable Requirement of Law), for the purpose of the Judgment Currency, for delivery two Business Days thereafter.

The obligation of each Guarantor in respect of any such sum due from it to the Administrative Agent hereunder shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be due hereunder in the Other Currency, the Administrative Agent may in accordance with normal procedures purchase Dollars with the amount of the judgment currency so adjudged to be due; and each Guarantor hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Administrative Agent against, and to pay the Administrative Agent on demand, in Dollars, the amount (if any) by which the sum originally due to the Administrative Agent in Dollars hereunder exceeds the amount of the Other Currency so purchased.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

MIPS TECHNOLOGIES HOLDING LLC

By:
Name:
Title:

[Signature Page to Guaranty]

MIPS TECHNOLOGIES INTERNATIONAL AG

By:
Name:
Title:

Name and Address of Process Agent in the State of New York

[Signature Page to Guaranty]

ACCEPTED BY:

JEFFERIES FINANCE LLC, as Administrative Agent

By:
Name:
Title:

EXHIBIT F

[FORM OF]

SECURITY AGREEMENT

dated as of

August 24, 2007,

among

MIPS TECHNOLOGIES, INC.,

MIPS TECHNOLOGIES HOLDING LLC,

EACH OTHER GRANTOR NAMED ON THE SIGNATURE PAGES HERETO,

and

each other Subsidiary of MIPS Technologies, Inc.

as may from time to time become a party hereto,

as Grantors

and

JEFFERIES FINANCE LLC,

as Collateral Agent

-i-

SECTION 6.	THE COLLATERAL AGENT	24
6.1	Collateral Agent’s Appointment as Attorney-in-Fact, etc	24
6.2	Collateral Agent’s Appointment as Agent	25
6.3	Duty of the Collateral Agent	26
6.4	Execution of Financing Statements	26
6.5	Authority of the Collateral Agent	26
SECTION 7.	MISCELLANEOUS	27
7.1	Amendments in Writing	27
7.2	Notices	27
7.3	No Waiver by Course of Conduct; Cumulative Remedies	27
7.4	Enforcement Expenses; Indemnification	27
7.5	Successors and Assigns	28
7.6	Set-Off	28
7.7	Counterparts	28
7.8	Severability	28
7.9	Section Headings	28
7.10	Integration	28
7.11	GOVERNING LAW	29
7.12	Submission To Jurisdiction; Process Agent Appointment; Waivers	29
7.13	Acknowledgements	29
7.14	WAIVER OF JURY TRIAL	30
7.15	Additional Grantors	30
7.16	Releases	30
7.17	Judgment Currency

-ii-

SECURITY AGREEMENT

THIS SECURITY AGREEMENT, dated as of August 24, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Agreement”), is made by MIPS Technologies, Inc., a Delaware corporation (the “Borrower”), MIPS Technologies Holding LLC, a Delaware limited liability company (“Holdings”), the other grantors named on the signature pages hereto (the “Other Grantors”) and each other Subsidiary of the Borrower that hereafter becomes a party hereto from time to time as an additional Grantor hereunder pursuant to Section 7.15 hereof (any such Person, together with Holdings and the Other Grantors, a “Subsidiary Grantor”; each Subsidiary Grantor and the Borrower are collectively referred to herein as the “Grantors”), in favor of Jefferies Finance LLC (“JF”), in its capacity as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WITNESSETH:

A. This Agreement is made pursuant to the Credit Agreement, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the financial institutions named as lenders therein (together with their successors and assigns, the “Lenders”), JF, as Administrative Agent, Collateral Agent, Arranger and Syndication Agent.

B. It is a condition precedent to the making of Loans and the issuance of, and participation in, Letters of Credit under the Credit Agreement that each Grantor shall have executed and delivered this Agreement to the Collateral Agent.

C. Each Grantor will obtain benefits from the Credit Agreement and, accordingly, desires to execute this Agreement to satisfy the conditions described in the preceding paragraph and to induce the Lenders to extend credit to the Borrower pursuant to the Credit Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to extend credit to the Borrower pursuant to the Credit Agreement and the other Loan Documents, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1. DEFINITIONS.

1.1 Certain Defined Terms; UCC Definitions. For purposes of this Agreement, the following terms shall have the respective meanings given to them below. All capitalized terms used in this

Agreement and not otherwise defined herein shall have the respective meanings assigned to them in the Credit Agreement, and any term used herein that is not defined herein or in the Credit Agreement but is defined in the UCC shall be used herein as defined in the UCC.

The following terms shall have the following meanings:

“Account Collateral” means each Grantor’s right, title and interest, whether now existing or hereafter acquired or arising, in, to and under, each Deposit Account and Securities Account (including any successor accounts to any such accounts) and all amounts, investments and any other property (including Checks, securities, financial assets, investment property, security entitlements and instruments) at any time deposited in or credited to any such account and all security entitlements with respect thereto, including all income or gain earned thereon and any Proceeds thereof.

“Agreement” has the meaning provided in the first paragraph hereof.

“Books and Records” means all books, records and other written, electronic or other documentation in whatever form maintained now or hereafter by or for any Grantor in connection with, and relating to, the ownership of, or evidencing or containing information relating to, the Collateral.

“Borrower” has the meaning provided in the first paragraph of this Agreement.

“Certificates of Title” shall mean all certificates of title evidencing ownership of Titled Vehicles.

“Checks” means checks and other instruments and other payment instructions deposited into any Deposit Account or Securities Account.

“Collateral” has the meaning set forth in Section 2.1.

“Collateral Account” means any collateral account established by the Collateral Agent as provided in Section 5.1 or 5.4.

“Collateral Agent” has the meaning provided in the first paragraph of this Agreement.

“Computer Hardware and Software” means all rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disc drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (service code and object code in magnetic tape, disc or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; (iv) any documentation for hardware, software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes; and all rights with respect thereto, including any and all licenses, options, warrants, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing.

“Contracts” means all contracts, agreements, instruments and indentures in any form (including any interest rate protection agreements, Hedge Agreements, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements), and portions thereof, to which any Grantor is a party or under which any Grantor or any property of any Grantor is subject, as the same may from time to time be amended, supplemented, waived or otherwise modified, including (i) all rights of any Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of any Grantor to damages arising thereunder, (iii) all rights of any Grantor to perform and to exercise all remedies thereunder, (iv) any and all rights to receive and compel performance under any or all Contracts and (v) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Copyright Licenses” means any written license agreement naming any Grantor as licensor or licensee (including those listed in the Perfection Certificate), granting any right under any Copyright, including the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights” means (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including those listed in the Perfection Certificate), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Copyright Security Agreement” means a Copyright Security Agreement, in substantially the form of Annex IV attached hereto, executed by a Grantor in favor of the Collateral Agent.

“Credit Agreement” has the meaning provided in the recitals to this Agreement.

“Deposit Account Control Agreement” means a Deposit Account Control Agreement, in substantially the form set forth on Annex II attached hereto or otherwise reasonably acceptable to the Collateral Agent, by and among a Grantor, the Collateral Agent and a depositary institution.

“Domain Names” means all internet domain names and associated URL addresses in or to which any Grantor now or hereafter has any right, title or interest.

“Excluded Equity Interests” has the meaning provided in Section 2.1.

“Filings” means the filing or recording of (i) the financing statements as set forth in the Perfection Certificate, (ii) this Agreement, any Copyright Security Agreement, Patent Security Agreement or Trademark Security Agreement, or a notice hereof or thereof, with respect to Intellectual Property set forth in the Perfection Certificate and (iii) any filings after the date hereof in any other jurisdiction as may be necessary under any requirement of Applicable Law.

“General Intangibles” means all “general intangibles” as such term is defined in Section 9-102(a)(42) of the UCC and, in any event, including with respect to any Grantor, all Contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, restated, supplemented or otherwise modified, including (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder.

“Government” means the federal government of the United States of America or any relevant agency thereof, including the United States Department of Defense and any agency or subdivision thereof.

“Government Contract” means each of the “contracts” (as that term is defined in 48 CFR Part 2.101) between any Grantor and the Government.

“Government Contract Claim” means any account receivable or other claim for the payment of monies due under a Government Contract.

“Grantor” has the meaning provided in the first paragraph of this Agreement.

“Holdings” has the meaning provided in the first paragraph of this Agreement.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including the Copyrights, the Copyright Licenses, the Domain Names, the Patents, the Patent Licenses, the Trade Secrets, the Trade Secret Licenses, the Trademarks and the Trademark Licenses and all rights to sue at law or equity or otherwise recover for any and all past, present and future infringements, misappropriations, dilutions or other impairments thereof and all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements, misappropriations, dilutions or other impairments thereof).

“Intercompany Note” means any promissory note evidencing loans made by any Grantor to the Borrower or any of the Subsidiaries of the Borrower.

“Investment Property” means the collective reference to (a) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC and (b) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock, but excluding in each case, the Excluded Equity Interests.

“Issuers” means the collective reference to each issuer of any Investment Property.

“Lenders” has the meaning provided in the recitals to this Agreement.

“Patent License” means all license agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, have manufactured, use or sell or import any invention covered in whole or in part by a Patent, including any of the foregoing referred to in the Perfection Certificate.

“Patents” means (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including any of the foregoing referred to in the Perfection Certificate, (ii) all applications for letters patent of the United States or any other country and all provisionals, divisions, continuations and continuations-in-part thereof, including any of the foregoing referred to in the Perfection Certificate, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Patent Security Agreement” means a Patent Security Agreement, in substantially the form of Annex V attached hereto, executed by a Grantor in favor of the Collateral Agent.

“Perfection Certificate” means the perfection certificate delivered by the Grantors to the Collateral Agent on the Closing Date, in substantially the form set forth on Annex VII attached hereto.

“Permitted Liens” means Liens permitted from time to time under the Credit Agreement pursuant to Section 8.3 thereof.

“Pledged Notes” means all promissory notes issued to any Grantor listed on the Perfection Certificate, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor.

“Pledged Securities” means the Pledged Notes and the Pledged Stock.

“Pledged Stock” means (i) the Equity Interests listed on the Perfection Certificate and (ii) all other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Equity Interests of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect, provided, however, that Pledged Stock shall not include any of the Excluded Equity Interests.

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable” means any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including any Account).

“Securities Account Control Agreement” means a Securities Account Control Agreement, in substantially the form set forth on Annex III attached hereto or otherwise reasonably acceptable to the Collateral Agent, by and among a Grantor, the Collateral Agent and a Securities Intermediary.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary Grantor” has the meaning provided in the first paragraph of this Agreement.

“Titled Vehicles” shall mean all vehicles, including motor vehicles, tractors, trailers, aircraft and boats, now owned or hereafter acquired by any Grantor, which are subject to any certificate of title or other registration statute of the United States, any constituent state thereof or any other jurisdiction or protectorate thereto.

“Trade Secrets” means all trade secrets, including know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto.

“Trade Secret Licenses” means any license agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trade Secret, including any of the foregoing referred to in the Perfection Certificate.

“Trademark License” means any license agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including any of the foregoing referred to in the Perfection Certificate.

“Trademarks” means (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, domain names, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including any of the foregoing referred to in the Perfection Certificate, and (ii) the right to obtain all renewals thereof.

“Trademark Security Agreement” means a Trademark Security Agreement, in substantially the form of Annex VI attached hereto, executed by a Grantor in favor of the Collateral Agent.

1.2 Rules of Interpretation. As used herein, and any certificate or other document made or delivered pursuant hereto:

(a) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(b) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);

(c) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, equity interests, securities, vessels, equipment, revenues, accounts, leasehold interests and contract rights;

(d) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and clause, subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified;

(e) the meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms;

(f) the expressions “payment in full”, “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all the Obligations;

(g) in any computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and the word “through” means “to and including”;

(h) references to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, amended and restated or otherwise modified from time to time (subject to any applicable restrictions herein); and

(i) where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2. Security Interest.

2.1 Grant of Security Interest. Each Grantor hereby pledges, assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”):

(a) all Receivables;

(b) all Account Collateral and all cash;

(c) all Books and Records;

(d) all Chattel Paper;

(e) all Commercial Tort Claims (including those set forth in the Perfection Certificate);

(f) all Computer Hardware and Software;

(g) all Contracts;

(h) all Documents;

(i) all Equipment;

(j) all General Intangibles;

(k) all Goods;

(l) all Instruments;

(m) all Intellectual Property;

(n) all Inventory;

(o) all Investment Property;

(p) all Letter of Credit Rights;

(q) all plant fixtures, business fixtures and other fixtures and storage and office facilities, and all accessions thereto and products thereof;

(r) all other personal property to the extent not otherwise described above; and

(s) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding the foregoing, “Collateral” shall not include (1) 34% of the voting Equity Interests of any first-tier Foreign Subsidiary of any Grantor and 100% of the Equity Interests of any other Foreign Subsidiary, to the extent such percentage of such Equity Interests of such Foreign Subsidiary are not required to be pledged pursuant to the last paragraph of Section 7.11(c) of the Credit Agreement (any such excluded Equity Interests, the “Excluded Equity Interests”); (2) any Accounts, Contracts, Licenses or other General Intangibles of such Grantor, or any permits, Instruments, Promissory Notes or Chattel Paper of such Grantor, if and to the extent such Account, Contract, License, General Intangible, permit, Instrument, Promissory Note or Chattel Paper contains restrictions on assignments and the creation of Liens, or under which such an assignment or Lien would cause a default to occur under such Account, Contract, License, General Intangible, permit, Instrument, Promissory Note or Chattel Paper (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of Article 9 of the UCC); provided, that immediately upon the ineffectiveness, lapse or termination of any such provisions, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such right, title and interest in, all such right, title and interests as if such provision had never been in effect; (3) any intent to use application at the U.S. Patent and Trademark Office with respect to intellectual property to the extent an assignment for security purposes would void the same; and (4) any government permit or franchise that prohibits Liens on or collateral assignment of such permit or franchise.

2.2 Security for the Obligations. This Agreement secures, and the Collateral assigned by each Grantor is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), of all Obligations of such Grantor.

2.3 Transfer of Collateral. All certificates and instruments representing or evidencing the Pledged Securities shall be delivered to and held pursuant hereto by the Collateral Agent, a person designated by the Collateral Agent or its agent and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, and accompanied by any required transfer tax stamps to effect the pledge of the Pledged Securities to the Collateral Agent. During the continuance of an Event of Default, the Collateral Agent shall have the right, at any time in its discretion and without notice, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Pledged Securities. In addition, during the continuance of an Event of Default, the Collateral Agent shall have the right at any time and without notice, to exchange certificates or instruments representing or evidencing Pledged Securities for certificates or instruments of smaller or larger denominations.

2.4 Bailees. Any Person (other than the Collateral Agent) at any time and from time to time holding all or any portion of the Collateral shall be deemed to hold, and shall hold, the Collateral as pledge holder and bailee and agent for perfection for, the Collateral Agent. At any time and from time to time during the continuance of an Event of Default, the Collateral Agent may give notice to any such Person holding all or any portion of the Collateral that such Person is holding the Collateral as the bailee of and agent for perfection for, and as pledge holder for, the Collateral Agent, and request such Person’s written acknowledgment thereof. Each Grantor will join with the Collateral Agent upon the Collateral Agent’s request in notifying any Person who has possession of any Collateral of the Collateral Agent’s security interest therein and requesting an acknowledgment from such Person that it is holding the Collateral for the benefit of the Secured Parties.

SECTION 3. Representations and Warranties.

To induce the Collateral Agent and the Lenders to enter into the Credit Agreement and make Loans thereunder and to induce the Secured Parties to enter into the Loan Documents, each Grantor hereby represents and warrants to the Secured Parties that:

3.1 Representations in Loan Documents and Perfection Certificate. In the case of each Grantor, the representations and warranties set forth in Article 6 of the Credit Agreement and in the Perfection Certificate as they relate to such Grantor or in the Loan Documents to which such Grantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects, and the Collateral Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein; provided that, each reference in each such representation and warranty to the Obligor’s knowledge shall, in the case of a Subsidiary Grantor, for the purposes of this Section 3.1, be deemed to be a reference to such Grantor’s knowledge.

3.2 Title; No Other Liens. Except for Permitted Liens, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed (i) in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement and (ii) in respect of Permitted Liens.

3.3 Perfected First Priority Liens. Upon completion of the Filings and other actions specified in the Perfection Certificate (which, in the case of all Filings and other documents referred to in said Perfection Certificate, have been delivered to the Collateral Agent in completed and duly executed form or, in the case of (a) all Deposit Accounts, Securities Accounts and the Collateral Account, the obtaining and maintenance of “control” (as described in the UCC) and(b) in the case of Commercial Tort Claims, the taking of the actions required by Section 4.13, the security interests granted pursuant to this Agreement (1) will constitute valid first priority perfected security interests in all of the Collateral (subject to Liens permitted under Section 8.3(b), (c), (d), (e), (j), (n) or (o) of the Credit Agreement), to the extent that a security interest may be perfected by Filings or the taking of such other actions, in favor of the Collateral Agent, for the ratable benefit of the Secured Parties as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and such Grantor and are (2) prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Liens).

3.4 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from such jurisdiction of organization (if any), tax identification number, and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified in the Perfection Certificate.

3.5 Inventory and Equipment. On the date hereof, the Inventory and the Equipment (other than mobile goods and only to the extent the aggregate value of such Inventory and Equipment exceeds $250,000) are kept at the locations listed on the Perfection Certificate.

3.6 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

3.7 Investment Property.

(a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding Equity Interests of each Issuer owned by such Grantor.

(b) All the shares of the Pledged Stock of any subsidiary pledged by such Grantor hereunder shall have been duly and validly issued by such Grantor and are fully paid and nonassessable (to the extent such concepts are applicable thereto).

(c) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property of each subsidiary pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the Liens created by this Agreement and Liens permitted under Section 8.3 of the Credit Agreement.

3.8 Receivables.

(a) No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Collateral Agent.

(b) None of the obligors on any Receivables is a Governmental Authority.

(c) The amounts represented by such Grantor to the Collateral Agent and the other Secured Parties from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate in all material respects.

3.9 Intellectual Property.

(a) The Perfection Certificate lists all registrations of and applications for registration or issuance for all patents, trademarks, copyrights and trade names (whether or not subject to an application or registration) that are owned by such Grantor in its own name on the date hereof, to the extent filing details regarding such patents, trademarks, copyrights and trade names have been received by such Grantor. In addition to those Patents listed on the Perfection Certificate that are solely owned by such Grantor in its name, such Grantor acknowledges that certain Patents are Patents co-owned by the Borrower and third parties that are not Grantors under this Agreement (the “Co-Owned Patents”) and that the co-ownership agreements of the Co-Owned Patents contain limitations on the assignment of such Co-Owned Patents. Such Grantor represents that the revenue generated from the Co-Owned Patents, in the aggregate, does not exceed 15% of total revenue generated by all Patents owned by the Grantors.

(b) On the date hereof, all material Intellectual Property owned or used by such Grantor is valid, subsisting, unexpired and enforceable, has not been abandoned and, to each Grantor’s knowledge, does not infringe the Intellectual Property rights of any other Person.

(c) Except as set forth in the Perfection Certificate, on the date hereof, none of the Intellectual Property owned or used by such Grantor is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

(d) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect.

(e) No action or proceeding is pending (other than a proceeding in the United States Patent and Trademark Office), or, to the knowledge of such Grantor, threatened in writing, on the date hereof that could reasonably be expected to have a material adverse effect on the aggregate value of such Grantor’s Intellectual Property.

3.10 Deposit Accounts and Securities Accounts. Each Grantor is the record and beneficial owner of, and has good title to, the Account Collateral pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person (except Liens permitted under Section 8.3(o) of the Credit Agreement), except the security interest created by this Agreement and rights of setoff of any depository bank or securities intermediary. Subject to the last sentence of Section 4.12 and Section 7.12 of the Credit Agreement, all Deposit Accounts and Securities Accounts held by a Grantor (other than those maintained with the Collateral Agent) are subject to a Deposit Account Control Agreement and a Securities Account Control Agreement, as applicable, except for (i) the cash collateral account maintained on behalf of Bank of America with respect to the deposit of no more than $300,000 to secure the Borrower’s obligations to its landlord under the lease for Real Property located at Mountain View, California and (ii) Liens on the proceeds (together with interest earned thereon) received by a Grantor in a Back-to-Back Loan Transaction (as defined in the Credit Agreement) to the extent deposited with an applicable Back-to-Back Lender (as defined in the Credit Agreement).

3.11 Benefit to each Subsidiary Grantor. The Borrower is a member of an affiliated group of companies that includes each Subsidiary Grantor, and the Borrower and the Subsidiary Grantors are engaged in related businesses. Each Subsidiary Grantor is a Subsidiary of the Borrower and each Subsidiary Guarantor’s obligations pursuant to this Agreement reasonably may be expected to benefit, directly or indirectly, it, and such Subsidiary Grantor has determined that this Agreement is necessary and convenient to the conduct, promotion and attainment of the business of such Subsidiary Grantor and the Borrower.

3.12 Consents. Except as set forth in the Perfection Certificate, no consent of any party (other than a Grantor) to any Copyright License, Patent License, Trade Secret License or Trademark License constituting Collateral or any obligor in respect of any material Account constituting Collateral or which owes in the aggregate a material portion of all the Accounts constituting Collateral is required, or purports to be required, to be obtained by or on behalf of any Grantor in connection with the execution, delivery and performance of this Agreement that has not been obtained. Each Copyright License, Patent License, Trade Secret License, Trademark License and Account constituting Collateral is in full force and effect and constitutes a valid and legally enforceable obligation of each Grantor party thereto and (to the knowledge of such Grantor) each other party thereto, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and except to the extent the failure of any such Copyright License, Patent License, Trade Secret License, Trademark License or Account constituting Collateral to be in full force and effect or valid or legally enforceable could not be reasonably expected, in the aggregate, to have a Material Adverse Effect on the value of the Collateral. Except as set forth on the Perfection Certificate, no consent or authorization of, filing with or other act by or in respect of any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of any of the Copyright Licenses, Patent Licenses, Trade Secret Licenses, Trademark Licenses and Accounts constituting Collateral other than those which have been duly obtained, made or performed and are in full force and effect and those the failure of which to make or obtain could not be reasonably expected, in the aggregate, to have a Material Adverse Effect on the value of the Collateral. Except as set forth on the Perfection Certificate, no Grantor nor (to the knowledge of any Grantor) any other party to any Copyright License, Patent License, Trade Secret License or Trademark License or Account constituting Collateral is in default in the performance or observance of any of the terms thereof, except for such defaults as could not reasonably be expected, in the aggregate, to have a Material Adverse Effect on the value of the Collateral.

3.13 Certificates of Title. Ownership of all Titled Vehicles of any Grantor as of the date hereof is evidenced by valid Certificates of Title.

SECTION 4. Covenants.

Each Grantor covenants and agrees with the Secured Parties that, from and after the date of this Agreement until the Termination Date:

4.1 Covenants in Credit Agreement. In the case of each Subsidiary Grantor, such Grantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Grantor or any of its Subsidiaries.

4.2 Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Collateral Agent (only to the extent the aggregate value of such Instrument, Certificated Security or Chattel Paper exceeds the Dollar Equivalent of $1,000,000), duly indorsed in a manner satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement.

4.3 Maintenance of Insurance.

(a) Such Grantor will maintain, with financially sound and reputable companies, insurance policies (i) in accordance with Section 7.5 of the Credit Agreement and (ii) insuring such Grantor, the Collateral Agent and the other Secured Parties against liability for personal injury and property damage relating to Inventory and Equipment, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Collateral Agent.

(b) All such insurance shall contain such provisions relating to cancellation, material reduction in amount or material change in coverage thereof and such other information as set forth in Section 7.5 of the Credit Agreement.

4.4 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

4.5 Maintenance of Perfected Security Interest; Further Documentation.

(a) Other than as permitted by this Agreement or the Credit Agreement, such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.3 and shall defend such security interest against the claims and demands of all Persons whomsoever, including completing the Filings and filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby.

(b) Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including (i) filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby, and (ii) in the case of Investment Property, Letter of Credit Rights and any other relevant Collateral, taking any actions reasonably necessary to enable the Collateral Agent to obtain “control” (within the meaning of the applicable UCC) with respect thereto, including taking the actions set forth in Sections 9-106 and 9-107 of the UCC and other applicable sections of the UCC referred to in said sections.

(d) Such Grantor shall not enter into any contracts or any formal and/or informal agreements under which a Governmental Authority would be an obligor.

4.6 Changes in Locations, Name, etc. Such Grantor will not, except upon 15 Business Days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of copies of all filed additional financing statements, and other documents (in each case, properly executed) reasonably requested by the Collateral Agent, to maintain the validity, perfection and priority of the security interests provided for herein:

(a) change its jurisdiction of organization or the location of its chief executive office or sole place of business from that referred to in Section 3.4; or

(b) change its name.

4.7 Notices. Such Grantor will advise the Collateral Agent promptly, in reasonable detail, of:

(a) any Lien (other than Permitted Liens) on any of the Collateral which would adversely affect the ability of the Collateral Agent to exercise any of its remedies hereunder; and

(b) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

4.8 Investment Property.

(a) If such Grantor shall become entitled to receive or shall receive any certificate (including any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Equity Interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Collateral Agent and the other Secured Parties, hold the same in trust for the Collateral Agent and the other Secured Parties and deliver the same forthwith to the Collateral Agent in the exact form received, duly indorsed by such Grantor to the Collateral Agent, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with signature guaranteed, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b) Without the prior written consent of the Collateral Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any Equity Interests of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Equity Interests of any nature of any Issuer, except to the extent (a) such Equity Interests are pledged to the Collateral Agent hereunder in accordance with the terms hereof or (b) the issuance of such Equity Interest is otherwise permitted by the Credit Agreement, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or Permitted Liens or (iv) enter into any agreement or undertaking that restricts the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof (except to the extent permitted by the Credit Agreement).

(c) In the case of each Grantor that is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 4.8(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 5.3(c) and 5.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.3(c) or 5.7 with respect to the Investment Property issued by it.

4.9 Receivables. Other than in the ordinary course of business consistent with its past practice, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

4.10 Intellectual Property.

(a) Except as otherwise permitted under the Credit Agreement or unless such Grantor shall determine that any Trademark is not of material value to such Grantor or have a valid business purpose to do otherwise, such Grantor (either itself or through licensees) will (i) continue to maintain such Trademark in full force free from any claim of abandonment for non-use and (ii) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(b) Except as otherwise permitted under the Credit Agreement or unless such Grantor shall determine that any Patent is not of material value to such Grantor or have a valid business purpose to do otherwise, such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent owned or used by such Grantor may become forfeited, abandoned or dedicated to the public.

(c) Except as otherwise permitted under the Credit Agreement or unless such Grantor shall determine that any Copyright is not of material value to such Grantor or have a valid business purpose to do otherwise, such Grantor (either itself or through licensees) (i) will employ each material Copyright owned or used by a Grantor or in which a Grantor has rights, (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired and (iii) will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.

(d) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property owned or used by such Grantor to infringe the Intellectual Property rights of any other Person.

(e) Such Grantor will notify the Collateral Agent immediately if it knows, or has reason to know, that any application or registration relating to any Intellectual Property material to its business owned or used by a Grantor or in which a Grantor has rights may become forfeited, abandoned or dedicated to the public, or of any material adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property owned or used by a Grantor or in which a Grantor has rights or such Grantor’s right to register the same or to own and maintain the same.

(f) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office or the United States Copyright, such Grantor shall report such filing to the Collateral Agent in accordance with the notice requirements set forth in the Credit Agreement and will notify the Collateral Agent of any acquisition by such Grantor of any exclusive rights under a material Copyright License, Patent License, Trade Secret License or Trademark License in accordance with the notice requirements set forth in the Credit Agreement. Such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers necessary to evidence the Collateral Agent’s security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby, including Copyright Security Agreements, Patent Security Agreements and Trademark Security Agreements, as applicable; provided, if, in the reasonable judgment of such Grantor, after due inquiry, so evidencing such interest would result in the grant of a Trademark registration or Copyright registration in the name of the Collateral Agent or any other Secured Party, such Grantor shall give written notice to the Collateral Agent as soon as reasonably practicable and the filing shall instead be undertaken as soon as practicable but in no case later than immediately following the grant of the applicable Trademark registration or Copyright registration, as the case may be.

(g) Except as otherwise permitted under the Credit Agreement or unless such Grantor shall either determine such Intellectual Property is not of material value to such Grantor or have a valid business purpose to do otherwise, such Grantor will take all reasonable and necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Intellectual Property material to its business, including applicable filing applications for renewal, affidavits of use and affidavits of incontestability.

(h) In the event that any material Intellectual Property owned or used by a Grantor or in which a Grantor has rights is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Collateral Agent after it learns thereof and take steps reasonably requested by the Collateral Agent in consultation with such Grantor.

(i) such Grantor will take all reasonable and necessary steps to preserve and protect the secrecy of all material Trade Secrets of such Grantor.

4.11 Deposit Accounts. No Grantor shall deposit or in any way transfer any money into any account listed in Schedule 3 of the Perfection Certificate as an account used exclusively for payroll purposes, except to the extent required to pay such Grantor’s employees’ wages, or as otherwise required by law.

4.12 New Accounts. Except to the extent contemplated by the final sentence of this paragraph, (a) within 60 days after the request therefore by the Collateral Agent, all Deposit Accounts and Securities Accounts held by a Grantor shall be subject to a Deposit Account Control Agreement and a Securities Account Control Agreement, as applicable, and (b) the Grantors shall cause all Deposit Accounts and Securities Accounts hereafter maintained by any Grantor to be subject to Deposit Account Control Agreements and Securities Account Control Agreements, respectively. All such Deposit Account Control Agreements and Securities Account Control Agreements shall be in substantially the same form as Annex II and Annex III, as applicable, or in such other form as the Collateral Agent shall reasonably approve, and the Grantors shall deliver true, correct and complete and fully executed copies of the same to the Collateral Agent. Notwithstanding the foregoing, the Grantors may maintain at any time up to an aggregate amount of $10,000 of cash and Investments of the type permitted by Section 8.8 of the Credit Agreement in Deposit Accounts and Securities Accounts that are not subject to Deposit Account Control Agreements or Securities Account Control Agreements, as applicable.

4.13 Commercial Tort Claims. If any Grantor shall at any time hold or acquire, or otherwise become plaintiff or claimant in respect of, any Commercial Tort Claim that could reasonably be expected to exceed the Dollar Equivalent of $250,000, such Grantor will (a) promptly notify the Collateral Agent thereof, and provide a reasonably detailed description of such Commercial Tort Claim, and (b) if requested by the Collateral Agent, grant to the Collateral Agent a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, pursuant to one or more written supplements in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 5. REMEDIAL PROVISIONS

5.1 Certain Matters Relating to Receivables.

(a) At any time and from time to time after the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default, upon the Collateral Agent’s request, at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others reasonably satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b) The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 5.5 and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) At the Collateral Agent’s request, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including all original orders, invoices and shipping receipts.

5.2 Communications with Obligors; Grantors Remain Liable.

(a) At any time and from time to time after the occurrence and during the continuance of an Event of Default, the Collateral Agent in its own name or in the name of others may at any time communicate with obligors under the Receivables to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Receivables.

(b) Upon the written request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Collateral Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto), by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

5.3 Pledged Stock.

(a) Unless an Event of Default shall have occurred and be continuing and (unless any of the events described in clauses (i) through (iv) of Section 9.1(f) of the Credit Agreement shall have occurred with respect to such Grantor) the Collateral Agent shall have given written notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 5.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken that, in the Collateral Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing, the Collateral Agent shall give written notice of its intent to exercise any of the following rights to the relevant Grantor or Grantors (provided, that, in the case of any of the events described in clauses (i) through (iv) of Section 9.1(f) of the Credit Agreement occurring with respect to such Grantor, no such notice shall be required): (i) the Collateral Agent shall have the right to receive any and all cash dividends, distributions, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in such order as the Collateral Agent may determine; and (ii) the Collateral Agent shall have the right to have any or all of the Investment Property registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders (or other equivalent body) of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Collateral Agent.

(d) After the occurrence and during the continuation of an Event of Default, if the Issuer of any Pledged Stock or Pledged Notes is the subject of bankruptcy, insolvency, receivership, custodianship or other proceedings under the supervision of any Governmental Authority, then all rights of the Grantors in respect thereof to exercise the voting and other consensual rights which such Grantor would otherwise be entitled to exercise with respect to the Pledged Stock or Pledged Notes issued by such Issuer shall cease, and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights, but the Collateral Agent shall have no duty to exercise any such voting or other consensual rights and shall not be responsible for any failure to do so or delay in so doing.

5.4 Proceeds To Be Turned Over to Collateral Agent. In addition to the rights of the Collateral Agent and the other Secured Parties specified in Section 5.1 with respect to payments of Receivables and Section 5.3 with respect to payments in respect of Investment Property, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and cash equivalents shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent for the benefit of the Secured Parties) shall continue to be held as collateral security for all the obligations and shall not constitute payment thereof until applied as provided in Section 5.5.

5.5 Application of Proceeds. At any time that an Event of Default shall have occurred and be continuing, the Collateral Agent may apply all or any part of the Proceeds of any collection or sale of the Collateral, and any Collateral consisting of cash, whether or not held in any Collateral Account and including any proceeds of any Guaranty, in payment of the Obligations in the order set forth in Section 4.3(c) of the Credit Agreement.

5.6 Code and Other Remedies.

(a) If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement, the Credit Agreement and the other Loan Documents and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC or any other applicable law or otherwise available at law or in equity. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. Upon any such sale or transfer, the Collateral Agent shall have the right to deliver, assign and transfer to the purchaser or transferee thereof the Collateral so sold or transferred. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the other Secured Parties hereunder, including attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Collateral Agent may elect, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent or any other Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

(b) In the event that the Collateral Agent elects not to sell the Collateral, the Collateral Agent retains its rights to dispose of or utilize the Collateral or any part or parts thereof in any manner authorized or permitted by law or in equity, and to apply the proceeds of the same towards payment of the Obligations. Each and every method of disposition of the Collateral described in this Agreement shall constitute disposition in a commercially reasonable manner.

(c) The Collateral Agent will not submit a “Notice of Exclusive Control” under a Deposit Account Control Agreement or a Securities Account Control Agreement, as applicable, unless an Event of Default has occurred and is continuing at the time of such submission.

(d) The Collateral Agent may appoint any Person as agent to perform any act or acts necessary or incident to any sale or transfer of the Collateral.

5.7 Registration Rights.

(a) If the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock of any subsidiary of a Grantor pursuant to Section 5.6, and if in the opinion of the Collateral Agent it is necessary or advisable to have such Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and use its best efforts to cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Collateral Agent, necessary or advisable to register such Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of such Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to use its best efforts to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Collateral Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock of any of its subsidiaries, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of such Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c) Each Grantor agrees to use its best efforts to do or cause to be done with respect to the Pledged Stock pledged by such Grantor hereunder all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 5.7 valid and binding and in compliance with any and all other applicable laws. Each Grantor further agrees that a breach of any of the covenants contained in this Section 5.7 will cause irreparable injury to the Collateral Agent and any other Secured Party, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

5.8 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any other Secured Party to collect such deficiency.

5.9 Non-Judicial Enforcement. The Collateral Agent may enforce its rights hereunder without prior judicial process or judicial hearing, and to the extent permitted by law, each Grantor expressly waives any and all legal rights which might otherwise require the Collateral Agent to enforce its rights by judicial process.

SECTION 6. THE COLLATERAL AGENT

6.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, but subject to Section 6.1(b) below, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Collateral Agent’s security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 5.6 or 5.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; assign any Copyright, Patent, Domain Name, Trade Secret or Trademark (along with the goodwill of the business to which any such Copyright, Patent, Domain Name, Trade

Secret or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall determine; and generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b) Anything in this Section 6.1 to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1 unless an Event of Default shall have occurred and be continuing.

(c) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(d) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on past due Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

(e) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

6.2 Collateral Agent’s Appointment as Agent.

(a) The Collateral Agent has been appointed to act as Collateral Agent hereunder by the Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Agreement and the other Loan Documents; provided that Collateral Agent shall exercise, or refrain from exercising, any remedies provided for in Section 5.6 in accordance with the terms of the Credit Agreement.

(b) Unless the Administrative Agent has appointed a co-Collateral Agent under the terms of the Credit Agreement, the Collateral Agent shall at all times be the same Person that is the Administrative Agent under the Credit Agreement. Written notice of resignation by the Administrative Agent pursuant to Section 10.9 of the Credit Agreement shall also constitute notice of resignation as the Collateral Agent under this Agreement. Upon the acceptance of any appointment as the Administrative Agent under Section 10.9 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement, and (ii) execute and deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Collateral Agent hereunder.

6.3 Duty of the Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. None of the Collateral Agent, the other Secured Parties or any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct. To the fullest extent permitted by applicable law, the Collateral Agent shall be under no duty whatsoever to make or give any presentment, notice of dishonor, protest, demand for performance, notice of non-performance, notice of intent to accelerate, notice of acceleration, or other notice or demand in connection with any Collateral or the Obligations, or to take any steps necessary to preserve any rights against any Grantor or any other Person, or to ascertain or take any action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not it has or is deemed to have knowledge of such matters. Each Grantor, to the extent permitted by applicable law, waives any right of marshaling in respect of any and all Collateral, and waives any right to require the Collateral Agent or any other Secured Party to proceed against any Grantor or other Person, exhaust any Collateral or enforce any other remedy which the Collateral Agent or any other Secured Party now has or may hereafter have against each Grantor, any Grantor or other Person.

6.4 Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments, including Copyright Security Agreements, Patent Security Agreements and Trademark Security Agreements, with respect to the Collateral with or without the signature of such Grantor, in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. Each Grantor authorizes the Collateral Agent to use the collateral description “all assets” or “all personal property” or words of similar import in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Collateral Agent of any financing statement, Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement, as well as any other Filing, with respect to the Collateral made prior to the date hereof. Nothing in this Section 6.4 shall relieve any Grantor from its obligation to make Filings or file any continuation statements.

6.5 Authority of the Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the

Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 7. MISCELLANEOUS

7.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, restated, supplemented or otherwise modified except in accordance with Section 11.1 of the Credit Agreement.

7.2 Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 11.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Subsidiary Grantor shall be addressed to such Grantor at its notice address set forth on Schedule I hereto.

7.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

7.4 Enforcement Expenses; Indemnification.

(a) Each Grantor agrees to pay or reimburse each of the Collateral Agent and each other Secured Party for all its costs and expenses incurred in enforcing or preserving any rights under this Agreement and the other Loan Documents to which such person is a party, including the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel), in each case subject to and in accordance with the terms of the Credit Agreement.

(b) Each Grantor agrees to pay, and to save the Collateral Agent and the other Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Grantor agrees to pay, and to save the Collateral Agent and the other Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 11.6 of the Credit Agreement.

(d) The agreements in this Section 7.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

7.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their successors and permitted assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

7.6 Set-Off. Each Grantor hereby irrevocably authorizes the Collateral Agent and each other Secured Party at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Collateral Agent or such other Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Collateral Agent or such other Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to the Collateral Agent or such other Secured Party hereunder and claims of every nature and description of the Collateral Agent or such other Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Collateral Agent or such other Secured Party may elect, whether or not the Collateral Agent or any other Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Collateral Agent and each other Secured Party shall notify such Grantor promptly of any such set-off and the application made by the Collateral Agent or such other Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Collateral Agent and each other Secured Party under this Section 7.6 are in addition to other rights and remedies (including other rights of set-off) which the Collateral Agent or any other Secured Party may have.

7.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

7.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

7.10 Integration. This Agreement, the Credit Agreement and the other Loan Documents represent the agreement of the Grantors, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the Credit Agreement or the other Loan Documents.

7.11 GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7.12 Submission To Jurisdiction; Waivers; Process Agent Appointment. Each party hereto hereby irrevocably and unconditionally:

(a) submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 7.2 or at such other address of which such Person shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding any special, exemplary, punitive or consequential damages.

7.13 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the other Secured Parties.

7.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.15 Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 7.11 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto.

7.16 Releases.

(a) After the Termination Date, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor, without any representation or warranty by the Collateral Agent, all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Subsidiary Grantor shall be released from its obligations hereunder in the event that all the Equity Interests or all the assets of such Subsidiary Grantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided, that, the Borrower shall have delivered to the Collateral Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Grantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

JEFFERIES FINANCE LLC, as Collateral Agent

By:
Name:
Title:

[Signature Page to Security Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

MIPS TECHNOLOGIES, INC.

By:
Name:
Title:

[Signature Page to Security Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

MIPS TECHNOLOGIES HOLDING LLC

By:
Name:
Title:

[Signature Page to Security Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

MIPS TECHNOLOGIES INTERNATIONAL AG, a company incorporated under the laws of Switzerland

By:
Name:
Title:

MIPS TECHNOLOGIES INTERNATIONAL AG, a company incorporated under the laws of Switzerland

By:
Name:
Title:

EXHIBIT G

FORM OF SUBORDINATION AGREEMENT

(INTERCOMPANY DEBT)

SUBORDINATION AGREEMENT, dated                     , 20    , made by                                     , a [corporation] [limited liability company] [limited partnership] (the “Subordinated Creditor”) and                                     , a [corporation] [limited liability company] [limited partnership] (the “Borrower”), in favor of Jefferies Finance LLC, in its capacity as Administrative Agent (as defined below).

PRELIMINARY STATEMENTS:

(1) [The Borrower] [MIPS Technologies, Inc. (“MIPS”)]1, certain financial institutions or entities (the “Lenders”) and Jefferies Finance LLC, as agent (in such capacity, together with any other Person appointed as the successor, the “Administrative Agent”) have entered into a Revolving Credit Agreement, dated as of August     , 2007 (said Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined).

(2) The Borrower is indebted to the Subordinated Creditor in the principal amount of $             evidenced by                         , and may hereafter from time to time become indebted or otherwise obligated to the Subordinated Creditor in further amounts. All indebtedness and other obligations of the Borrower to the Subordinated Creditor now or hereafter existing (whether created directly or acquired by assignment or otherwise), and interest and premiums, if any, thereon and other amounts payable in respect thereof or in connection therewith, are hereinafter referred to as the “Subordinated Debt”.

(3) It is a condition precedent to the making of Revolving Loans by the Lenders under the Credit Agreement that the Subordinated Creditor shall have executed and delivered this Agreement.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Revolving Loans under the Credit Agreement, the Subordinated Creditor and the Borrower each hereby agrees as follows:

SECTION 1. Agreement to Subordinate. The Subordinated Creditor and the Borrower each agrees that the Subordinated Debt is and shall be subordinate, to the extent and in the manner hereinafter set forth, to the prior payment in full of all obligations of the Borrower now or hereafter existing under the Credit Agreement and the other Loan Documents, whether for principal, interest (including, without limitation, interest, accruing after the filing of a petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceedings relating to any Obligor, whether or not such interest accrues after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender) or otherwise (such obligations being the “Obligations”). For the purposes of this Agreement, the Obligations shall not be deemed to have been paid in full until the Revolving Termination Date shall have occurred and unless the Secured Parties shall have received payment of the Obligations in full in cash.

[1]	Insert if the borrower of intercompany debt is an Obligor other than MIPS Technologies, Inc.

SECTION 2. No Payments on the Subordinated Debt. No payment (including any payment that may be payable by reason of any other indebtedness of the Borrower being subordinated to payment of the Subordinated Debt) shall be made by or on behalf of the Borrower for or on account of any Subordinated Debt, and the Subordinated Creditor shall not take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Debt, unless and until the Obligations shall have been paid in full.

SECTION 3. In Furtherance of Subordination. The Subordinated Creditor agrees as follows:

(a) If any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any Federal or state bankruptcy or similar law or upon the assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Borrower, is commenced by or against the Borrower,

(i) the Administrative Agent is hereby irrevocably authorized and empowered (in its own name or in the name of the Subordinated Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive any payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to the Subordinated Debt in any such case, proceeding, assignments, marshalling or otherwise, and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Debt or enforcing any security interest or other lien securing payment of the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Administrative Agent or any other Secured Party hereunder; and

(ii) the Subordinated Creditor shall duly and promptly take such action as the Administrative Agent may request (A) to collect the Subordinated Debt for the account of the Secured Parties and to file appropriate claims or proofs or claim in respect of the Subordinated Debt, (B) to execute and deliver to the Administrative Agent such powers of attorney, assignments, or other instruments as the Administrative Agent may request in order to enable the Administrative Agent to enforce any and all claims with respect to the Subordinated Debt, and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Debt.

(b) All payments or distributions upon or with respect to the Subordinated Debt which are received by the Subordinated Creditor contrary to the provisions of this Agreement shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds and property held by the Subordinated Creditor and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Obligations in accordance with the terms of the Credit Agreement and the other Loan Documents.

(c) The Administrative Agent is hereby authorized to demand specific performance of this Agreement, whether or not the Borrower shall have complied with any of the provisions hereof applicable to it, at any time when the Subordinated Creditor shall have failed to comply with any of the provisions of this Agreement applicable to it. The Subordinated Creditor hereby irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

SECTION 4. No Commencement of Any Proceeding. The Subordinated Creditor agrees that, so long as the Obligations shall not have been paid in full in cash, the Subordinated Creditor will not take, sue for, ask or demand from the Borrower payment of all or any of the Subordinated Debt, or commence, or join with any creditor other than the Administrative Agent in commencing, directly or indirectly cause the Borrower to commence, or assist the Borrower in commencing, any proceeding referred to in Section 3(a).

SECTION 5. Rights of Subrogation. The Subordinated Creditor agrees that no payment or distribution to the Administrative Agent pursuant to the provisions of this Agreement shall entitle the Subordinated Creditor to exercise any right of subrogation in respect thereof until the Obligations shall have been paid in full.

SECTION 6. Subordination Legend; Further Assurances. The Subordinated Creditor and the Borrower will cause each instrument evidencing Subordinated Debt to be endorsed with the following legend:

“The indebtedness evidenced by this instrument is subordinated to the prior payment in full of the Obligations (as defined in the Subordinated Agreement hereinafter referred to) pursuant to, and to the extent provided in, the Subordination Agreement dated                     , 200     by the maker hereof and payee named herein in favor of Jefferies Finance LLC, as Administrative Agent.”

The Subordinated Creditor and the Borrower each will further mark its books of account in such a manner as shall be effective to give proper notice of the effect of this Agreement and will, in the case of any Subordinated Debt which is not evidenced by any instrument, upon the Administrative Agent’s request cause such Subordinated Debt to be evidenced by an appropriate instrument or instruments endorsed with the above legend. The Subordinated Creditor and the Borrower each will, at its expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Administrative Agent may request, in order to protect any right or interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder.

SECTION 7. Agreements in Respect of Subordinated Debt. (a) The Subordinated Creditor will not:

(i) Cancel or otherwise discharge any of the Subordinated Debt (except upon payment in full thereof paid to the Administrative Agent as contemplated by Section 3(b)), convert or exchange any of the Subordinated Debt into or for any other indebtedness or equity interest or subordinate any of the Subordinated Debt to any indebtedness of the Borrower other than the Obligations;

(ii) Sell, assign, pledge, encumber or otherwise dispose of any of the Subordinated Debt unless such sale, assignment, pledge, encumbrance or other disposition is pursuant to the Security Documents; or

(iii) Permit the terms of any of the Subordinated Debt to be changed in such a manner as to have an adverse effect upon the rights or interests of the Administrative Agent or the Secured Parties hereunder.

(b) The Subordinated Creditor shall promptly notify the Administrative Agent of the occurrence of any default under the Subordinated Debt.

SECTION 8. Agreement by the Borrower. The Borrower agrees that it will not make any payment of any of the Subordinated Debt, or take any other action, in contravention of the provisions of this Agreement.

SECTION 9. Obligations Hereunder Not Affected. All rights and interests of the Administrative Agent or the Secured Parties hereunder, and all agreements and obligations of the Subordinated Creditor and the Borrower under this Agreement, shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of the Credit Agreement, the Revolving Notes, any Loan Document or any other agreement or instrument relating thereto;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, the Revolving Notes or any Loan Document including, without limitation, any increase in the Obligations resulting from the extension of additional credit to the Borrower or any of its affiliates or subsidiaries or otherwise;

(iii) any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations;

(iv) any manner of application of collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any collateral for all or any of the Obligations or any other assets of the Borrower or any of its affiliates or subsidiaries;

(v) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its affiliates or subsidiaries; or

(vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrower or a subordinated creditor.

This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Secured Party upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

SECTION 10. Waiver. The Subordinated Creditor and the Borrower each hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Agreement and any requirement that the Bank protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other person or entity or any collateral.

SECTION 11. Representations and Warranties. The Subordinated Creditor and the Borrower each hereby represent and warrant as follows:

(a) The Subordinated Debt now outstanding, true and complete copies of instruments evidencing which have been furnished to the Administrative Agent, has been duly authorized, issued and delivered by the Borrower, has not been amended or otherwise modified, and constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms. There exists no default in respect of any such Subordinated Debt.

(b) The Subordinated Creditor is the legal and beneficial owner of the Subordinated Debt now outstanding free and clear of any lien, security interest, option or other charge or encumbrance.

(c) There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

(d) The Subordinated Creditor has, independently and without reliance upon the Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

(e) There is no Indebtedness issued by the Borrower in favor of the Subordinated Creditor other than the Subordinated Debt.

SECTION 12. Amendments, Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Subordinated Creditor or the Borrower herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 13. Expenses. The Subordinated Creditor and the Borrower jointly and severally agree upon demand to pay to the Administrative Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts or agents, which the Administrative Agent may incur in connection with the (i) the administration of this Agreement, (ii) the exercise or enforcement of any of the rights of the Administrative Agent and the other Secured Parties hereunder or (iii) the failure by the Subordinated Creditor or the Borrower to perform or observe any of the provisions hereof.

SECTION 14. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing and mailed or delivered to it, if to the Subordinated Creditor, at                                         , Attention:                         ; and if to the Borrower or the Administrative Agent, at its address specified in the Credit Agreement, or as to each party, at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively.

SECTION 15. No Waiver; Remedies. No failure on the part of the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 16. Continuing Agreement; Assignments Under the Credit Agreement. This Agreement is a continuing agreement and shall (i) remain in full force and effect until the payment in full of the Obligations, (ii) be binding upon the Subordinated Creditor, the Borrower and their respective successors and assigns, and (iii) inure to the benefit of, and be enforceable by, each Lender and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), each Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Revolving Commitment, the Revolving Loans and the Revolving Note) to any other person or entity, and such other person or entity shall thereupon become vested with all the rights in respect thereof granted herein or otherwise.

SECTION 17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Subordinated Creditor and the Borrower each has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[NAME OF SUBORDINATED CREDITOR]

By
Title:

[NAME OF BORROWER]

By
Title:

EXHIBIT H

FORM OF OFFICER’S SOLVENCY CERTIFICATE

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section 5.1(m) of the Credit Agreement, dated as of August     , 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MIPS Technologies, Inc., a Delaware corporation, as the Borrower, the several banks and other financial institutions or entities as are, or may from time to time become, party thereto (the “Lenders”) and Jefferies Finance LLC, as Administrative Agent (in such capacity, together with any other Person appointed as the successor Administrative Agent as provided in the Credit Agreement, the “Administrative Agent”). Each capitalized term used and not otherwise defined herein is used as defined in the Credit Agreement.

I,                         , solely in my capacity as the [chief executive] [chief financial] officer of the Borrower, hereby certify to each of the Lenders and the Administrative Agent that I am authorized to execute and deliver this Certificate on behalf of the Borrower. On behalf of the Borrower, I hereby certify that:

(a) I have knowledge of the Credit Agreement, each other Loan Document, the Acquisition Documentation and the agreements executed in connection therewith, including all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof.

(b) I am familiar (both before and after giving effect to the transactions) with the finances of the Borrower, have participated in the preparation of all financial statements of the Borrower (other than the Pro Forma Balance Sheet, which I have reviewed), and have reviewed the development of the Projections for the Borrower giving effect to the financing and transactions contemplated pursuant to and in connection with the Loan Documents.

(c) Based upon the foregoing and on a pro forma basis after giving effect to the transactions and the making of the initial Revolving Loans under the Credit Agreement, as of the Closing Date:

(i) The Borrower is Solvent; and

(ii) The Borrower has not incurred (by way of assumption or otherwise) any obligation or liability (contingent or otherwise) under the Credit Agreement or any other Loan Document to which it is a party and has not made any conveyance pursuant to or in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of any Obligor or any of its Affiliates, as the case may be.

(d) A true, correct and complete copy of the Pro Forma Balance Sheet is attached hereto as Annex I.

The undersigned expressly authorizes the Administrative Agent and each Lender to rely on this Certificate as if this Certificate was addressed to each such Person.

[Signature page follows]

IN WITNESS WHEREOF, I have executed and delivered this Certificate on behalf of the Borrower as of August     , 2007.

MIPS TECHNOLOGIES, INC.

By:
Name:
Title:

EXHIBIT I

FORM OF LEGAL OPINION OF COUNSEL TO THE OBLIGORS

August 24, 2007

Jefferies Finance LLC In its capacity as Administrative Agent
520 Madison Avenue New York, NY 10022

Each of the Lenders party

to the Credit Agreement

referenced below

Re: MIPS Technologies, Inc.

Ladies and Gentlemen:

We have acted as counsel for MIPS Technologies, Inc., a Delaware corporation (the “Company”), and MIPS Technologies Holding LLC, a Delaware limited liability company (“Holding”), in connection with the Revolving Credit Agreement, dated as of the date hereof (the “Agreement”), by and among the Company, the various financial institutions party thereto (the “Lenders”), Jefferies Finance LLC (“Jefferies”), as Administrative Agent, sole bookrunner, sole lead arranger, sole syndication agent and sole underwriter (in such capacities, “Agent”), and in its capacity as collateral agent under the documents referred to in items (c) through (i) herein (in such capacity, “Collateral Agent”). The Company and Holding, are sometimes referred to herein as the “Loan Parties” and each individually as a “Loan Party”.

This opinion is furnished to you at the request and on behalf of the Company pursuant to Section 5.1(u) of the Agreement. Capitalized terms used but not defined herein have the meanings given them in the Agreement.

In connection with this opinion, we have examined the following:

(a) the Agreement;

(b) each separate Revolving Note dated as of the date hereof executed and delivered by the Company (collectively, the “Notes”);

(c) the Guaranty dated as of the date hereof made by Holding and MIPS Technologies International AG, a Swiss corporation (“MIPS AG” and, together with Holding, the “Guarantors”), in favor of Collateral Agent (the “Guaranty”);

(d) the Obligor Security Agreement dated as of the date hereof made by the Company and the Guarantors in favor of Collateral Agent (the “Security Agreement”);

(e) the Patent Security Agreement dated as of the date hereof made by the Company in favor of Collateral Agent;

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(f) the Trademark Security Agreement dated as of the date hereof made by the Company in favor of Collateral Agent;

(g) the Intercompany Subordinated Note dated as of August 24, 2007 evidencing outstanding indebtedness owed by the Company to MIPS AG executed and delivered pursuant to terms of the Agreement;

(h) Amendment No. 1 to Loan Agreement dated as of August 24, 2007 evidencing outstanding indebtedness owed by the Company to MIPS AG;

(i) Subordination Agreement, dated August 24, 2007, made by MIPS AG and the Company in favor of Collateral Agent,

The documents referred to in items (a) through (i) above are collectively referred to as the “Loan Documents.”

In addition, for purposes of rendering our opinion below, we have examined the following:

(j) the Amended and Restated Certificate of Incorporation of the Company, as amended to date, and as certified by the Secretary of State of the State of Delaware on August 13, 2007;

(k) the Certificate of Formation of Holding, as amended to date, and as certified by the Secretary of State of the State of Delaware on August 13, 2007;

(l) the Bylaws of the Company, as amended, and certified to us by an officer of the Company to be in full force and effect as of the date of this opinion letter;

(m) the Operating Agreement of Holding, as amended, and certified to us by a manager of Holding to be in full force and effect as of the date of this opinion letter;

(n) the Resolutions of the Board of Directors of the Company dated, August 23, 2007, as certified to us by an officer of the Company not to have been amended, modified, superseded or revoked since such date and to be in full force and effect as of the date hereof;

(o) the Resolutions of the Manager of Holding dated, August 23, 2007, as certified to us by a manager of Holding not to have been amended, modified, superseded or revoked since such date and to be in full force and effect as of the date hereof;

(p) the certificate issued by the Secretary of State of the State of Delaware stating that the Company is a domestic corporation in good standing in Delaware, dated August 13, 2007;

(q) the certificate issued by the Secretary of State of the State of Delaware stating that Holding is a domestic limited liability company in good standing in Delaware, dated August 13, 2007;

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(r) an unfiled copy of a financing statement on Form UCC-1 provided to us by Agent’s counsel and attached hereto as Exhibit A-1 naming the Company, as debtor, and Collateral Agent, as secured party (“Company Financing Statement”); and

(s) an unfiled copy of a financing statement on Form UCC-1 provided to us by Agent’s counsel and attached hereto as Exhibit A-2 naming Holding, as debtor, and Collateral Agent, as secured party (“Holding Financing Statement”).

Items (j) through (m) above are collectively referred to as the “Organizational Documents”; items (p) and (q) above are collectively referred to as the “Good Standing Certificates”; and items (r) and (s) above are collectively referred to as the “Financing Statements”.

In connection with this opinion, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Loan Documents by the various parties and upon originals or copies certified to our satisfaction of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

As to certain factual matters, we have relied upon certificates of officers of each of the Loan Parties and have not sought independently to verify such matters. Where we render an opinion “to our knowledge” or concerning an item “known to us” or our opinion otherwise refers to our knowledge, it is based solely upon (i) an inquiry of attorneys currently within this firm who represent the Loan Parties in this transaction or who regularly perform substantive legal services for the Loan Parties, (ii) receipt of certificates executed by an officer of each Loan Party covering such matters, and (iii) such other investigation, if any, that we specifically set forth herein. In addition, with regard to our opinion in paragraph 5 below with respect to orders, writs, decrees, judgments, injunctions, determinations or awards that are binding upon Loan Parties or their respective property and our opinion in paragraph 6 below with respect to pending or overtly threatened litigation, we also have checked the records of this firm to ascertain that we are not acting as counsel of record for any of the Loan Parties with respect to any of the foregoing. We have made no further investigation.

In rendering the opinions expressed below, we have assumed, without investigation:

(a) the genuineness and authenticity of all signatures on original documents (except that such assumption is not made, as to the Loan Parties, with respect to the signatures of the person(s) executing the Loan Documents on behalf of the Loan Parties);

(b) the authenticity of all documents submitted to us as originals;

(c) the conformity to originals of all documents submitted to us as copies;

(d) the accuracy, completeness and authenticity of certificates of public officials;

(e) the valid existence, good standing in the jurisdiction of organization and the corporate power to enter into, and perform the Loan Documents in accordance with their respective terms, of all Persons party to any Loan Document (except that such assumption is not made as to the Loan Parties);

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(f) the due authorization, execution and delivery of all documents (except that such assumption is not made with respect to the due authorization, execution and delivery of the Loan Documents by the Loan Parties), in each case where the authorization, execution and delivery thereof by such parties are prerequisites to the effectiveness of such documents;

(g) the legal capacity of all individuals executing and delivering documents to so execute and deliver;

(h) compliance by Agent with any state or federal laws or regulations applicable to the transactions contemplated by the Loan Documents because of the nature of Agent’s business;

(i) the Loan Documents are valid and binding obligations, enforceable in accordance with their respective terms against all parties thereto (except that such assumption is not made with respect to the Loan Parties); and

(j) there are no extrinsic agreements or understandings among the parties to the Loan Documents or the Material Agreements (as defined below) that would modify or interpret the terms of the Loan Documents or such agreements or the respective rights or obligations of the parties thereunder.

Our opinion in paragraph 1 below as to the valid existence and good standing of each of the Loan Parties as domestic corporations or limited liability companies in their respective states of incorporation or formation is based solely upon our review of the Good Standing Certificates. We have made no further investigation.

Our opinions are expressed only with respect to the federal laws of the United States of America, the laws of the State of New York, and for purposes of our opinions in paragraphs 1, 2, 4 and 5 below, the General Corporation Law of the State of Delaware (“DGCL”), the Delaware Limited Liability Company Act (“DLLCA”) and for the purposes of our opinion in paragraph 9 below our examination of the Delaware Uniform Commercial Code as set forth in the 2006-2007 Edition (Lexis Nexis®) of the Delaware Uniform Commercial Code Annotated (the “DEUCC”) and we do not express any opinion herein covering any other law. We did not review decisions interpreting provisions of the DEUCC. We did not obtain special rulings of authorities administering the DEUCC or opinions of counsel in Delaware.

Our opinion in paragraph 3 below is subject to and limited by the following qualifications, assumptions, limitations and exceptions:

(k) Our opinions are subject to the effect of the limitations imposed by the New York Uniform Commercial Code (“NYUCC”) relating to or affecting the rights and remedies available to secured creditors under the Loan Documents (e.g. NYUCC Sections 9-601 through 9-629 regarding the exercise of rights and remedies with respect to the personal property Collateral).

(l) Our opinions herein, insofar as they relate to the enforceability of the choice of law provisions of the Loan Documents designating the law of the State of New York as the law applicable to the construction and interpretation of the Loan Documents, are predicated upon Section 5-1401 of the New York General Obligations Law which permits contracting parties to specify that the law of the State of New York is applicable if the requirements of such section are satisfied.

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(m) Our opinion herein, insofar as it relates to the enforceability of the provisions of the Loan Documents whereby the parties submit to the jurisdiction of the courts of the State of New York is predicated upon Section 5-1402 of the New York General Obligations Law which permits contracting parties to submit to the jurisdiction of its courts. We express no opinion as to the enforceability of “waiver of jury trial” provisions contained in any of the Loan Documents if the requirements of such section are satisfied.

(n) The legality, validity, binding nature and enforceability of the Loan Parties’ respective obligations under the Loan Documents may be subject to or limited by: (1) general equity principles and the limitations on the availability of equitable relief, including, without limitation, specific performance; (2) the effect of applicable bankruptcy, insolvency, fraudulent transfer or conveyance, debtor and creditor, reorganization, arrangement, dissolution, moratorium or other similar laws relating to or affecting creditors’ rights generally; (3) limitations created by or arising under statute or case law on a debtor’s or surety’s or guarantor’s ability to waive rights or benefits; and (4) limitations imposed by law and public policy on indemnification, contribution or exculpation.

(o) We have assumed that the Lenders will act fairly, in good faith and in a commercially reasonable and prudent manner in exercising their respective rights.

(p) No opinion is expressed as to the enforceability of any provision of any Loan Document:

(i) under which the provisions of any Loan Document are severable in the event a provision that is determined by a court to be an essential part of the agreed exchange is determined to be invalid or unenforceable;

(ii) specifying that the provisions of any Loan Document may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such Loan Document;

(iii) under which a party’s waiver of any breach of any provision of an agreement is not to be construed as a waiver by such party of any prior breach of such provision or of any other provision of any agreement;

(iv) purporting to give any party the right to accelerate obligations or exercise remedies without notice;

(v) specifying that the liability of any indemnitor or guarantor shall not be affected by actions or failures to act on the part of the beneficiaries of the indemnity or guaranty or by amendments or waivers of provisions of documents creating and governing the indemnified or guaranteed obligations if such actions, failures to act, amendments or waivers change the essential nature of the terms and conditions of the indemnified or guaranteed obligations;

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(vi) regarding any provision requiring indemnification or contribution to the extent the same may be violative of public policy or purports to require indemnification or contribution for a party’s own willful misconduct or gross negligence (or if no standard of gross negligence has been agreed upon, for a party’s own negligence); or

(vii) providing for a right or remedy which may be held to be arbitrary or unconscionable, a penalty or otherwise in violation of public policy.

(q) Any provisions of the Loan Documents that purport to permit any Person to sell or otherwise dispose of any Collateral or exercise any rights with respect thereto otherwise than in accordance with applicable law may not be enforceable. Any provisions of the Loan Documents that prohibit transfers to the extent they may include transfers described in Section 9-401 and 9-408 of the NYUCC may not be enforceable. We also call your attention to the fact that the right of a secured party to enforce a security interest in proceeds is limited under Section 9-315 of the NYUCC Insofar as the Loan Documents purport to create a security interest in after-acquired property, we advise you that such security interest will be subject to Sections 547 and 552 of Title 11 of the United States Code.

We express no opinion herein with respect to the applicability or effect of, or compliance with any antitrust, land use, environmental, pension, employee benefit or tax laws, laws governing the legality of investments for regulated entities, or local law, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code, the California Revenue and Taxation Code and the Tax Laws of the State of New York. Furthermore, we express no opinion with respect to compliance with antifraud laws, rules or regulations relating to securities or the offer and sale thereof.

With regard to our opinion in paragraph 5 below, we have relied solely upon (i) a list supplied to us by the Company of written agreements, contracts, undertakings, indentures or instruments to which the Company is a party and which have been represented to us by the Company to be material to the business of the Company, in each case which is listed on Schedule I attached to this opinion letter (the “Material Agreements”) and (ii) an examination of the Material Agreements in the form provided to us by the Company. We have made no further investigation. Further, with regard to our opinion in paragraph 5 below concerning the Material Agreements, we express no opinion as to (i) financial covenants or similar provisions therein requiring financial calculations or determinations to ascertain compliance, (ii) provisions therein relating to the occurrence of a “material adverse event” or words of similar import, or (iii) any statement or writing that may constitute parol evidence bearing on interpretation or construction.

We have assumed, without investigation, that the descriptions of the personal property Collateral contained in the Loan Documents are accurate and sufficient within the meaning of Section 9-108 of the NYUCC. With respect to our opinions in paragraphs 8, 9 and 10 below, with your further permission, we have assumed, without investigation, that the applicable Loan Party has rights, or the power to transfer to a secured party rights, in the Collateral in which it purports to create a security interest under the Loan Documents to which it is a party within the meaning and for the purposes of Section 9-203(b)(2) of the NYUCC, and our opinions expressed below are expressed only to the extent such Loan Party has such rights. We express no opinion with respect to the existence or nature of such rights. We have further assumed that Collateral Agent and the Lenders have given value within the meaning of NYUCC Section 9-203(b)(1). With respect to our opinion in paragraphs 8, 9 and 10 below, we express no opinion as to (x) property and transactions excluded from coverage under Article 8 or Article 9 of the NYUCC and DEUCC, including pursuant to Section 9-109 thereof or (y) any lien on any commercial tort claims.

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We express no opinion with respect to any Collateral described in the Loan Documents or the Financing Statements that consists of equipment used in farming operations, consumer goods, farm products, crops, timber, minerals or the like (including oil and gas) or accounts resulting from the sale thereof, receivables due from any government or agency or department thereof, commercial tort claims, beneficial interests in a trust or a decedent’s estate, or items which are subject to a requirement of any jurisdiction that provides for a registration or certificate of title or a filing, other than the filing of the Financing Statements under the DEUCC with respect to the Collateral described therein to the extent covered by our opinion in paragraph 9 below. We express no opinion as to the validity or perfection of the security interests in any Collateral, as they relate to any interest in or claim in, or under, any policy of insurance, except a claim to proceeds payable by reason of loss or damage under insurance policies maintained with respect to any Collateral as required by and in compliance with the Loan Documents.

With respect to our opinion in paragraph 10, we have assumed that no Instrument is represented by any duplicate original or copy containing an original executed signature of the maker or issuer thereof or account debtor thereunder, other than those in the possession of Collateral Agent. We call to your attention to the fact that the perfection of Collateral Agent’s possessory security interest in the Instruments will be governed by laws other than the NYUCC to the extent the Instruments become located in a jurisdiction other than the State of New York, and we express no opinion as to the perfection of such security interest in such event. We express no opinion as to whether any of the Collateral constitutes Instruments.

Except as expressly set forth in paragraphs 8, 9 and 10 below, we express no opinion as to the creation, existence, validity, attachment or perfection of any lien or security interest. Except as set forth in paragraph 10, we express no opinion as to the relative priority of any security interest, lien, charge or other encumbrance created by or under any of the Loan Documents, nor as to the effect on Collateral Agent’s security interests of any rights or interests, if any, entitled to seniority thereto.

We have assumed the due filing of the Financing Statements with the State of Delaware.

On the basis of the foregoing, in reliance thereon, and with the qualifications set forth herein, we are of the opinion that:

2. The Company is a validly existing corporation in good standing under the laws of the State of Delaware and has the requisite corporate power enter into and perform its obligations under the Loan Documents to which it is a party. Holding is a validly existing limited liability company in good standing under the laws of the State of Delaware and has the requisite limited liability company power to enter into and perform its obligations under the Loan Documents to which it is a party.

3. The execution, delivery and performance by the Company of the Loan Documents to which it is a party have been duly authorized by all requisite corporate action on the part of the Company. The execution, delivery and performance by Holding of the Loan Documents to which it is a party have been duly authorized by all requisite limited liability company action on the part of Holding.

4. Each Loan Document has been duly executed and delivered by the Loan Parties party thereto. As to each of the Loan Parties, each of the Loan Documents to which it is a party constitutes a valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms.

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5. No consents, approvals, authorizations, registrations, declarations or filings are required to be obtained or made by either of the Loan Parties from or with any federal or New York governmental authority or pursuant to the DGCL or the DLLCA in order for such Loan Party to execute or deliver or to perform its obligations under the Loan Documents to which it is a party, other than those consents, approvals, authorizations, registrations, declarations or filings that have already been obtained and remain in full force and effect and except for (a) such filings as may be necessary under federal and state securities laws in connection with remedies, and (b) filings, recordings or registrations that are required to perfect Agent’s security interests in the Collateral.

6. The execution and delivery by each Loan Party of each of the Loan Documents to which it is a party and the performance by each Loan Party of its respective obligations under such Loan Documents as of the date hereof do not violate or constitute a default under: (a) any provision of its Organizational Documents; (b) any provision of the DGCL or the DLLCA as the case may be, or any provision of any federal or New York law, rule or regulation which in our experience is typically applicable to such Loan Party in commercial transactions of the nature contemplated by the Loan Documents; (c) any order, writ, decree, judgment, injunction, determination or award that is known to us and that is binding on such Loan Party or its property; or (d) any material term or condition of any Material Agreement.

7. To our knowledge, there are no legal or governmental proceedings pending or overtly threatened to which any Loan Party is a party or to which any of its properties is subject that affect the legality, validity or enforceability of the Loan Documents or would materially impair the ability of the Loan Parties to perform their respective Obligation under the Loan Documents.

8. The making of the Revolving Loans contemplated by the Credit Agreement and the applications of the proceeds thereof pursuant to and in compliance of Section 7.10 of the Credit Agreement do not violate Regulations T, U or X of the Board of Governors of the Federal Reserve System.

9. With regard to the Collateral identified and described in the Security Agreement, the Security Agreement is sufficient to create a security interest under the NYUCC in such Collateral in favor of Collateral Agent.

10. The Financing Statements are in proper form sufficient for filing with the Secretary of State of Delaware, Division of Corporations, UCC Section (the “UCC Section”). Upon the due filing of the Financing Statements with the UCC Section, the Collateral Agent shall have a perfected security interest in the Collateral identified and described in the Financing Statements to the extent that a security interest in such Collateral can be perfected under the DEUCC by the filing of UCC-1 financing statements with the UCC Section.

11. The security interest of Collateral Agent created by the Security Agreement in the Loan Parties’ rights in such of the Collateral as consists of Instruments (as defined in Section 9-102(a)(47) of the NYUCC), assuming that (i) Collateral Agent has continuous control and possession of the Instruments in the State of New York, and (ii) Collateral Agent has taken possession in good faith and without knowledge of any adverse claims with respect to such Collateral, will be a perfected security interest prior to all other security interests under the

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NYUCC. Upon delivery, together with stock powers duly endorsed in blank, to Collateral Agent, in the State of New York, of all certificates representing such of the Collateral as is “certificated securities” (as defined in Section 8-102(a)(4) of the NYUCC), and assuming Collateral Agent acquires its interest in such “certificated securities” for value and without notice of an adverse claim (as such terms are used in Section 8-303 of the NYUCC) to such “certificated securities”, for so long as Collateral Agent has or retains continuous possession thereof in the State of New York in the manner required by Section 8-106 of the NYUCC, Collateral Agent’s security interest in such “certificated securities” will be perfected under Article 9 of the NYUCC and will have priority over all other security interests created and perfected in such “certificated securities” under the NYUCC.

12. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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Our opinions set forth above are limited to the matters expressly set forth in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter speaks only as to law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

This opinion letter is intended solely for the benefit of the addressee of this letter and such other entities as shall become Lenders under the Agreement pursuant to its terms after the date hereof, and is not to be made available to or relied upon by any other person, firm or entity without our prior written consent (provided, that copies of this opinion letter may be made available to the counsel and regulators of the addressee of this letter).

Very truly yours,

COOLEY GODWARD KRONISH LLP

Gian-Michele a Marca

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EXHIBIT J

FORM OF

LENDER ASSIGNMENT AGREEMENT

Dated:                      , 20[    ]

Reference is made to the Credit Agreement, dated as of August     , 2007 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among MIPS Technologies, Inc., a Delaware corporation as the Borrower (the “Borrower”), the several banks and other financial institutions or entities as are, or may from time to time become, party thereto (the “Lenders”) and Jefferies Finance LLC as Administrative Agent (in such capacity, together with any other Person appointed as the successor Administrative Agent as provided in the Credit Agreement, the “Administrative Agent”). Each capitalized term used and not otherwise defined herein is used as defined in the Credit Agreement.

The “Assignor” and the “Assignee” referred to on Schedule I hereto agree as follows:

Section 1. As of                      , 20     (the “Assignment Date”), the Assignor hereby irrevocably sells, transfers, conveys and assigns to the Assignee, without recourse, representation or warranty (except as expressly set forth herein), and the Assignee hereby purchases and assumes from the Assignor, that percentage interest specified in Item A of Schedule I hereto of the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including such interest in the Assignor’s Revolving Commitment Amount, the principal amount of the Revolving Loans held by the Assignor and, if applicable and solely to the extent relating to such Revolving Loans, the Revolving Note(s) held by the Assignor, and including, subject to Section 5 below, all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Credit Agreement and the other Loan Documents. After giving effect to such sale, assignment and delegation, the Assignee’s Revolving Commitment Amount and the principal amount of the Revolving Loans owing to the Assignee will be as set forth in Item B of Schedule 1 hereof, and the Assignor’s Revolving Commitment Amount and the principal amount of the Revolving Loans owing to the Assignor will be as set forth in Item C of Schedule I hereto.

Section 2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant to the Credit Agreement or any other Loan Document; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Obligor, or the performance or observance by the Borrower or any other Obligor of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto; and (iv) requests that the Administrative Agent arrange for the issuance of a new Revolving Note or Revolving Notes payable to the order of the Assignee.

Section 3. The Assignee (i) confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto, together with copies of the financial statements referred to in Section 5.1(i) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Assignment Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Loan Documents; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender; (v) specifies as its Funding Office and address for notices the office or offices set forth beneath its name on Schedule I hereto; and (vi) if such Assignee is not a United States person (as defined in Section 7701(a)(30) of the Code), attaches the forms required to be furnished pursuant to Section 4.5(f) of the Credit Agreement (certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement and the other Loan Documents).

Section 4. Following the execution of this Lender Assignment Agreement by the Assignor and the Assignee, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The Assignee hereby requests that the Administrative Agent and the Borrower* evidence its consent to the assignment and assumption contemplated hereby by executing its consent and acknowledgment hereto as set forth below.

Section 5. Upon such acceptance and recording by the Administrative Agent, as of the Assignment Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Lender Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent provided in this Lender Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement; provided, however, that the Assignor shall retain any claim with respect to any fee, interest, cost, expense or indemnity which accrues, or relates to an event that occurs, prior to the date of such assignment pursuant to Section 4.4, 4.5, 4.6, 11.5 or 11.6 of the Credit Agreement.

Section 6. Upon such acceptance and recording by the Administrative Agent, from and after the Assignment Date, the Administrative Agent shall make all payments under the Credit Agreement and other Loan Documents in respect of the interest assigned hereby (including all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the other Loan Documents for periods prior to the Assignment Date directly between themselves.

Section 7. This Lender Assignment Agreement may be executed (and acknowledged and consented to) in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Lender Assignment Agreement by electronic or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

*	Consent of the Borrower is not required for any assignment that occurs when an Event of Default shall have occurred and be continuing.

EXH. J

Section 8. The Assignor and the Assignee hereby agree that the [Assignor / Assignee] will pay to the Administrative Agent the registration and processing fee referred to in Section 11.8(d) of the Credit Agreement.

Section 9. THIS LENDER ASSIGNMENT AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature page follows]

EXH. J

IN WITNESS WHEREOF, the parties have caused this Lender Assignment and Acceptance to be executed by their respective officers thereunto duly authorized as of the date specified thereon.

[NAME OF ASSIGNOR]

By
Name:
Title:

[NAME OF ASSIGNEE]

By
Name:
Title

Accepted and Consented to this      day of                     , 20    :

JEFFERIES FINANCE LLC, as the Administrative Agent

By
Name:
Title:

[Consented to this      day of                     , 20    :

MIPS TECHNOLOGIES, INC.

By:
Name:
Title:] *

*	Consent of the Borrower is not required for any assignment that occurs when an Event of Default shall have occurred and be continuing.